      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               TMP WORLDWIDE INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7311                  13-3906555
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 977-4200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               ANDREW J. MCKELVEY
                         CHAIRMAN OF THE BOARD AND CEO
                               TMP WORLDWIDE INC.
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 977-4200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             GREGG J. BERMAN, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                           TELEPHONE: (212) 318-3388

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after this Registration Statement becomes effective and all other conditions to the Agreement (as defined in this Registration Statement) are satisfied or waived.
                         ------------------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
    If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(b)under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
                       (1)                              REGISTERED            SHARE               PRICE          REGISTRATION FEE
Common Stock, $0.001 par value per share..........       N/A (2)             N/A (2)          $54,406,861(3)        $15,126(4)

(1) The Registration Statement relates to securities of the Registrant to be issued in connection with the Agreement between the Registrant, a subsidiary of the Registrant and LAI Worldwide, Inc. ("LAI") dated as of March 11, 1999.
(2) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), only the title of the class of securities to be registered, the proposed maximum aggregate offering price for such class of securities and the amount of the registration fee need appear in the "Calculation of Registration Fee" table.
(3) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f) of the Securities Act. Pursuant to Rule 457(f)(1), the proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $6.73, the average of the high and low prices per share of the common stock of LAI on July 6, 1999 as reported on the Nasdaq National Market System, multiplied by (b) 8,120,427, the aggregate number of shares of the common stock of LAI outstanding as of July 6, 1999.
(4) $12,210 of the filing fee was previously paid as the filing fee for the
    Schedule 14A filed on behalf of LAI Worldwide, Inc.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
     (as filed with the Securities and Exchange Commission on July 9, 1999)

    Filed by Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section240.1a-12

                                        LAI WORLDWIDE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, $.01 par value, of LAI Worldwide, Inc.
     (2) Aggregate number of securities to which transaction applies:
         8,120,427 shares.
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         As of June 11, 1999, there were 8,120,427 shares of LAI Common Stock outstanding which would be converted into approximately 1,100,000 shares of common stock, $.001 par value, of TMP Worldwide Inc. ("TMP Common Stock"). TMP Common Stock is quoted on the Nasdaq National Market. As of June 11, 1999, the average of the high and low sale prices of TMP Common Stock was $55.50. Consequently, shareholders of LAI would receive TMP Common Stock equal to approximately $61,050,000.
     (4) Proposed maximum aggregate value of transaction:
         The proposed maximum aggregate value of the transaction is $61,050,000, the aggregate market value of the securities to be received by shareholders of LAI.
     (5) Total fee paid:
         $12,210.

/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $12,210
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Schedule 14A
         -----------------------------------------------------------------------
     (3) Filing Party:
         TMP Worldwide Inc.
         -----------------------------------------------------------------------
     (4) Date Filed:
         June 16, 1999
         -----------------------------------------------------------------------

                              LAI WORLDWIDE, INC.
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

                         Annual Meeting of Stockholders
                          Your Vote Is Very Important

Dear Stockholders:

    On behalf of the Board of Directors of LAI Worldwide, Inc., I cordially invite you to attend our 1999 Annual Meeting of Stockholders.

    At the Annual Meeting, stockholders will (1) vote whether to approve a proposed merger combining LAI and a subsidiary of TMP Worldwide Inc., (2) elect two directors, each to serve for a three-year term, and (3) vote whether to ratify the appointment of Arthur Andersen LLP as LAI's firm of independent certified public accountants for fiscal 2000. The Board asks you to vote in favor of the merger, in favor of the director nominees proposed by the Board and in favor of ratification of the appointment of Arthur Andersen LLP.

    Your Board of Directors has unanimously approved the merger, but the approval of our stockholders is required in order to proceed with the completion of the merger. Pursuant to the merger, each share of LAI stock will be exchanged for 0.1321 (the "Exchange Ratio") of a share of TMP stock as long as the 20 day average price of TMP stock before closing is between $42 and $64. If it is below $42, and TMP elects to go forward with the merger, the Exchange Ratio will be adjusted to that obtained by dividing $5.55 by TMP's 20 day average stock price measured prior to closing. If TMP's 20 day average stock price is above $64, the Exchange Ratio will be adjusted by dividing $8.45 by such stock price. After the merger, LAI will be a wholly-owned subsidiary of TMP.

    Your Board of Directors has determined that the merger is fair to you and is in your best interests. The Board of Directors therefore unanimously recommends that you vote to approve and adopt the merger agreement. A vote of the TMP stockholders is not required to approve and adopt the merger agreement.

    At the Annual Meeting, you will be asked to approve and adopt the merger agreement. LAI stockholders holding at least a majority of the outstanding shares of LAI Common Stock, voting as a class, are required to vote to approve and adopt the merger agreement. The merger cannot be completed unless the LAI stockholders approve it.

    We estimate that the shares of TMP Common Stock to be issued to the LAI stockholders will represent approximately 2.9% of the outstanding TMP Common Stock, and 1.8% of the voting power of TMP Common Stock, after the merger.

    The date, time and place of the Annual Meeting are as follows:

    Thursday, August 26, 1999
    9:00 a.m.
    The Tampa Club
    101 East Kennedy Boulevard
    4100 Barnett Plaza
    Tampa, Florida

    Attached to this letter you will find a formal Notice of Annual Meeting and a related proxy statement/ prospectus. The proxy statement/prospectus provides detailed information about the Annual Meeting and the matters to be considered at the Annual Meeting, and especially about the proposed merger, so please read the entire proxy statement/prospectus carefully. You may also obtain more information about LAI and TMP from documents filed with the Securities and Exchange Commission.

    The attached notice and proxy statement/prospectus are dated July 12, 1999, and were first mailed to stockholders on or about July 28, 1999. Those of you who were holders of record of LAI Common Stock at the close of business on July 27, 1999 are entitled to receive notice of and to vote at the stockholders' meeting. On that day, 8,120,427 shares of LAI Common Stock were outstanding. Each share entitles the holder to one vote.

    This year, we are offering you the option to vote by telephone using a toll-free number. You may vote by telephone or by using the traditional proxy card. Telephone voting, as described on your proxy card, is quick, easy and immediate.

    As explained in the attached proxy statement/prospectus, you may withdraw your proxy at any time before it is actually voted at the meeting. If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as a proxy. Beneficial owners of stock held by banks, brokers or investment plans (i.e., held in "street name") will need proof of ownership to be admitted to the meeting and will need written authorization from the record owner in order to vote at the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership sufficient for admittance to the meeting, but a proxy from your broker or bank or similar document will be required in order for you to vote shares held in street name at the meeting.

    Even if you do not plan to attend the Annual Meeting of LAI stockholders, if you are a holder of LAI Common Stock, please take the time to vote by telephone or by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

    On behalf of the board of LAI, we urge you to vote "FOR" approval and adoption of the merger agreement and the other matters to be considered at the Annual Meeting.

                                          Sincerely,
                                          Robert L. Pearson
                                          Chairman of the Board and CEO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 26, 1999

To the Stockholders of LAI Worldwide, Inc.:

    We are hereby notifying you that the Annual Meeting of stockholders of LAI Worldwide, Inc. will be held on Thursday, August 26, 1999 at The Tampa Club, 101 East Kennedy Boulevard, 4100 Barnett Plaza, Tampa, Florida, commencing at 9:00 a.m., local time, for the following purposes:

        1. To consider and vote on the merger agreement among LAI, TMP Worldwide Inc., and a wholly-owned subsidiary of TMP. The merger agreement provides that TMP's wholly-owned subsidiary will be merged into LAI. As a result of the merger, LAI will become a wholly-owned subsidiary of TMP, and you and each other stockholder of LAI will receive 0.1321 of a share (the "Exchange Ratio") of TMP Common Stock for each share of LAI Common Stock held by you if the 20 day average price of TMP Common Stock measured two days prior to closing is between $42 and $64. The Exchange Ratio will be adjusted to $5.55 divided by the 20 day average of TMP Common Stock measured two days prior to closing if such average is below $42.00 and the Exchange Ratio will be adjusted to $8.45 divided by the 20 day average price of TMP Common Stock measured two days prior to closing if such average is above $64.00;

        2. To elect two directors, each to serve for a three-year term;

        3. To ratify the appointment of Arthur Andersen LLP as LAI's firm of independent certified public accountants for the fiscal year ending February 29, 2000; and

        4. To transact such other business as may be properly brought before the meeting, or any adjournments or postponements thereof.

    The items of business to be considered at the Annual Meeting are more fully described in the attached proxy statement/prospectus.

    This notice and the accompanying proxy statement/prospectus are dated July 12, 1999, and will be first mailed to stockholders on or about July 28, 1999.

    We have attached a copy of the merger agreement as Annex A to the proxy statement/prospectus which accompanies this notice of meeting.

    Those of you who were holders of record of our common stock at the close of business on July 27, 1999 are entitled to receive this notice and to vote at the stockholders' meeting. We urge you to attend the meeting in person. However, in order to make sure that you are represented at the meeting, we also urge you to vote by telephone or to complete, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope.

                                        By the order of the Board of Directors
                                        Philip R. Albright, Secretary

July 12, 1999
New York, New York

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE USING THE TOLL-FREE NUMBER INDICATED ON THE PROXY CARD OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS IS IMPORTANT BECAUSE A MAJORITY OF ALL OUTSTANDING SHARES MUST BE REPRESENTED AT THE ANNUAL MEETING, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM AND CONDUCT BUSINESS AT THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU VOTE BY TELEPHONE OR SEND IN YOUR PROXY CARD NOW. IN ADDITION, A STOCKHOLDER OF RECORD MAY REVOKE ANY PROXY AT ANY TIME BEFORE IT IS VOTED. IF VOTING BY TELEPHONE, THE LATEST TELEPHONE VOTING INSTRUCTIONS WILL SUPERCEDE ANY PREVIOUS TELEPHONE INSTRUCTIONS.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 26, 1999.

                               TMP WORLDWIDE INC.
                           PROXY STATEMENT/PROSPECTUS

                            ------------------------

    TMP Worldwide Inc. is offering up to approximately a maximum of 1,300,000 of its shares of common stock ("TMP Common Stock") to the shareholders of LAI Worldwide, Inc. pursuant to the terms of an Agreement and Plan of Merger (the "Agreement"), dated March 11, 1999, by and between TMP, a wholly-owned subsidiary of TMP and LAI. The Agreement is annexed hereto as Annex A, and you should read the Agreement in its entirety.

    Pursuant to the terms of the Agreement, LAI will become a wholly-owned subsidiary of TMP and each share of common stock of LAI (the "LAI Common Stock") will be exchanged for a fraction of a share of TMP Common Stock, such fraction to be in the following ratio (the "Exchange Ratio"):

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is greater than $64.00, the ratio will be $8.45 divided by such average stock price;

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is at least $42.00 but not more than $64.00, the ratio will be 0.1321; and

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is less than $42.00, the ratio will be $5.55 divided by such average stock price.

    The TMP Common Stock is traded on Nasdaq under the symbol "TMPW." On July 8, 1999, the last reported sale price per share of TMP Common Stock on Nasdaq was $61.25. The LAI Common Stock is also traded on Nasdaq under the symbol "LAIX". On July 8, 1999, the last reported sale price per share of LAI Common Stock on Nasdaq was $6.78. Based on the Exchange Ratio of 0.1321, TMP would issue approximately 1,100,000 shares of TMP Common Stock to LAI shareholders, providing LAI shareholders with approximately 1.8% of the combined voting power of all classes of TMP's outstanding capital stock following consummation of the merger.

                            ------------------------

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE COMPLEX. SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED.

                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 12, 1999.

                               TABLE OF CONTENTS

PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING.....................................         vi

WHERE YOU CAN FIND MORE INFORMATION..................................................         ix

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................          x

FORWARD-LOOKING STATEMENTS...........................................................         xi

SUMMARY..............................................................................          1

  The Companies......................................................................          1

    TMP Worldwide Inc................................................................          1

    LAI Worldwide, Inc...............................................................          2

    The annual meeting of LAI stockholders...........................................          2

  The Merger.........................................................................          2

    Conditions to be satisfied before the merger will occur..........................          3

    Who can terminate the merger agreement...........................................          3

    Government approvals necessary for the merger to occur...........................          4

    Appraisal rights.................................................................          4

    Accounting treatment.............................................................          4

    Federal income tax consequences of the merger....................................          4

    The rights of LAI stockholders will change as a result of the merger.............          5

    Recommendation of the board of LAI...............................................          5

    LAI's reasons for the merger.....................................................          5

    Who can vote at the stockholders' meeting........................................          5

    The stockholder votes required at the stockholders' meeting......................          5

    Stock ownership of directors and executive officers of LAI.......................          5

    Opinion of LAI's financial advisor...............................................          6

    LAI ownership of TMP after the merger............................................          6

    Interest of executive officers of LAI in the merger..............................          6

  Market Price Information...........................................................          7

  Selected Financial Data............................................................          8

    TMP Selected Historical Consolidated Financial Information.......................          8

    LAI Selected Historical Consolidated Financial Information.......................         10

    TMP and LAI Unaudited Selected Pro Forma Combined Financial Information..........         11

    Comparative Per Share Data.......................................................         12

RISK FACTORS.........................................................................         14

  Risks relating to the merger.......................................................         14

    We may fail to realize benefits from our acquisitions............................         14

    Our costs related to the merger may be significant...............................         14

    We may lose LAI clients and personnel............................................         14

    We may not be able to treat the merger as a "pooling of interests" for accounting
     purposes........................................................................         15

    We may have to issue more shares than planned....................................         15

  Risks relating to TMP, LAI and the combined company................................         15

    We may not be able to manage our growth..........................................         15

    We face risks associated with our expansive strategy.............................         16

    We depend on traditional media...................................................         16

    The acceptance and effectiveness of Internet advertising is unproven.............         16

    Internet users may not accept our Internet content...............................         16

    Our markets are highly competitive...............................................         17

    Our operating results fluctuate from quarter to quarter..........................         17

    We face risks relating to developing technology..................................         17

    We depend on our consultants.....................................................         18

    Our consultants may depart with existing executive search clients................         18

    We face risks maintaining our professional reputation and brand name.............         18

    We face restrictions imposed by blocking arrangements............................         18

    We depend on our key personnel...................................................         19

    We are controlled by a principal stockholder.....................................         19

    Effects of anti-takeover provisions could inhibit the acquisition of TMP.........         19

    We face risks relating to our foreign operations.................................         20

    There may be volitility in our stock price.......................................         20

    We face risks associated with government regulation..............................         20

    We have never paid dividends.....................................................         20

THE ANNUAL STOCKHOLDERS' MEETING.....................................................         21

  When and where the annual stockholders' meeting will be held.......................         21

  Matters to be considered at the LAI annual stockholders' meeting...................         21

  Recommendation of the LAI board....................................................         21

  Stockholders entitled to vote and vote required....................................         21

  Voting procedures..................................................................         22

    General..........................................................................         22

    Stockholders of record...........................................................         22

    Stockholders in street name......................................................         22

    Solicitation of proxies..........................................................         23

    Quorum...........................................................................         23

THE MERGER...........................................................................         24

  Background of the merger...........................................................         24

  Reasons for the merger.............................................................         27

  Opinion of financial advisor to LAI................................................         29

    Analysis of implied LAI merger multiples.........................................         30

    Selected publicly traded LAI comparable companies operating performance..........         31

    Analysis of selected publically traded LAI comparable companies..................         31

    Selected publicly traded TMP comparable companies operating performance..........         32

    Analysis of selected publicly traded TMP comparable companies....................         33

    Analysis of selected comparable acquisition transactions.........................         34

    Discounted cash flow analysis--LAI...............................................         35

    Discounted cash flow analysis--TMP...............................................         35

    Pro forma merger analysis........................................................         35

  Interests of certain persons in the merger.........................................         37

  Federal income tax consequences....................................................         37

  Anticipated accounting treatment...................................................         38

  Effect on employee equity plans....................................................         39

  Regulatory approvals...............................................................         39

  Federal securities law consequences................................................         40

  Stock listing......................................................................         40

  Appraisal rights...................................................................         40

  Merger expenses and fees and other costs...........................................         40

THE MERGER AGREEMENT.................................................................         41

  Structure of the merger............................................................         41

  Consummation of the merger.........................................................         41

  Merger consideration...............................................................         41

  Exchange of stock certificates.....................................................         41

  Treatment of LAI Common Stock options..............................................         42

  Representations and warranties.....................................................         42

  Certain covenants..................................................................         42

    Interim operations of LAI and TMP................................................         42

    LAI stockholders' meeting........................................................         43

    Certain other covenants..........................................................         43

    Affiliate letters................................................................         44

  Conditions to the merger...........................................................         44

    Conditions to each party's obligations to effect the merger......................         44

    Conditions to the obligations of TMP.............................................         44

    Conditions to the obligations of LAI.............................................         45

  Amendments and waivers.............................................................         45

  No solicitation....................................................................         45

  Termination of the merger agreement................................................         45

  Termination fees and expenses......................................................         46

    Payment of expenses of the merger generally......................................         46

    When LAI must pay TMP's expenses.................................................         46

  When LAI must pay a termination fee................................................         46

  When TMP must pay LAI's fees and expenses..........................................         47

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.........................         48

LAI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS..........................................................................         54

  Overview...........................................................................         54

  International operations...........................................................         54

  Results of operations..............................................................         55

  Liquidity and capital resources....................................................         59

  Recently issued accounting pronouncements..........................................         60

  Year 2000 compliance...............................................................         60

LAI BUSINESS.........................................................................         61

  General............................................................................         61

  Reorganization.....................................................................         61

  Executive search industry overview.................................................         61

  Business strategy..................................................................         62

  Services...........................................................................         62

  Marketing and clients..............................................................         64

  Research and technology............................................................         65

  Professional staff and employees...................................................         66

  Competition........................................................................         66

  Properties.........................................................................         66

  Legal proceedings..................................................................         66

  Quantitative and qualitative disclosures about market risk.........................         66

MANAGEMENT OF LAI....................................................................         67

  Executive officers.................................................................         67

  Directors..........................................................................         67

  Committees of LAI's board of directors.............................................         69

  Compensation committee interlocks and insider participation........................         70

  Director compensation..............................................................         70

  Meeting of the board of directors and standing committees..........................         71

  Executive compensation.............................................................         71

  Options granted in year ended February 28, 1999....................................         73

  Option exercises and year-end value table..........................................         74

  Incentive and benefit plans........................................................         74

  Executive employment arrangements..................................................         75

  Compliance with Section 16(a) of the Exchange Act..................................         78

  Certain relationships and related transactions.....................................         78

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......................         79

  Compensation committee report......................................................         81

    Role of compensation committee...................................................         81

    Compensation philosophy..........................................................         81

    Chief executive officer compensation.............................................         81

    Compensation of other named executive officers...................................         82

    Option exchange program..........................................................         83

    Internal Revenue Code Section 162(m).............................................         85

  Ten-year option/SAR repricings table...............................................         85

  Stock performance graph............................................................         86

  LAI Stockholder proposals for presentation at the 2000 annual meeting..............         86

  Availability of other information..................................................         87

COMPARISON OF RIGHTS OF HOLDERS OF TMP COMMON STOCK AND LAI COMMON STOCK.............         88

  Action by written consent of stockholders..........................................         88

  Class votes of stockholders........................................................         88

  Stockholder voting on merger.......................................................         88

  Stockholder approval of certain business combinations..............................         88

  Appraisal rights...................................................................         90

  Amendment of bylaws................................................................         90

  Limitation on directors' liability; indemnification of officers and directors......         91

  Classified board of directors......................................................         92

  Cumulative voting for directors....................................................         93

  Removal of directors...............................................................         93

  Newly created directorships and vacancies..........................................         93

  Special meetings...................................................................         94

  Inspection rights..................................................................         94

  Election of directors..............................................................         95

  Standards of conduct...............................................................         95

EXPERTS..............................................................................         95

LEGAL MATTERS........................................................................         95

REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS....................................         96

COMMISSION POSITION ON INDEMNIFICATION...............................................         96

INDEX TO LAI FINANCIAL STATEMENTS....................................................        F-1

ANNEXES

  ANNEX A  Agreement and Plan of Merger..............................................        A-1

  ANNEX B  Opinion of Robert W. Baird & Co. Incorporated.............................        B-1

                PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING

PROPOSAL 1.  THE MERGER.

    SUMMARY OF PROPOSAL

    We propose that LAI merge with TMP. The merger requires the approval of the holders of a majority of LAI's outstanding Common Stock.

    BACKGROUND

    LAI has entered into a merger agreement with TMP. As a result of the merger, LAI will become a wholly-owned subsidiary of TMP, and you and each other stockholder of LAI will receive 0.1321 of a share of TMP Common Stock for each share of LAI Common Stock held by you if the 20 day average price of TMP Common Stock measured two days prior to closing is between $42 and $64. If such average is below $42.00, the number of shares of TMP Common Stock that LAI stockholders are entitled to receive will be adjusted to $5.55 divided by the 20 day average of TMP Common Stock measured two days prior to closing. If such average is above $64.00 per share, the number of shares of TMP Common Stock that LAI stockholders are entitled to receive will be adjusted to $8.45 divided by the 20 day average price of TMP Common Stock measured two days prior to closing.

    BOARD RECOMMENDATION

    LAI's board of directors believes that the merger is in the best interests of the LAI stockholders and unanimously recommends that you vote "FOR" approval of the merger and the adoption of the merger agreement. The affirmative vote of a majority of all shares of LAI Common Stock outstanding is required in order to approve the merger agreement and the merger.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: PLEASE DESCRIBE THE MERGER.

A: Pursuant to the proposed merger, LAI will merge with and become a wholly-owned subsidiary of TMP. The merger requires the approval of the holders of the majority of LAI's outstanding Common Stock.

Q: PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: If the merger is completed, you will receive a fraction of a share of TMP
    Common Stock in exchange for each share of LAI Common Stock that you now own. The fraction you will receive will be determined by the following ratio, called the Exchange Ratio:

       - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is greater than $64.00, the Exchange Ratio will be $8.45 divided by such average stock price;

       - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is at least $42.00 but not more than $64.00, the Exchange Ratio will be 0.1321; and

       - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is less than $42.00, the Exchange Ratio will be $5.55 divided by such average stock price.

    TMP will not issue any fractional shares in the merger. Instead, you will receive cash for any fraction of a TMP share to which you would otherwise be entitled.

Q: WILL I RECOGNIZE GAIN OR LOSS ON THE TRANSACTION?

A: It is anticipated that the exchange of shares by LAI stockholders pursuant to the merger will be a tax-free event to LAI stockholders for United States federal income tax purposes, except in instances where an LAI stockholder receives cash instead of a fractional share of TMP Common Stock. You are encouraged to consult with your own tax advisor to determine your particular tax consequences.

Q: WHEN IS THE STOCKHOLDERS' MEETING?

A: The stockholders' meeting will take place on August 26, 1999. At the meeting, the LAI stockholders will be asked to approve the merger agreement between LAI and TMP, to elect two directors and to ratify the appointment of Arthur Andersen LLP as LAI's firm of independent certified public accountants for fiscal 2000.

    TMP stockholders do not need to vote on the merger.

Q: WHAT DO I NEED TO DO TO VOTE MY SHARES?

A: After you have carefully read this proxy statement/prospectus, please vote by telephone, following the instructions on your proxy card or sign and mail your proxy card in the enclosed return envelope as soon as possible, in order to have your shares represented at the stockholders' meeting. In addition, you may attend the stockholders' meeting in person and vote whether or not you have voted by telephone or signed and mailed your proxy card.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Either (1) vote again by telephone, (2) send in a later-dated, signed proxy card before the stockholders' meeting or (3) attend the meeting in person and vote. You may revoke any proxy by written notice to the secretary of LAI prior to the stockholders' meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: In order to have your shares represented at the stockholders' meeting you must instruct your broker to vote your shares, following the directions provided by your broker. If you do not instruct your broker to vote your shares, they will not be voted for or against the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger occurs, TMP will mail instructions to all former LAI stockholders for surrendering their stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger prior to August 31, 1999.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: LAI stockholders should call LAI Investor Relations at (203) 324-4455.

PROPOSAL 2.  ELECTION OF DIRECTORS.

    BACKGROUND

    LAI's board of directors is divided into three classes. Each class of directors is elected for a three-year term, staggered so that the term of one class of directors expires each year. In 1999, the terms of service are expiring for Roderick C. Gow, Richard W. Pogue and John S. Rothschild.

    Although the LAI board currently has ten members, the board recently has determined to reduce its size to eight members. Accordingly, effective with the stockholders' meeting, the class of directors whose term is expiring will be reduced from three members to two members. Two directors are to be elected at the stockholders' meeting to fill those seats, with terms expiring in 2002. For these seats, the LAI board of directors has nominated Mr. Pogue, whose term as a director is expiring, and Mr. John C. Pope, who now serves as a director with a term expiring in 2001. Assuming Mr. Pope is elected to the term expiring in 2002, he will then resign his current position expiring in 2001.

    For information regarding Messrs. Pogue and Pope, see "Management of LAI--Directors."

    INFORMATION ON NOMINEES

    Messrs. Pogue and Pope have indicated their willingness to be elected as directors. If, as a result of circumstances not now known or foreseen, either of them shall become unavailable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the LAI board of directors may select. The board has no reason to believe that any of the nominees will be unable or unwilling to serve.

    BOARD RECOMMENDATION

    LAI's board of directors recommends that stockholders vote "FOR" the election as directors of Messrs. Pogue and Pope, to serve for terms expiring in 2002. The nominees receiving a plurality of the votes properly cast at the stockholders' meeting shall be elected to fill the two director seats becoming vacant. "No" votes, votes against any nominee and withholding authority to vote for one or more nominees are not considered and will not affect the outcome of the vote. Unless otherwise directed, the persons named on the enclosed proxy card will vote all shares for which they are appointed as proxies "FOR" the election of the board's nominees. See "Voting Procedures."

PROPOSAL 3.  RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS LAI'S
             FIRM OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING FEBRUARY 29, 2000.

    Upon the recommendation of the Audit Committee, which is composed entirely of non-employee directors, the LAI board of directors has appointed Arthur Andersen LLP as LAI's firm of independent certified public accountants to audit its consolidated financial statements for fiscal 2000 and to perform audit-related services and consultation in connection with various accounting and financial reporting matters. Arthur Andersen LLP has audited the consolidated financial statements of LAI since 1995. Arthur Andersen LLP also performs certain non-audit services for LAI. LAI has been advised that Arthur Andersen LLP expects to have a representative present at the stockholders' meeting to respond to appropriate questions and, if desired, to make a statement.

    LAI's board of directors has directed that the appointment of Arthur Andersen LLP be submitted to the stockholders for ratification. The board of directors recommends that stockholders vote "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as LAI's firm of independent certified public accountants for fiscal 2000. Such proposal will be deemed approved by LAI's stockholders if the number of votes cast for approval is greater than the number cast against approval. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Audit Committee and the board will reconsider the appointment. Unless otherwise directed, the persons named on the enclosed proxy card will vote all shares for which they are appointed as proxies "FOR" such proposal. See "Voting Procedures."

OTHER BUSINESS

    It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

    TMP has filed a registration statement on Form S-4 with the SEC. This proxy statement/prospectus, which is a part of that registration statement, does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for this information. With respect to references made in this document to any contract, agreement or other document of TMP, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at:

    - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549

    - Seven World Trade Center, 13(th) Floor, New York, New York 10048; or

    - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

    TMP and LAI also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

    TMP's and LAI's SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Some of the information that you may want to consider in deciding how to vote with respect to the matters in this proxy statement/prospectus is not included in this proxy statement/prospectus, but is "incorporated by reference" to documents TMP and LAI have previously filed with the SEC. This means that you should refer to those documents to read this information. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents that TMP filed with the SEC are incorporated by reference in this proxy statement/prospectus:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - Proxy Statement dated May 21, 1999 in connection with TMP's Annual Meeting of Stockholders in 1999;

    - Current Reports on Form 8-K dated February 1, 1999, February 12, 1999, March 5, 1999 and June 10, 1999; and

    - The description of TMP's capital stock contained in Item 1 of TMP's registration statement on Form 8-A dated October 16, 1996.

    The following documents that LAI filed with the SEC are incorporated by reference in this proxy statement/prospectus:

    - Annual Report on Form 10-K for the fiscal year ended February 28, 1999;

    - Quarterly report on Form 10-Q for the quarter ended May 31, 1999;

    - Current Reports on Form 8-K dated November 6, 1998, January 4, 1999 and March 19, 1999; and

    - The description of LAI's capital stock contained in Item 1 of LAI's registration statement on Form 8-A dated June 3, 1997.

    All documents and reports subsequently filed by either TMP or LAI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the merger are also incorporated by reference in this proxy statement/prospectus and will be deemed a part of this proxy statement/prospectus from the dates of filing of such documents or reports.

    Statements contained in documents incorporated or deemed to be incorporated by reference will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this proxy statement/prospectus in their original form.

                           FORWARD-LOOKING STATEMENTS

    This document and the documents that are incorporated by reference include certain forward-looking statements about LAI, TMP and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning projected results of operations of LAI, TMP and the combined company and the synergistic benefits of the merger set forth under "The Merger-- Reasons for the merger" and "--Opinion of financial advisor to LAI." To that extent, TMP and LAI claim the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Also, statements including the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions are forward-looking statements. Many factors, some of which are discussed in this document and in the documents which LAI and TMP have incorporated by reference, could affect the future financial results of LAI, TMP and the combined company and could cause actual results to differ materially from the results anticipated by these forward-looking statements. TMP and LAI do not undertake any obligation to publicly update any forward-looking statements to reflect new information or further events or occurrences.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE (IX). WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY. AS USED IN THIS DOCUMENT WITH RESPECT TO TMP, "GROSS BILLINGS" REFERS TO BILLINGS FOR ADVERTISING PLACED IN TELEPHONE DIRECTORIES, NEWSPAPERS, NEW MEDIA AND OTHER MEDIA, SEARCH AND SELECTION FEES AND ASSOCIATED FEES FOR RELATED SERVICES. WHILE GROSS BILLINGS ARE NOT INCLUDED IN TMP'S CONSOLIDATED FINANCIAL STATEMENTS, THE TRENDS IN GROSS BILLINGS DIRECTLY IMPACT THE COMMISSIONS AND FEES WHICH TMP EARNS. TMP EARNS COMMISSIONS BASED ON A PERCENTAGE OF THE MEDIA ADVERTISING PURCHASED AT A RATE ESTABLISHED BY THE RELATED PUBLISHER, AND ASSOCIATED FEES FOR RELATED SERVICES. IN ADDITION, TMP EARNS FEES FOR THE PLACEMENT OF ADVERTISEMENTS ON THE INTERNET, INCLUDING TMP'S CAREER WEB SITES. EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, OR EBITDA, IS PRESENTED TO PROVIDE ADDITIONAL INFORMATION ABOUT TMP'S ABILITY TO MEET FUTURE DEBT SERVICE, CAPITAL EXPENDITURES AND WORKING CAPITAL REQUIREMENTS AND IS ONE OF THE MEASURES WHICH DETERMINES TMP'S ABILITY TO BORROW UNDER ITS CREDIT FACILITY. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION OR AS A SUBSTITUTE FOR OPERATING INCOME, CASH FLOWS FROM OPERATING ACTIVITIES AND OTHER INCOME OR CASH FLOW STATEMENT DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR AS A MEASURE OF OUR PROFITABILITY OR LIQUIDITY. GROSS BILLINGS WITH RESPECT TO COMPANIES WHICH TMP ACQUIRES REFERS TO TMP'S ESTIMATE OF THE ACQUIRED COMPANIES' ANNUAL GROSS BILLINGS. ALL AMOUNTS REFERRED TO BELOW FOR TMP REFLECT THE AMOUNTS DISCLOSED IN TMP'S SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS IN TMP'S CURRENT REPORT ON FORM 8-K DATED JUNE 10, 1999 WHICH REFLECT THE MERGERS OF TMP WORLDWIDE INC. AND SUBSIDIARIES AND INTERQUEST PTY LIMITED ON APRIL 30, 1999, LIDA ADVERTISING, INC. ON MAY 19, 1999, MAES & LUNAU ON MAY 20, 1999, LEMMING/LEVAN, INC. ON MAY 28, 1999, YELLOW PAGES UNLIMITED, INC. ON MAY 28, 1999, AND IN2, INC. ON MAY 28, 1999, WHICH HAVE BEEN ACCOUNTED FOR AS POOLINGS OF INTERESTS. IN ADDITION, TMP'S HISTORICAL FINANCIAL STATEMENTS INCLUDED THEREIN REFLECT THE MERGER WITH MORGAN & BANKS LIMITED AS OF JANUARY 28, 1999, WHICH WAS ACCOUNTED FOR AS A POOLING OF INTERESTS.

THE COMPANIES

TMP WORLDWIDE INC.
1633 Broadway
New York, New York 10019
(212) 977-4200

    TMP is a marketing services, communications, executive search, temporary contracting and technology company. We provide comprehensive, individually tailored advertising services including:

    - development of creative content;

    - media planning;

    - production and placement of corporate advertising; and

    - market research.

    We provide these services through traditional media, such as newspapers and yellow page directories, and new media, such as the Internet. We are also a growing provider of executive and mid-level search services. Our clients include more than 80 of the Fortune 100 and approximately 400 of the Fortune 500 companies. For the year ended December 31, 1998, our gross billings were $1.7 billion, total revenue was $699.4 million, net income was $14.4 million and EBITDA was $69.1 million.

    We are one of the world's largest recruitment advertising agencies, with approximately $794.2 million in gross billings for the year ended December 31, 1998. We are the world's largest yellow page advertising agency, with approximately $506.9 million in gross billings for the same period. With approximately 30% of the national accounts segment of the U.S. yellow page advertising market, we are approximately three times larger than our nearest competitor, based on yellow page gross billings. Our Internet revenue grew

157.6% to $50.2 million for the same period. A substantial part of our growth has been achieved through acquisitions. For example, from January 1, 1996 through March 31, 1999, we completed 51 acquisitions. In January 1999, we completed our largest acquisition to date by acquiring Morgan & Banks Limited, or M&B, for 5,114,924 shares of our Common Stock. M&B provides permanent recruitment for mid-level executives through clerks, human resource consulting and temporary contracting. We believe additional acquisition opportunities exist and we intend to continue our strategy of making acquisitions which relate to our core businesses.

    We have created innovative solutions to assist our clients in capitalizing on the growing awareness and acceptance of the Internet. For our recruitment advertising clients, we have developed interactive career hubs which can be accessed by individuals seeking employment via the Internet on a global basis. We have several career sites, including Monster.com(SM), Be the Boss(SM) and Job Hound(SM), which collectively contain approximately 180,000 job listings and career opportunities.

LAI WORLDWIDE, INC.
200 Park Avenue, Suite 3100
New York, New York 10166-0136
(212) 953-7900

    LAI provides executive search consulting services aimed specifically at solving our clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. We principally serve Fortune 500 and large private companies. We provide executive search services exclusively on a retained basis, and we charge a fee typically equal to one-third of the first year cash compensation for the position being filled.

    We have developed a knowledge-based search practice organized around five industry groups and one functional group. The industry groups execute searches for clients in the following business sectors:

    - consumer products and services;

    - financial services;

    - health care and pharmaceuticals;

    - industrial; and

    - technology.

    The functional group executes searches for specific functional positions, including board of directors, human resources and legal. These practice groups enable LAI's consultants to better understand each client's business strategy and industry and position LAI as a consulting partner to its clients.

THE ANNUAL MEETING OF LAI STOCKHOLDERS (PAGE 21)

    The annual meeting will be held at 9:00 a.m. on August 26, 1999 at The Tampa Club, Tampa, Florida. At the meeting, LAI stockholders will be asked to approve and adopt the merger agreement, to elect two directors and to ratify the appointment of LAI's independent certified public accountants for the coming fiscal year.

THE MERGER (PAGES 24 THROUGH 40)

    WHAT LAI STOCKHOLDERS WILL RECEIVE IN THE MERGER. As a result of the merger, LAI will become a direct, wholly owned subsidiary of TMP. Each LAI stockholder will receive a fraction of a share of TMP Common Stock in exchange for each share of LAI Common Stock that they own. The fraction will be determined by the following ratio, called the Exchange Ratio:

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is greater than $64.00, the Exchange Ratio will be $8.45 divided by such average stock price;

    - if the 20 day average of the closing prices of TMP Common Stock measured prior to the closing of the merger is at least $42.00 but not more than $64.00, the Exchange Ratio will be 0.1321; and

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is less than $42.00, the Exchange Ratio will be $5.55 divided by such average stock price.

TMP will not issue any fractional shares in the merger. Instead, LAI stockholders will receive cash for any fraction of a TMP share to which they would otherwise be entitled.

    WHAT LAI OPTIONHOLDERS WILL RECEIVE IN THE MERGER. Outstanding options to purchase LAI Common Stock not exercised prior to the merger will be converted into options to purchase TMP Common Stock at the same Exchange Ratio pursuant to which LAI Common Stock will be converted into shares of TMP Common Stock. The exercise price of the options to purchase TMP Common Stock will be the exercise price of the options to purchase LAI Common Stock divided by the Exchange Ratio. For example, assuming an Exchange Ratio of 0.1321, an option to purchase 1,000 shares of LAI Common Stock at an exercise price of $10.00 per share will become an option to purchase 132 shares of TMP Common Stock at an exercise price of $75.70 per share.

    THE DIFFERENCE BETWEEN TMP COMMON STOCK AND CLASS B COMMON STOCK. TMP's Common Stock has one vote per share. TMP's Class B Common Stock has ten votes per share. All of the TMP Class B Common Stock is owned by Andrew J. McKelvey. LAI stockholders will receive TMP Common Stock.

CONDITIONS TO BE SATISFIED BEFORE THE MERGER WILL OCCUR (PAGES 44 THROUGH 45)

    Our obligation to complete the merger is subject to the satisfaction or waiver of several conditions, including the following:

    - LAI stockholders must approve and adopt the merger and the merger agreement;

    - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and other similar laws, must come to an end;

    - all relevant governmental authorities must approve the merger;

    - the registration statement of which this proxy statement/prospectus is a part must be declared effective by the SEC and not subject to any stop order or proceeding by the SEC;

    - there must not be any court order which effectively prohibits the merger;

    - both TMP's and LAI's independent accountants must concur that the merger will qualify for pooling of interests accounting treatment;

    - the shares of TMP Common Stock to be issued in the merger and to be issued on the exercise of LAI stock options must be authorized for listing on the Nasdaq National Market;

    - TMP's and LAI's representations and warranties contained in the merger agreement must be materially true and correct and each company must have performed all of its material obligations under the merger agreement; and

    - there cannot have been an event which shall have had, or could reasonably be expected to have, a material adverse effect with respect to either company, as defined in the merger agreement.

WHO CAN TERMINATE THE MERGER AGREEMENT (PAGES 45 THROUGH 46)

    LAI and TMP together by mutual consent can terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

    - the merger is not completed by September 30, 1999;

    - a court or other governmental authority permanently prohibits the merger;

    - the LAI stockholders do not approve the merger agreement; or

    - the other company materially breaches the merger agreement and the breach is not cured within 30 days.

    In addition, TMP can terminate the merger agreement without completing the merger if the LAI board of directors:

    - changes its recommendation of the merger;

    - does not reconfirm its recommendation of the merger within 10 days after receipt of a competing bid;

    - recommends a competing transaction to LAI stockholders;

    - recommends that LAI stockholders accept a tender offer or exchange offer for 10% or more of LAI's outstanding common stock; or

    - fails to call and hold a stockholders' meeting by September 30, 1999.

    TMP can also terminate the merger agreement without completing the merger if TMP's 20 day average closing stock price measured two days prior to closing is less than $42.

    LAI may terminate the merger agreement without completing the merger if the LAI board of directors withdraws or modifies its recommendation of the merger because it has accepted a competing transaction that it feels is superior to TMP's proposal. In this event, LAI must pay TMP's expenses relating to the transaction.

    Under certain circumstances, if the merger agreement is terminated before the merger takes place, either company may be required to reimburse the other party for expenses of up to $2 million. In addition, in certain circumstances, LAI may be required to pay TMP a termination fee of $2 million in addition to the payment of expenses.

GOVERNMENTAL APPROVALS NECESSARY FOR THE MERGER TO OCCUR (PAGE 39 )

    The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we furnish certain information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and the required waiting period has expired or been terminated. On May 20, 1999, TMP and LAI submitted the required filings to the United States Department of Justice and the Federal Trade Commission. The required waiting period was terminated on June 2, 1999.

APPRAISAL RIGHTS (PAGE 40)

    Under Florida law, the LAI stockholders do not have appraisal rights with respect to the merger because the LAI Common Stock is traded on Nasdaq.

ACCOUNTING TREATMENT (PAGE 38)

    We expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes. This means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 37)

    We expect that for United States federal income tax purposes, LAI stockholders generally will not recognize any gain or loss as a result of the exchange of shares of LAI Common Stock for TMP Common Stock. LAI stockholders will, however, recognize income or gain in connection with any cash received instead of fractional shares of TMP Common Stock. A condition to the closing of the merger is that LAI receive an opinion of its counsel to this effect. An LAI stockholder's holding period for the TMP Common Stock received in the merger generally will include the holding period of the LAI Common Stock exchanged in the merger. The holding period is important because it determines how any gain or loss should be treated for federal income tax purposes upon future sales of TMP Common Stock. Please remember that the tax consequences of the merger may be different for you as a result of your particular tax status. Accordingly, we urge you to consult with your tax advisor.

THE RIGHTS OF LAI STOCKHOLDERS WILL CHANGE AS A RESULT OF THE MERGER (PAGES 88 THROUGH 95)

    Currently, the rights of LAI stockholders are governed by Florida law and LAI's articles of incorporation and bylaws. The rights of TMP stockholders are governed by Delaware law and TMP's certificate of incorporation and bylaws. After the merger, LAI stockholders will become stockholders of TMP, and therefore, their rights will be governed by Delaware law and TMP's certificate of incorporation and bylaws. A summary of key differences between the rights of LAI stockholders and TMP stockholders is described in this proxy statement/prospectus.

RECOMMENDATION OF THE BOARD OF LAI (PAGE 21)

    The board of directors of LAI believes that the merger is in the best interest of the LAI stockholders and unanimously recommends that you vote "FOR" approval of the merger and the adoption of the merger agreement.

LAI'S REASONS FOR THE MERGER (PAGES 27 THROUGH 29)

    In determing to support the merger, the board of directors of LAI considered the following:

    - the future prospects of LAI as an independent company and possible alternatives to the proposed merger;

    - the depressed LAI stock price;

    - the financial terms of the merger;

    - competitive synergies to be derived from combining with TMP;

    - the current business and financial condition of TMP;

    - the compatibility of the businesses and management philosophies of LAI and TMP;

    - the terms of the merger agreement;

    - the favorable opinion of its financial advisor; and

    - the tax and accounting treatments and the social and economic consequences of the merger.

WHO CAN VOTE AT THE STOCKHOLDERS' MEETING (PAGE 21)

    LAI. The close of business on July 27, 1999 is the record date for the stockholders' meeting. Only LAI stockholders on the record date are entitled to notice of and to vote at the stockholders' meeting. On the record date, there were 8,120,427 shares of LAI Common Stock outstanding. Each share of LAI Common Stock will be entitled to one vote on each matter to be acted upon at the stockholders' meeting.

    TMP.  The TMP stockholders do not need to vote on the merger.

THE STOCKHOLDER VOTE REQUIRED AT THE STOCKHOLDERS' MEETING (PAGES 21 THROUGH 22)

    The stockholders' meeting requires a quorum to be present. The presence, in person or by proxy, of at least a majority of the LAI Common Stock issued and outstanding and entitled to vote at the stockholders' meeting is necessary to constitute a quorum. The affirmative vote of a majority of the shares of LAI Common Stock outstanding is required in order to approve the merger agreement.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF LAI (PAGES 79 THROUGH 80)

    As of March 31, 1999, current directors and executive officers of LAI owned an aggregate of approximately 673,518 shares of LAI Common Stock, representing 8.3% of the shares of LAI Common

Stock entitled to vote at the LAI special meeting. Directors and executive officers of LAI who own such shares presently intend to vote all of their shares in favor of the adoption of the merger agreement.

OPINION OF LAI'S FINANCIAL ADVISOR (PAGES 29 THROUGH 36)

    In deciding to approve the merger, the LAI board considered the opinion of its financial advisor, Robert W. Baird & Co. Incorporated, that as of March 10, 1999, the date on which it delivered its opinion, and based upon and subject to the various considerations described in the opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of LAI Common Stock. The full text of the written opinion of Robert W. Baird & Co. Incorporated is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. We urge all LAI stockholders to read carefully the entire opinion of Robert W. Baird & Co. Incorporated. The opinion of Robert W. Baird & Co. Incorporated is directed to the board of LAI and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

LAI OWNERSHIP OF TMP AFTER THE MERGER

    Based on the number of outstanding shares of TMP Common Stock and LAI Common Stock as of the record date, the LAI stockholders immediately prior to the consummation of the merger are expected to own approximately 2.9% of the outstanding shares of TMP Common Stock immediately after the closing of the merger, assuming an Exchange Ratio of 0.1321. These shares of TMP Common Stock will represent in the aggregate 1.8% of the votes entitled to be cast by TMP stockholders, including the outstanding shares of Class B Common Stock.

INTEREST OF EXECUTIVE OFFICERS OF LAI IN THE MERGER (PAGE 37)

    It is contemplated that TMP will assume the obligations under the LAI employment agreements and not enter into new agreements with LAI's executives. In addition, LAI stockholders should be aware that certain members of LAI's management and of the LAI board have interests in the merger that are in addition to the interests of LAI stockholders generally.

                            MARKET PRICE INFORMATION

    The TMP Common Stock is listed on the Nasdaq National Market under the symbol "TMPW." The LAI Common Stock is also listed on the Nasdaq National Market, under the symbol "LAIX."

    The tables below set forth, for the fiscal quarters indicated, the reported high and low per share closing sales prices of the TMP Common Stock and the LAI Common Stock on the Nasdaq National Market.

TMP COMMON STOCK

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
YEAR ENDING DECEMBER 31, 1999
First Quarter..................................................................................  $   69.88  $   39.00
Second Quarter (through July 8, 1999)..........................................................  $   89.38  $   43.00

YEAR ENDED DECEMBER 31, 1998
First Quarter..................................................................................  $   32.62  $   21.62
Second Quarter.................................................................................  $   34.88  $   24.75
Third Quarter..................................................................................  $   39.19  $   27.88
Fourth Quarter.................................................................................  $   42.00  $   20.50

YEAR ENDED DECEMBER 31, 1997
First Quarter..................................................................................  $   22.00  $   12.88
Second Quarter.................................................................................  $   24.25  $   17.00
Third Quarter..................................................................................  $   25.63  $   19.00
Fourth Quarter.................................................................................  $   28.75  $   15.00

    On July 8, 1999, the number of record holders of TMP Common Stock was approximately 1,500. On July 8, 1999, the last reported sales price of the TMP Common Stock as reported by the Nasdaq National Market was $61.25.

    TMP has never paid any cash dividends on the TMP Common Stock and does not intend to pay any cash dividends on the TMP Common Stock or Class B Common Stock in the foreseeable future. TMP currently intends to retain future earnings, if any, to fund the development and growth of its business. In addition, the payment of cash dividends is restricted by TMP's financing agreement.

LAI COMMON STOCK

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
YEAR ENDING FEBRUARY 28, 2000
First Quarter..................................................................................  $   10.00  $    5.72
Second Quarter (through July 8, 1999)..........................................................  $    6.78  $    5.66

YEAR ENDED FEBRUARY 28, 1999
First Quarter..................................................................................  $   23.25  $   18.75
Second Quarter.................................................................................  $   19.81  $    5.94
Third Quarter..................................................................................  $    8.94  $    4.88
Fourth Quarter.................................................................................  $    8.19  $    5.72

YEAR ENDED FEBRUARY 28, 1998
Second Quarter (commencing July 2, 1997).......................................................  $   21.25  $   15.88
Third Quarter..................................................................................  $   22.88  $   17.75
Fourth Quarter.................................................................................  $   21.25  $   16.38

    On July 8, 1999, the number of record holders of LAI Common Stock was approximately 160. On July 8, 1999, the last reported sales price of the LAI Common Stock as reported by the Nasdaq National Market was $6.78.

    LAI has never paid any cash dividends on the LAI Common Stock and does not intend to pay any cash dividends on the LAI Common Stock in the foreseeable future. LAI currently intends to retain future earnings, if any, to fund the development and growth of its business.

                            SELECTED FINANCIAL DATA

TMP SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected historical consolidated financial data set forth below as of December 31, 1994, 1995 and 1996 and for the two years ended December 31, 1995 have been derived from TMP's audited supplemental consolidated financial statements not included or incorporated by reference into this proxy statement/ prospectus. The selected historical consolidated financial data set forth below as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 have been derived from our supplemental consolidated financial statements which are incorporated by reference in this proxy statement/prospectus. These supplemental consolidated financial statements have been audited by BDO Seidman, LLP, independent public accountants, whose report on these supplemental consolidated financial statements is also incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from TMP's unaudited supplemental consolidated condensed financial statements, and in the opinion of TMP's management, have been prepared on the same basis as the audited supplemental consolidated financial statements and include all normal recurring adjustments necessary for a fair presentation of the financial information. The results for the three months ended March 31, 1999, are not necessarily indicative of future results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," TMP's supplemental consolidated financial statements and related notes thereto and TMP's supplemental consolidated condensed financial statements and related notes thereto provided in TMP's Current Report on Form 8-K filed on June 10, 1999, incorporated by reference in this proxy statement/prospectus. "Other Data" provided below has not been audited.

                                                                                        THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1998       1999
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Commissions and fees........  $ 185,030  $ 239,520  $ 299,415  $ 403,408  $ 488,340  $ 114,260  $ 128,237
  Temporary contracting.......     41,999     75,984    132,110    186,458    211,089     46,532     60,648
Total revenue.................    227,029    315,504    431,525    589,866    699,429    160,792    188,885
Operating expense:
  Salaries and related
    costs.....................    116,389    137,508    177,840    246,601    294,883     65,797     79,804
  Temporary contracting
    costs.....................     34,254     61,676    110,408    155,133    175,133     43,355     50,609
  Office and general..........     52,344     77,653    100,242    131,564    155,359     37,904     41,233
  Amortization of
    intangibles...............      3,294      3,356      4,732      6,842      9,401      2,243      2,634
  Special compensation and CEO
    bonus(1)..................         --         --     52,019      1,500      1,250        375         --
  Merger costs................         --         --         --         --     22,412         --      4,687
Total operating expenses......    206,281    280,193    445,241    541,640    658,438    149,674    178,967
Operating income (loss).......     20,748     35,311    (13,716)    48,226     40,991     11,118      9,918
Other income (expense):
  Interest expense, net(2):...     (8,572)   (10,376)   (14,126)    (8,891)   (10,607)    (2,466)    (2,730)
  Other, net..................     (1,211)      (999)      (479)       632     (1,730)       (97)       (43)
Income (loss) before provision
  (benefit) for income taxes,
  minority interests and
  equity in earnings (losses)
  of affiliates...............     10,965     23,936    (28,321)    39,967     28,654      8,555      7,145
Provision for income taxes....      3,314      9,275      9,733     15,770     13,821      3,416      3,056
Net income (loss) applicable
  to common and Class B common
  stockholders................      7,119     13,411    (39,167)    23,745     14,409      5,036      3,890
Net income (loss) per common
  and Class B common share:
  Basic.......................       0.31       0.47      (1.37)      0.70       0.40       0.14       0.11
  Diluted.....................       0.30       0.46      (1.37)      0.69       0.39       0.14       0.10
Weighted average shares
  outstanding:
  Basic.......................     23,317     28,263     28,679     33,846     35,882     35,795     36,381
  Diluted.....................     23,706     28,878     28,679     34,487     36,808     37,129     37,972

                                                                                        THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1998       1999
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          (IN THOUSANDS, EXCEPT NUMBER OF EMPLOYEES AND OFFICES)
OTHER DATA:
Gross Billings:
  Recruitment advertising.....  $  78,142  $ 435,283  $ 342,379  $ 604,420  $ 794,234  $ 206,618  $ 195,297
  Yellow page advertising.....    378,386    208,904    459,348    488,236    506,907    112,048    117,054
  Search & Selection..........     95,637    111,945    130,378    155,714    168,149     39,998     42,667
  Internet(3).................         --        392      6,939     20,553     56,666      8,932     23,091
  Temporary contracting.......     41,999     75,984    132,110    186,458    211,089     46,532     60,648
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Gross Billings..........  $ 594,164  $ 832,508  $1,071,154 $1,455,381 $1,737,045 $ 414,128  $ 438,757
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
EBITDA........................  $  28,677  $  42,610  $  (2,212) $  68,300  $  69,133  $  16,956  $  18,159
Total operating expenses as a
  percentage of total
  revenue.....................       90.9%      88.8%     103.2%      91.8%      94.1%      93.1%      94.8%
Number of employees...........      1,999      2,445      3,449      5,088      5,422      5,182      5,441
Number of offices.............         78        101        134        182        210        189        220

                                                                                                THREE MONTHS
                                                             DECEMBER 31,                           ENDED
                                         -----------------------------------------------------    MARCH 31,
                                           1994       1995       1996       1997       1998         1999
                                         ---------  ---------  ---------  ---------  ---------  -------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets.........................  $ 185,828  $ 243,218  $ 290,851  $ 373,202  $ 394,261   $   413,450
Current liabilities....................    189,253    240,721    294,351    361,628    401,994       402,082
Total assets...........................    259,744    336,857    433,893    608,379    673,700       708,586
Long-term liabilities..................     74,108     91,242     77,703    125,109    127,464       139,594
Minority interests.....................      3,310      3,608      3,705        431        509           601
Redeemable preferred stock.............      2,000      2,000      2,000         --         --            --
Total stockholders' equity (deficit)...     (8,927)      (714)    56,134    121,211    143,733       166,309

------------------------------

(1) Special compensation consists of a non-cash, non-recurring charge of approximately $52.0 million for special management compensation in 1996 resulting from the issuance of approximately 3.6 million shares of TMP Common Stock to stockholders of predecessor companies of TMP in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the principal stockholder of TMP and, accordingly, were not considered to have made substantive investments for their minority shares. The CEO bonus for the year ended December 31, 1997 and the year ended December 31, 1998 consists of a mandatory bonus of $375,000 per quarter payable to Andrew J. McKelvey, TMP's CEO and principal stockholder, as provided for in his then existing employment agreement. Receipt of these bonus amounts was permanently waived by Mr. McKelvey, and accordingly, since they were not paid, are also accounted for as a contribution to Additional Paid-in Capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1997 compared to the year ended December 31, 1996" and Note 14(B) to TMP's Supplemental Consolidated Financial Statements incorporated by reference herein.

(2) Interest expense for 1996 includes a $2.6 million non-cash, non-recurring charge to reflect the exercise of a warrant issued in connection with TMP's financing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1997 compared to the year ended December 31, 1996" and Note 8 to TMP's Supplemental Consolidated Financial Statements incorporated by reference herein.

(3) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet and employee searches sourced through the Internet.

LAI SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected financial data set forth below as of February 28 or 29, 1995 and 1996 have been derived from LAI's audited consolidated financial statements not included in this proxy statement/prospectus. The selected financial data set forth below as of February 28, 1997, 1998 and 1999 have been derived from LAI's financial statements which are included in this proxy statement/prospectus. These financial statements have been audited by Arthur Andersen LLP, independent accountants, whose report on these financial statements is also included in this proxy statement/prospectus. The selected financial data as of May 31, 1999 and for the three-month periods ended May 31, 1998 and 1999 have been derived from LAI's unaudited condensed consolidated financial statements, and in the opinion of LAI's management, have been prepared on the same basis as audited consolidated financial statements and include all normal recurring adjustments necessary for a fair presentation of the financial information. The results for the three-month period ended May 31, 1999 are not necessarily indicative of future results. The following financial information should be read in conjunction with "LAI Management's Discussion and Analysis of Financial Condition and Results of Operations," and LAI's financial statements included in this proxy statement/prospectus. "Other Data" provided below has not been audited.

                                                                                                   THREE MONTHS ENDED
                                                       YEAR ENDED FEBRUARY 28 OR 29,                    MAY 31,
                                           -----------------------------------------------------  --------------------
                                             1995       1996       1997       1998       1999       1998       1999
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
Fee revenue, net.........................  $  28,262  $  35,088  $  46,437  $  61,803  $  86,811  $  23,494  $  18,964
Operating Expenses:
  Compensation and benefits..............     23,991     30,693     39,928     46,513     66,897     17,317     16,520
  General and administrative expenses....      2,333      4,467      6,685      8,663     21,628      3,718     12,978
  Goodwill amortization..................         --         --         --         17        776        206        194
  Restructuring charges..................         --         --         --         --      3,543         --      2,789
Total operating expenses.................     26,324     35,160     46,613     55,193     92,844     21,241     32,481
Operating income (loss)..................      1,938        (72)      (176)     6,610     (6,033)     2,253    (13,517)
Other income (expense)...................         (6)       (40)      (376)       197        248       (118)       259
Income (loss) before income taxes........      1,932       (112)      (552)     6,807     (5,785)     2,135    (13,258)
Income tax expense (benefit).............        671         90         15      2,927     (1,547)       938     (5,436)
Net income (loss)........................      1,261       (202)      (567)     3,880     (4,238)     1,197     (7,822)
Diluted net income (loss) per common and
  common equivalent share................                        $   (0.18) $    0.82  $   (0.58) $     .20  $    (.97)
Diluted weighted average common and
  common equivalent shares outstanding...                            3,199      4,751      7,346      6,005      8,046

OTHER DATA:
Number of consultants employed as of the
  end of the period......................         46         54         62        111        119        115        116
Average fee revenue per consultant
  employed during the entire fiscal
  period.................................  $ 689,000  $ 706,000  $ 740,000  $ 989,000  $ 782,000  $ 221,000  $ 169,000
Average cash compensation of positions
  filled(1)..............................  $ 180,000  $ 196,000  $ 226,000  $ 226,000  $ 210,000  $ 201,000  $ 228,000

                                                               AS OF FEBRUARY 28 OR 29,
                                                 -----------------------------------------------------  AS OF MAY 31,
                                                   1995       1996       1997       1998       1999         1999
                                                 ---------  ---------  ---------  ---------  ---------  -------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)......................  $   1,439  $    (485) $     617  $  10,301  $  41,133    $  30,232
Total assets...................................     12,193     18,300     25,561     88,916    103,823       93,675
Total long-term debt...........................        143         63      2,037      9,125      5,907        4,296
Total stockholders' equity.....................      2,325      2,510      2,627     35,471     73,560       65,713

------------------------------

(1) Represents the average first year cash compensation of positions for which LAI conducted searches during the fiscal year.

TMP AND LAI UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL INFORMATION

    The following tables present summary unaudited pro forma combined financial information after giving effect to the merger under the pooling of interests method of accounting. The tables have been derived from, or prepared on a basis consistent with, the unaudited pro forma combined information included in this proxy statement/prospectus. The selected pro forma combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma condensed combined financial statements and the notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Information." The following data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the merger.

    The Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on March 31, 1999, combining the balance sheet of TMP as of March 31, 1999 with those of LAI as of February 28, 1999. The Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the three months ended March 31, 1999 and each year in the three-year period ended December 31, 1998 with those of LAI for the three months ended February 28, 1999 and each year in the three-year period ended February 28, 1999, respectively. Consequently, the results of LAI for the three months ended February 28, 1999 are included in the Pro Forma Condensed Combined Statement of Operations for both the year ended December 31, 1998 and the three months ended March 31, 1999. Revenue was approximately $15.8 million and net loss was approximately $6.6 million for LAI for the three months ended February 28, 1999.

                                                               YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED
                                                          ----------------------------------       MARCH 31,
                                                             1996        1997        1998            1999
                                                          ----------  ----------  ----------  -------------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA,
                                                                          EMPLOYEES AND OFFICES)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Commissions and fees..................................  $  345,852  $  465,211  $  575,151      $   144,064
  Temporary contracting.................................     132,110     186,458     211,089           60,648
Total revenue...........................................     477,962     651,669     786,240          204,712
Operating expenses:
  Salaries and related costs............................     217,768     293,114     361,780           95,550
  Temporary contracting costs...........................     110,408     155,133     175,133           50,609
  Office and general....................................     106,927     140,227     176,987           48,941
  Amortization of intangibles...........................       4,732       6,859      10,177            2,828
  Special compensation and CEO bonus(1).................      52,019       1,500       1,250               --
  Merger costs..........................................          --          --      22,412            4,687
  Restructuring charges.................................          --          --       3,543            3,543
Total operating expenses................................     491,854     596,833     751,282          206,158
Operating income (loss).................................     (12,892)     54,836      34,958           (1,446)
Other income (expense):
  Interest expense, net(2)..............................     (14,502)     (8,694)     (9,989)          (2,559)
  Other income (expense), net...........................        (419)        632      (2,100)            (324)
Income (loss) before provision (benefit) for income
  taxes, minority interests and equity in earnings of
  affiliates............................................     (28,873)     46,774      22,869           (4,329)
Provision (benefit) for income taxes....................       9,748      18,697      12,274           (1,800)
Net income (loss) applicable to common and Class B
  common stockholders...................................     (39,734)     27,625      10,171           (2,728)
Net income (loss) per common and Class B common share:
  Basic.................................................  $    (1.37) $     0.80  $     0.28      $     (0.07)
  Diluted...............................................  $    (1.37) $     0.79  $     0.27      $     (0.07)
Weighted average shares outstanding:(3)
  Basic.................................................      29,101      34,450      36,853           37,454
  Diluted...............................................      29,101      35,114      37,779           37,454

                                                                        YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED
                                                                    -------------------------------        MARCH 31,
                                                                      1996       1997       1998             1999
                                                                    ---------  ---------  ---------  ---------------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA,
                                                                                    EMPLOYEES AND OFFICES)
OTHER DATA:
Total operating expenses as a percentage of total revenue.........      102.9%      91.6%      95.6%           100.7%
Number of employees...............................................      3,663      5,351      5,887            5,921
Number of offices.................................................        142        191        231              241

                                                                                                   MARCH 31, 1999
                                                                                                   --------------
                                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..................................................                                     $  472,425
Current liabilities.............................................                                        421,968
Total assets....................................................                                        812,409
Long-term liabilities...........................................                                        152,015
Minority interests..............................................                                            601
Total stockholders' equity......................................                                        237,825

--------------------------
(1) Special compensation consists of a non-cash, non-recurring charge of approximately $52.0 million for special management compensation in 1996 resulting from the issuance of approximately 3.6 million shares of Common Stock of TMP to stockholders of predecessor companies of TMP in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the principal stockholder of TMP and, accordingly, were not considered to have made substantive investments for their minority shares. The CEO bonus for the years ended December 31, 1998 consists of a mandatory bonus of $375,000 per quarter payable to Andrew J. McKelvey, TMP's CEO and Principal Stockholder, as provided for in his then existing employment agreement. Receipt of these bonus amounts was permanently waived by the Principal Stockholder, and accordingly, since they were not paid, are also accounted for as a contribution to Additional Paid-In Capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1997 compared to the year ended December 31, 1996" and "--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 14(B) to TMP's Supplemental Consolidated Financial Statements included in TMP's Current Report on Form 8-K, dated June 10, 1999, incorporated herein by reference.
(2) Interest expense for 1996 includes a $2.6 million non-cash, non-recurring charge to reflect the exercise of a warrant issued in connection with TMP's financing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1997 compared to the year ended December 31, 1996" and Note 8 to TMP's Supplemental Consolidated Financial Statements included in TMP's Current Report on Form 8-K, dated June 10, 1999, incorporated herein by reference.
(3) Gives effect to the additional shares and options expected to be issued in connection with the merger based on the Exchange Ratio of 0.1321.

                           COMPARATIVE PER SHARE DATA

    The Pro Forma Condensed Combined Balance Sheets give effect to the merger as if it had occurred on March 31, 1999, combining the balance sheets of TMP at December 31, 1998 and March 31, 1999 with that of LAI as of February 28, 1999. The Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the three months ended March 31, 1999 and each year in the three-year period ended December 31, 1998 with those of LAI for the three months ended February 28, 1999 and each year in the three-year period ended February 28, 1999, respectively. Consequently, the results of LAI for the three months ended February 28, 1999 are included in the Pro Forma Condensed Combined Statement of Operations for both the year ended December 31, 1998 and the three months ended March 31, 1999. Revenue was approximately $15.8 million and net loss was approximately $6.6 million for LAI for the three months ended February 28, 1999.

    The table summarizes the following information:

    - unaudited historical per share data of TMP and LAI;

    - unaudited pro forma combined per share data for each share of TMP Common Stock held immediately after the merger, giving effect to the merger under the pooling of interests method of accounting as if the merger had been consummated as of the beginning of the periods presented; and

    - unaudited equivalent pro forma combined per share data for each share of LAI Common Stock held immediately prior to the merger. This information has been calculated by multiplying the pro forma combined per share data of TMP Common Stock by the Exchange Ratio of 0.1321.

    You should read this table with the selected financial information and the pro forma financial statements included in this proxy statement/prospectus. You should also read the historical financial statements of TMP and LAI, which are included in this proxy statement/prospectus, in the case of LAI, or which we have incorporated by reference into this proxy statement/prospectus in the case of TMP. This pro forma data is not necessarily indicative of what our results of operations or financial position would have been if the merger had actually been consummated as of the beginning of the periods presented. It is also not necessarily indicative of the future operating results or financial position of the combined company. Neither LAI nor TMP has paid cash dividends on its common stock.

                                                                          AS OF AND FOR THE
                                                                       YEAR ENDED DECEMBER 31,          AS OF AND FOR
                                                                   -------------------------------    THE THREE MONTHS
                                                                     1996       1997       1998     ENDED MARCH 31, 1999
                                                                   ---------  ---------  ---------  ---------------------
Net income per share--basic
  Historical--TMP................................................  $   (1.37) $     .70  $     .40        $     .11
  Pro Forma Combined.............................................      (1.37)       .80        .28             (.07)
  Historical--LAI................................................       (.18)       .85       (.58)            (.82)
  Equivalent Pro Forma Combined per LAI Share(1).................       (.18)       .11        .04             (.01)
Net income per share--diluted
  Historical--TMP................................................      (1.37)       .69        .39              .10
  Pro Forma Combined.............................................      (1.37)       .79        .27             (.07)
  Historical--LAI................................................       (.18)       .82       (.58)            (.82)
  Equivalent Pro Forma Combined per LAI Share(1).................       (.18)       .10        .04             (.01)
Book value per common share
  Historical--TMP(2).............................................                             3.99             4.53
  Pro Forma Combined(2)..........................................                             5.75             6.30
  Historical--LAI(2).............................................                             9.10             9.10
  Equivalent Pro Forma Combined per LAI Share(1).................                             0.77             0.83
Tangible book value per common share
  Historical--TMP(2).............................................                            (1.57)           (1.40)
  Pro Forma Combined(2)..........................................                             (.15)            (.06)
  Historical--LAI(1).............................................                             6.32             6.32
  Equivalent Pro Forma Combined per LAI Share(1).................                             (.02)            (.01)

--------------------------
(1) The equivalent LAI pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by an assumed Exchange Ratio of 0.1321.
(2) The historical and tangible book value per common share is computed by dividing total stockholders' equity (excluding intangibles for tangible book value amounts) by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity (excluding intangibles for tangible book value amounts) by the pro forma number of shares of Common Stock outstanding at the end of the respective periods.

    TMP has never paid any cash dividends on its Common Stock and currently intends to retain future earnings, if any, to fund the development and growth of its businesses. Accordingly, subsequent to the completion of the merger, TMP does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

    LAI has not paid dividends since the beginning of fiscal 1997 and does not intend to pay any cash dividends for the foreseeable future but instead intends to retain earnings, if any, for the future operation and expansion of LAI's business. Any determination to pay dividends in the future will be at the discretion of LAI's board of directors and will be dependent upon LAI's results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by the board of directors. Moreover, LAI's credit facilities prohibit payment of dividends without the consent of the lender.

                                  RISK FACTORS

    BEFORE YOU INVEST IN TMP COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS BEFORE YOU DECIDE TO VOTE YES ON THE MERGER PROPOSAL.

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, "WE," "US," AND "OUR," WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, REFER TO TMP.

RISK RELATING TO THE MERGER

    WE MAY FAIL TO REALIZE BENEFITS FROM OUR ACQUISITIONS. We believe that an important benefit from the merger will be the integration of the management, strategy, and operations of TMP and LAI. Some of the anticipated benefits of the merger may not be achieved unless the integration is successful and achieved in a timely manner. We cannot assure you that we will successfully integrate the operations of LAI with ours without encountering difficulties or losing key LAI personnel. In addition, we cannot assure you that the benefits that we expect from this integration will be realized.

    We recently acquired Morgan & Banks Limited, an executive search and selection firm located in Australia, and this acquisition could make the integration of LAI more time consuming and difficult. The transition process may divert the attention of our management. Difficulties in the transition process, including the interruption of, or a loss of momentum in, LAI activities, problems associated with integration of management, information and reporting systems, and delays in implementation of consolidation plans, could also have an adverse impact on our ability to realize anticipated benefits of the merger.

    OUR COSTS RELATED TO THE MERGER MAY BE SIGNIFICANT. We expect to incur merger-related expenses of approximately $3.0 million in the quarter ending September 30, 1999, the quarter in which the merger is expected to close. In addition, compensation expense of approximately $1.7 million will be recognized upon consummation of the merger relating to the acceleration of the vesting of stock, granted by LAI, associated with the unamortized stock-based compensation.These expenses include costs for legal and accounting fees, costs of financial printing, listing fees and other related costs. This estimate does not include any costs associated with restructuring, integrating or consolidating the operations of the two companies. This amount is only an estimate and may change. In addition, we may incur unanticipated expenses in integrating LAI's business with ours. We expect that the savings from the elimination of duplicative expenses and the realization of other efficiencies related to the integration of the business of LAI may offset any additional expenses in the future. However, we cannot assure you that a net benefit will be achieved in the near future, or at all. We also cannot assure you that combining our business with the business of LAI, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition better than what would have been achieved by us or LAI independently.

    The issuance of TMP Common Stock in the merger may reduce our net income per share from expected levels. This could reduce the market price of the TMP Common Stock unless we can achieve revenue growth, cost savings or other business synergies that will offset the effect of the issuance.

    WE MAY LOSE LAI CLIENTS AND PERSONNEL. The executive search industry is relationship-driven. Consequently, due to the merger, it is possible that certain clients of LAI may terminate their relationship with LAI. In addition, although we do not anticipate any material personnel changes at LAI, to the extent LAI loses material personnel, which in turn causes LAI to lose material clients, we could be materially adversely affected.

    WE MAY NOT BE ABLE TO TREAT THE MERGER AS A "POOLING OF INTERESTS" FOR ACCOUNTING PURPOSES. We intend for the merger to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of TMP and LAI will be carried forward to the combined company at the amounts recorded on each company's balance sheet. Income from the combined company will include income from TMP and LAI for the entire fiscal period in which the combination occurs. Reported income of the separate companies for prior periods will be combined and restated as the results of operations of the combined company. It is a condition to the consummation of the merger that the merger will qualify for pooling of interests accounting treatment.

    Under the pooling of interests rules, none of the executive officers, directors or affiliates of either TMP or LAI may sell any shares of either TMP or LAI until the combined company releases financial results covering at least 30 days of combined operations of TMP and LAI. Therefore, pooling of interests accounting treatment for the merger may not be available if these stockholders sell any shares before the combined company releases its financial results. We cannot assure you that an executive officer, director or affiliate of either company will not sell shares of TMP or LAI or that we will meet all of the requirements to qualify for pooling of interests treatment. If the requirements are not met before the closing of the merger, then TMP is not required to consummate the merger. However, if TMP elects to consummate the merger despite the fact that the conditions have not been met, the merger would be accounted for under the purchase method of accounting. This would mean that LAI's assets would be recognized at their fair value and that any excess of the purchase price over such fair value, other than amounts charged to in-process research and development costs, if any, would be recognized as goodwill on TMP's balance sheet. The goodwill would be amortized as an expense over its anticipated useful life.

    The impact of purchase accounting treatment could materially adversely affect the combined company's results of operations throughout the amortization period. We would also have to account for the merger using the purchase method of accounting if, among other things, any affiliate of either company sells shares in TMP after the closing of the merger and before we release financial results covering at least 30 days of combined operations. Each of the current executive officers, directors and other affiliates of TMP and each of the current executive officers, directors and other affiliates of LAI has entered into an affiliate agreement agreeing to comply with the above described restrictions on selling shares of TMP and LAI.

    WE MAY HAVE TO ISSUE MORE SHARES THAN PLANNED. The Exchange Ratio of LAI Common Stock for TMP Common Stock is fixed at 0.1321, provided that the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is between $42.00 and $64.00. At this Exchange Ratio, TMP would issue approximately 1,100,000 shares of TMP Common Stock for the LAI Common Stock. If such average price of TMP Common Stock falls below $42.00, and TMP elects to complete the merger, TMP will issue more of its shares. If we issue more shares of TMP Common Stock, our net income per share would be adversely affected.

RISKS RELATING TO TMP, LAI AND THE COMBINED COMPANY

    WE MAY NOT BE ABLE TO MANAGE OUR GROWTH. Our business has grown rapidly in recent periods. As an example, we completed the acquisition of four executive search companies since April 1998. We believe that the acquisition of LAI will make us one of the largest executive search firms in the world. This growth of our business has placed a significant strain on our management and operations. Our expansion has resulted, and is expected in the future to result, in substantial growth in the number of our employees. In addition, this growth is expected to result in increased responsibility for both existing and new management personnel and incremental strain on our existing operations, financial and management information systems. Our success depends to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. If we are not able to manage existing or anticipated growth, our business, financial condition and operating results would be materially adversely affected.

    WE FACE RISKS ASSOCIATED WITH OUR EXPANSION STRATEGY. We expect that we will continue to grow, in part, by acquiring businesses. The success of this strategy depends upon several factors, including:

    - the continued availability of financing;

    - our ability to identify and acquire businesses on a cost-effective basis;

    - our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and

    - our ability to retain and motivate key personnel and to retain the clients of acquired firms.

    We cannot assure you that financing for acquisitions will be available on terms we find acceptable, or that we will be able to identify or consummate new acquisitions, or manage and integrate our recent or future expansions successfully. Any inability to do so would materially adversely affect our business, financial condition and operating results. We also cannot assure you that we will be able to sustain the rates of growth that we have experienced in the past.

    WE DEPEND ON TRADITIONAL MEDIA. A substantial portion of our total revenue comes from designing and placing recruitment advertisements in traditional media such as newspapers and trade publications. This business constituted approximately 23.9% of our total revenue for the year ended December 31, 1998. This percentage would be 21.3% after giving pro forma effect to the merger with LAI. We also receive a substantial portion of our revenue from placing advertising in yellow page directories. This business constituted approximately 14.8% of total revenue for the year ended December 31, 1998. This percentage would be 13.2% after giving pro forma effect to the acquisition of LAI. We cannot assure you that the total revenue we receive in the future will be equal to the total revenue which we have received in the past.

    In addition, new media, like the Internet, may cause yellow page directories and other forms of traditional media to be less desirable forms of advertising media. If we are not able to generate fees from advertising on the Internet to offset any decrease in commissions from traditional media, our business, financial condition and operating results will be materially adversely affected.

    THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING IS UNPROVEN. Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising remains subject to a high level of uncertainty. Most of our clients have only limited experience with the Internet as an advertising medium. Such clients have not devoted a significant portion of their advertising budgets to Internet-based advertising in the past. In addition, a significant portion of our potential clients have no experience with the Internet as an advertising medium and have not devoted any portion of their advertising budgets to Internet-based advertising in the past. There can be no assurance that advertisers will be persuaded to allocate or continue to allocate portions of their budgets to Internet-based advertising. If Internet-based advertising is not widely accepted by our advertisers and advertising agencies, our business, financial condition and operating results, including our expected rate of commissions and fees growth, would be materially adversely affected. Although we generated Internet revenue of $50.2 million for the year ended December 31, 1998, we cannot assure you that we will continue to generate substantial Internet-based revenue in the future.

    INTERNET USERS MAY NOT ACCEPT OUR INTERNET CONTENT. Our future growth depends in part on our ability to attract Internet users who are valuable to our advertising clients. This in turn depends on our ability to deliver original and compelling services to these Internet users. We cannot assure you that our content will be attractive to enough Internet users to generate material advertising revenues. We also cannot assure you that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences to continue to attract a sufficient number of Internet users to our Web sites.

    Internet users can freely navigate and instantly switch among a large number of Web sites, many of which offer original content. It is difficult for us to distinguish our content and attract users. In addition, many other Web sites offer very specific, highly targeted content. This could have greater appeal than our sites to particular groups within our target audience.

    OUR MARKETS ARE HIGHLY COMPETITIVE. The markets for our services are highly competitive. They are characterized by pressures to:

    - reduce prices;

    - incorporate new capabilities and technologies; and

    - accelerate job completion schedules.

    We face competition from a number of sources. These sources include:

    - national and regional advertising agencies;

    - specialized and integrated marketing communication firms;

    - traditional media companies;

    - executive search firms; and

    - search and selection firms.

    In addition, many advertising agencies and publications have started either to internally develop or acquire new media, including Internet, capabilities. We are also competing with established companies that provide integrated specialized services like Web advertising services or Web site design and are technologically proficient. Many of our competitors or potential competitors have long operating histories, and some may have greater financial, management, technological development, sales, marketing and other resources than we do. In addition, our ability to maintain our existing clients and attract new clients depends to a large degree on the quality of our services and our reputation among our clients and potential clients.

    We have no significant proprietary technology that would preclude or inhibit competitors from entering the yellow page advertising, recruitment advertising, executive search or on-line advertising markets. We cannot assure you that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over our services. This could have a material adverse effect on our business, financial condition and operating results.

    OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER. Our quarterly operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are a result of a variety of factors, including:

    - the timing of acquisitions;

    - the timing of yellow page directory closings, the largest number of which currently occur in the third quarter; and

    - the receipt of additional commissions, if earned, from yellow page publishers for achieving a specified volume of advertising, which commissions are typically reported in the fourth quarter.

    Our quarterly commissions and fees earned from recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter.

    Recruitment advertising commissions and fees tend to be more cyclical than yellow page commissions and fees. To the extent that a significant percentage of our commissions and fees are derived from recruitment advertising, our operating results may be subject to increased cyclicality.

    WE FACE RISKS RELATING TO DEVELOPING TECHNOLOGY. The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet content, particularly in response to competitive offerings. We cannot assure you that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our Web sites and services. This could affect our financial condition or operating results. New Internet services or enhancements which we have offered or may offer in the future may contain design flaws or other defects that could require expensive modifications or result in a loss of client confidence. Any disruption in Internet access or in the Internet generally could affect our financial condition or operating results.

    WE DEPEND ON OUR CONSULTANTS. The success of our executive search business, including that of LAI, giving effect to the merger, depends upon our ability to attract and retain consultants who possess the skills and experience necessary to fulfill our clients' executive search needs. Competition for qualified consultants is intense. TMP and LAI believe they have been able to attract and retain highly qualified, effective consultants as a result of their respective reputations and their performance-based compensation systems. Consultants have the potential to earn substantial bonuses based on the amount of revenue generated by:

    - obtaining executive search assignments;

    - executing search assignments; and

    - assisting other consultants to obtain or complete executive search assignments.

    Bonuses represent a significant proportion of consultants' total compensation. Any diminution of TMP's or LAI's reputation could impair their ability to retain existing or attract additional qualified consultants. Our inability to attract and retain qualified consultants could have a material adverse effect on our executive search business, results of operations and financial condition.

    OUR CONSULTANTS MAY DEPART WITH EXISTING EXECUTIVE SEARCH CLIENTS. The success of TMP's and LAI's executive search business depends upon the ability of our consultants to develop and maintain strong, long-term relationships with clients. Usually, one or two consultants have primary responsibility for a client relationship. When a consultant leaves one executive search firm and joins another, clients that have established relationships with the departing consultant may move their business to the consultant's new employer. The loss of one or more clients is more likely to occur if the departing consultant enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a specific industry or management function. Historically, neither TMP nor LAI has experienced significant problems in this area. However, a failure to retain our most effective consultants or maintain the quality of service to which our clients are accustomed could have a material adverse effect on our business. Also, the ability of a departing consultant to move business to his or her new employer could have a material adverse effect on our executive search business, results of operations and financial condition.

    WE FACE RISKS MAINTAINING OUR PROFESSIONAL REPUTATION AND BRAND NAME. TMP's and LAI's ability to secure new executive search engagements and hire qualified professionals is highly dependent upon their overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements from existing clients or from referrals by existing clients. Therefore, the dissatisfaction of any client could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes the reputation of TMP or LAI or any of its personnel could make it more difficult for us to compete successfully for both new engagements and qualified consultants. This could have an adverse effect on TMP's and LAI's executive search business, results of operations and financial condition.

    WE FACE RESTRICTIONS IMPOSED BY BLOCKING ARRANGEMENTS. Either by agreement with clients or for marketing or client relationship purposes, executive search firms frequently refrain, for a specified period of time, from recruiting certain employees of a client, and possibly other entities affiliated with such client, when conducting executive searches on behalf of other clients. This is known as a "blocking" arrangement.

Blocking arrangements generally remain in effect for one or two years following completion of an assignment. The actual duration and scope of any blocking arrangement, including whether it covers all operations of a client and its affiliates or only certain divisions of a client, generally depends on such factors as:

    - the length of the client relationship;

    - the frequency with which the executive search firm has been engaged to perform executive searches for the client; and

    - the number of assignments the executive search firm has generated or expects to generate from the client.

Some of TMP's and LAI's executive search clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential candidates for other companies in that client's industry. Blocking arrangements with a client of this nature, or the awareness by a client's competitors of such an arrangement, may make it difficult for TMP or LAI to obtain executive search assignments from, or to fulfill executive search assignments for, competitors while employees of that client may not be solicited. As our client base grows, particularly in our targeted business sectors, blocking arrangements increasingly may impede our growth or ability to attract and serve new clients. This could have an adverse effect on our executive search business, results of operations and financial condition.

    WE DEPEND ON OUR KEY PERSONNEL. Our continued success will depend to a significant extent on our senior management, including Andrew J. McKelvey, our Chairman of the Board and CEO. The loss of the services of Mr. McKelvey or of one or more key employees could have a material adverse effect on our business, financial condition or operating results. In addition, if one or more key employees join a competitor or form a competing company, the resulting loss of existing or potential clients could have a material adverse effect on our business, financial condition or operating results. If we were to lose a key employee, we cannot assure you that we would be able to prevent the unauthorized disclosure or use of our procedures, practices, new product development or client lists.

    WE ARE CONTROLLED BY A PRINCIPAL STOCKHOLDER. As of June 1, 1999, Andrew J. McKelvey beneficially owned all of the outstanding TMP Class B Common Stock and 10,945,000 shares of TMP Common Stock, which together represent approximately 59.5% of the combined voting power of all classes of our voting stock. These shares represent 58.4% of our combined voting power assuming an exchange ratio of 0.1321 and giving effect to the merger. Mr. McKelvey can direct the election of all of the members of our board. He can also exercise a controlling influence over our business and affairs. This includes any determinations with respect to mergers or other business combinations, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional TMP Common Stock or other equity securities and the payment of dividends with respect to TMP Common Stock. Similarly, Mr. McKelvey may determine matters submitted to a vote of TMP's stockholders without the consent of TMP's other stockholders and he has the power to prevent a change of control.

    EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF TMP. Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

    - discourage potential acquisition proposals;

    - delay or prevent a change in control; and

    - limit the price that investors might be willing to pay in the future for shares of our common stock.

    In particular, our board of directors may issue up to 800,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Our certificate of incorporation and bylaws provide, among other things, for advance notice of stockholder proposals and director nominations.

    WE FACE RISKS RELATING TO OUR FOREIGN OPERATIONS. We conduct operations in various foreign countries, including Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, New Zealand, Singapore, Spain and the United Kingdom. In 1998, approximately 62.5% of our total revenue was earned outside of the United States. Such revenue is collected in the local currency. In addition, we generally pay operating expenses with the corresponding local currency. Therefore, we are at risk for exchange rate fluctuations between such local currencies and the dollar. We do not conduct any significant hedging activities.

    We are also subject to taxation in foreign jurisdictions. In addition, transactions between us and our foreign subsidiaries may be subject to United States and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the United States, and change periodically. The extent, if any, to which we will receive credit in the United States for taxes we pay in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code of 1986, as amended (the "Code"), as well as the provisions of any tax treaties which may exist between the United States and such foreign jurisdictions.

    THERE MAY BE VOLATILITY IN OUR STOCK PRICE. The market for TMP Common Stock has, from time to time, experienced extreme price and volume fluctuations. Factors such as announcements by TMP of variations in our quarterly financial results and fluctuations in advertising commissions and fees, including the percentage of our commissions and fees derived from Internet-based services and products could cause the market price of TMP's Common Stock to fluctuate significantly. Further, due to the volatility of the stock market generally, the price of TMP's Common Stock could fluctuate for reasons unrelated to our operating performance.

    WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION. As an advertising agency which creates and places print and Internet advertisements, we are subject to Sections 5 and 12 of the U.S. Federal Trade Commission Act. These sections regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the Federal Trade Commission enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies like TMP are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising that we have created is found to be false, deceptive or misleading, the FTC Act could potentially subject us to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against us.

    In addition, we cannot assure you that other current or new government laws and regulations, or the application of existing laws and regulations will not:

    - subject us to significant liabilities;

    - significantly dampen growth in Internet usage;

    - prevent us from offering certain Internet content or services; or

    - otherwise have a material adverse effect on our business, financial condition or operating results.

    WE HAVE NEVER PAID DIVIDENDS. We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on TMP's Common Stock and TMP's Class B Common Stock in the foreseeable future. In addition, payment of dividends on TMP's Common Stock and TMP's Class B Common Stock is restricted by our financing agreement.

                        THE ANNUAL STOCKHOLDERS' MEETING

WHEN AND WHERE THE ANNUAL STOCKHOLDERS' MEETING WILL BE HELD

    This proxy statement/prospectus solicits, on behalf of the LAI board, proxies to be voted at the LAI annual stockholders' meeting to be held as follows:

    Thursday, August 26, 1999
    9:00 a.m.
    The Tampa Club
    101 East Kennedy Boulevard
    4100 Barnett Plaza
    Tampa, Florida

    Proxies solicited will also be voted at any adjournment of the stockholders' meeting. We first mailed this proxy statement/prospectus, the cover letter to LAI stockholders, the notice of annual meeting and the form of proxy to LAI stockholders on or about July 28, 1999.

MATTERS TO BE CONSIDERED AT THE LAI ANNUAL STOCKHOLDERS' MEETING

    At the annual stockholders' meeting, LAI stockholders will consider and vote on:

    - approval and adoption of the merger agreement;

    - the election of two directors;

    - the ratification of the appointment of Arthur Andersen LLP as LAI's independent certified public accountants for the fiscal year ending February 29, 2000; and

    - any other matters that may properly be brought before the LAI stockholders' meeting or at any adjournment or postponement of the stockholders' meeting.

RECOMMENDATION OF THE LAI BOARD

    LAI's board of directors has unanimously approved the merger agreement and recommends a vote "FOR" approval and adoption of the merger agreement. See "The Merger--Reasons for the Merger."

    LAI's board of directors also recommends that LAI stockholders vote "FOR" the election of the two nominees for director and "FOR" the ratification of the appointment of Arthur Andersen LLP as LAI's independent certified public accountants for fiscal 2000.

STOCKHOLDERS ENTITLED TO VOTE AND VOTE REQUIRED

    The merger cannot be completed without LAI stockholder approval.

    The LAI board has set July 27, 1999 as the record date to determine which LAI stockholders will be entitled to vote at the stockholders' meeting. Only LAI stockholders of record on the record date will be entitled to receive notice of and to vote at the stockholders' meeting. On the record date, there were 8,120,427 shares of LAI Common Stock outstanding and entitled to vote at the stockholders' meeting. These shares were held by approximately 158 stockholders.

    Each share of LAI Common Stock will have one vote for each matter properly submitted at the stockholders' meeting. The affirmative vote, either in person or by proxy, of a majority of the shares of LAI Common Stock outstanding is required in order to approve the merger agreement. These shares may be represented either in person or by proxy. If you abstain from voting or if you do not vote by telephone or submit a proxy card and do not vote in person at the stockholders' meeting, your non-action will have the effect of a vote against the merger. Also, any broker non-vote will have the effect of a vote against the merger.

    As of the close of business on the record date, the directors and executive officers of LAI as a group beneficially owned 678,518 shares of LAI Common Stock, or approximately 8.5% of the issued and outstanding shares of LAI Common Stock. These figures are calculated without counting shares which could be acquired be exercising stock options because the shares underlying those options cannot be voted at the stockholders' meeting. Certain directors and executive officers of LAI, representing a total of 8.5% of the outstanding shares of LAI Common Stock presently intend to vote all the shares they beneficially own "FOR" the approval and adoption of the merger agreement.

VOTING PROCEDURES

GENERAL

    Your vote is important. Because many stockholders cannot personally attend the stockholders' meeting, it is necessary that a large number be represented by proxy. If a stockholder of record does not submit a proxy or vote in person at the stockholders' meeting, his or her shares will not be voted and the stockholder will not be counted as present for determining the existence of a quorum. Abstentions and broker non-votes will be included in determining the number of shares present at the stockholders' meeting, but will not be counted in the tabulation of votes on any matter.

    We encourage you to vote and to vote promptly. Voting promptly may save LAI the expense of a second mailing.

STOCKHOLDERS OF RECORD

    If you are a stockholder of record, meaning that your shares and your stock certificate(s) are registered in your name with LAI and its transfer agent, you may vote (1) by attending the stockholders' meeting, (2) by telephone in accordance with the instructions set forth on the enclosed proxy card or (3) by marking, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. You may change or revoke your proxy at any time before it is actually voted at the stockholders' meeting by (1) delivering a written notice of revocation to the Secretary of LAI, (2) submitting a later-dated proxy, (3) phoning in a later set of telephone instructions or (4) attending the stockholders' meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a proxy designating such person to act on your behalf. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of the LAI board's nominees and in favor of the proposals to be presented at the stockholders' meeting.

STOCKHOLDERS IN STREET NAME

    Different procedures may apply to shares held in the name of a broker or other intermediary, also referred to as being held in "street name", rather than in the stockholder's own name. A stockholder whose shares are held in street name through an intermediary is referred to as the "beneficial owner" of the shares, while the intermediary or stockholder of record is referred to as the "record owner" of the shares. Shares held in street name are voted by the record owner rather than the beneficial owner. However, the record owner usually is required to provide a means for the beneficial owner to direct how the record owner is to vote the shares. This may include providing a proxy card or instructions that may differ from the materials provided by LAI to its stockholders of record.

    If your shares are held in street name, you should follow whatever instructions are provided by the record owner of your shares. The broker or other intermediary serving as record owner of your shares, in its discretion, may choose to provide a means for you to direct the voting of your shares by telephone or over the Internet. If so, appropriate instructions may be set forth on the enclosed proxy card, or the broker or other intermediary may choose to provide separate instructions.

    If your shares are held in street name, your broker or other intermediary may be permitted to vote your shares in its discretion, particularly if you do not vote or give specific voting instructions prior to the stockholders' meeting. If you wish to vote such shares by attending the stockholders' meeting in person, you will need to obtain a proxy from the broker or other intermediary who is the stockholder of record having the legal authority to vote your shares. Please note that, once a beneficial or street name owner has submitted voting instructions, such instructions may be changed or revoked only in accordance with the procedures of the broker or other record owner of such shares, and then only in accordance with the procedures applicable to stockholders of record as described above. If your shares are held in street name, then to change or revoke your voting instructions you must contact the broker or other intermediary who is the stockholder of record having the legal authority to vote your shares.

    LAI's board of directors is not aware of any matters that will come before the stockholders' meeting other than the vote on the merger, the election of two directors and the ratification of the appointment of Arthur Andersen LLP as LAI's independent certified public accountants for fiscal 2000. If any other matters come before the stockholders' meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

    Votes cast by proxy or in person at the stockholders' meeting will be counted by the election inspector appointed for the stockholders' meeting. The election inspector will determine if a quorum is present. Where proxies are marked as abstentions, where stockholders appear in person but abstain from voting or where a broker indicates on a proxy that it does not have discretionary authority regarding certain shares, those abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining if a quorum is present at the stockholders' meeting.

LAI STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SOLICITATION OF PROXIES

    In addition to using the mails, the directors, officers and employees of LAI may solicit proxies for the stockholders' meeting from stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. LAI will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse these parties for their expenses in doing so. LAI will pay all costs of soliciting proxies for the stockholders' meeting. In addition, LAI has retained ChaseMellon Consulting Services for assistance with the solicitation of proxies. For its services, ChaseMellon Consulting Services will receive a fee estimated at $7,500 plus reimbursement for reasonable and customary out-of-pocket expenses.

QUORUM

    The presence, in person or by proxy, of a majority of the issued and outstanding LAI Common Stock entitled to vote at the stockholders' meeting is necessary to constitute a quorum.

                                   THE MERGER

BACKGROUND OF THE MERGER

    On August 19, 1998, LAI announced anticipated results of operations for its second quarter ending August 31, 1998 which were significantly below research analysts' published estimates. During the summer of 1998, LAI's stock price declined from $18.50 in early July 1998 to $8.313 after the August 19th announcement. During this period, there was also growing uncertainty regarding LAI's recently opened London office, its first effort at establishing a company-owned international office. At the same time, the trend of consolidation within the professional services and executive search industries continued and more firms were developing and enhancing their global delivery capabilities.

    As a result of these developments, LAI's senior management became concerned about LAI's future. Management began to explore the various strategic alternatives available to LAI to more effectively execute its growth strategy and enhance stockholder value. In the fall of 1998, Robert L. Pearson, Chairman and Chief Executive Officer of LAI, had informal discussions with representatives of several companies in related industries, including TMP.

    In late November 1998, LAI announced its anticipated results of operations for its third quarter ending November 30, 1998, which again were significantly below research analysts' published estimates. LAI's stock closed at $6.00 on December 1, 1998. In early January 1999, LAI announced operating results for its third quarter that were generally in line with those estimated in the November release. However, LAI also reported substantial operating losses from its London operations. LAI announced that it was reducing its professional and support employees in the London office and that it anticipated recording a fourth quarter charge against earnings as a result. LAI's stock closed at $6.375 on January 8, 1999.

    In January 1999, Mr. Pearson and Andrew McKelvey, Chairman of the Board and CEO of TMP, had an informal meeting at which they discussed their respective businesses, as well as trends in the executive search industry. They agreed to schedule a meeting following the closing of TMP's acquisition of Morgan & Banks to discuss ways in which TMP and LAI might work together in the future. During January, Mr. Pearson discussed the possibility of merging LAI with a larger company informally with several LAI directors.

    The LAI board met on February 1, 1999 to consider management's concerns about LAI's future and review strategic alternatives. LAI's outside counsel, Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, and LAI's financial advisor, Robert W. Baird & Co. Incorporated, were present at the meeting. Trenam Kemker and Baird advised the LAI board during this meeting and from time to time over the next several weeks as events progressed.

    During the meeting, the board had extensive discussions about the current state of LAI's business and its future prospects, particularly the challenges and risks associated with continuing as an independent company. These discussions focused on (1) recent trends in the professional services and executive search industries, (2) continuing problems with LAI's London office,
(3) LAI's reduction in fourth quarter domestic revenues, (4) LAI's recent disappointing financial results and prospects for improved results in the future, (5) the adverse impact that LAI's depressed stock price had on previously issued stock options as incentives to retain qualified search consultants and (6) higher than normal turnover in search consultants. Among the challenges and risks discussed in this context were that (1) LAI might experience increasing difficulty in attracting and retaining qualified search consultants, (2) a significant number of search consultants might choose to leave LAI's employ and (3) there were internal uncertainties regarding LAI's leadership and succession plans.

    Baird distributed and reviewed with the directors information about recent merger and acquisition activity and current conditions in the equity markets, recent developments in the executive search and professional services industries, and LAI management's projected operating results for fiscal 1999 and 2000, which took into account the adverse impact of LAI's London operations and weaker than anticipated domestic results. In addition, Baird distributed and reviewed with the directors introductory information about TMP, including an overview of TMP's business, recent operating results and historical stock price performance and trading history.

    The LAI board discussed in general terms the advantages and disadvantages of effecting a sale of LAI. The LAI board also discussed the advantages and disadvantages of a possible sale to TMP or several alternative acquisition partners, including the companies with which Mr. Pearson had previously spoken and/or met and several other companies in the professional services and executive search industries. The LAI board also discussed the future prospects of and strategic alternatives available to LAI if it chose to remain an independent company. Among the alternatives discussed were (1) continuing to execute LAI's international and domestic expansion strategy by continuing to support the London operation, completing the previously announced proposed acquisition of Futura Beteiligungs GmbH, the parent of the European search and assessment firm of Neumann Holding, A.G., and continuing to aggressively pursue attractive domestic acquisitions and new hires or (2) curtailing international expansion altogether, significantly reducing efforts to pursue domestic acquisitions and, instead, focusing on stabilizing and improving LAI's core domestic operations. Although no formal action was taken, the LAI board reacted favorably to starting discussions with TMP.

    Senior management of LAI and TMP met on February 2, 1999. Among the matters discussed at this meeting were the general structure of a possible acquisition, the synergies likely to be available to the combined enterprises after an acquisition and some of the principal terms of a possible acquisition. Shortly thereafter, teams from both of our companies commenced due diligence investigations.

    TMP directed its outside counsel to prepare an initial draft of the Agreement and Plan of Merger, which was sent to LAI on February 19, 1999. The merger agreement was distributed to the directors prior to the next LAI board meeting, which was held on February 22, 1999. Prior to that meeting, to assist LAI's non-employee directors in their consideration of the proposed transaction, the law firm of Jones, Day, Reavis & Pogue was engaged as special counsel. Jones Day advised the LAI board during this meeting and from time to time over the next several weeks as events progressed. Representatives of Baird, Trenam Kemker and Jones Day were present at the February 22nd meeting. After Mr. Pearson updated the directors on developments since the February 1st meeting, Baird distributed and reviewed in detail with the directors: materials regarding the proposed structure of the transaction described in the merger agreement; updated financial information about LAI, including information reflecting LAI management's estimates for the results of operations for the fourth quarter of fiscal 1999 (which estimates were substantially below published research analysts' estimates); and Baird's views regarding the hypothetical type and value of consideration that other potential acquisition partners might offer to LAI. The LAI board also reviewed additional information about TMP, including TMP's business segments, stock price history, trading statistics and the results obtained by applying various valuation methodologies to TMP. The LAI board again discussed in detail the advantages and disadvantages of merging with TMP as opposed to other potential buyers, as well as the advantages and disadvantages of remaining independent. No formal action was taken.

    On February 24 and 25, 1999, LAI' s senior management, along with Baird and Trenam Kemker, met with representatives of TMP and their legal advisors in New York City to negotiate the principal business terms and conditions of a potential merger. At those meetings, LAI disclosed to TMP for the first time LAI's projected results of operations for the fourth quarter of fiscal 1999. At the end of two days of negotiations, LAI and TMP, subject to TMP's completion of its due diligence review, reached a preliminary understanding with respect to a merger of the two companies, involving a merger exchange ratio of 0.2445 shares of TMP Common Stock for each share of LAI Common Stock if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is at least $42.00 per share but not more than $64.00 per share; a fixed valuation at $64 per share if the price of TMP Common Stock exceeded $64 per share; and a fixed valuation at $42 per share if the price of TMP Common Stock was less than $42 per share but not less than $35 per share, with TMP having a "walk away" right if the price of its common stock was below $35 per share.

    On February 26, 1999, at a telephone meeting, the LAI board was updated regarding the status of the negotiations. No formal action was taken. Negotiations continued with TMP on various provisions of the merger agreement during the following week. The directors scheduled their next meeting for March 5, 1999.

    Just prior to the March 5th LAI board meeting, TMP informed LAI that it was unwilling to proceed with a transaction based upon an exchange ratio of 0.2445 TMP shares for each share of LAI Common Stock. TMP stated that the highest merger exchange ratio TMP was prepared to offer was 0.2255 TMP shares per LAI share. At the March 5th meeting, the LAI board was informed that TMP had offered this lower merger exchange ratio. Baird, Jones Day and Trenam Kemker were present at the meeting. The LAI board reviewed and analyzed the implications of this lower merger exchange ratio. The LAI board also reviewed the most recent draft of the merger agreement. Baird distributed and reviewed in detail with the directors updated information regarding TMP, including TMP's projected operating results and information regarding the recent trading activity in LAI's Common Stock. The directors discussed extensively the information regarding TMP, the advantages and disadvantages of continuing to pursue the proposed transaction with TMP based upon the revised merger exchange ratio and possible alternative acquisition partners. Although no formal action was taken, after lengthy deliberations, it was the general view of the LAI board that, given the circumstances, the TMP transaction with a reduced merger exchange ratio still appeared to offer the best means of maximizing stockholder value. In arriving at this view, the board considered the weak near-term prospects for LAI's operations as an independent company and the absence of a viable potential alternative acquisition partner. Accordingly, the LAI board requested that Baird deliver its opinion at the next LAI board meeting as to whether the proposed merger exchange ratio of 0.2255 TMP shares per share of LAI Common Stock was fair from a financial point of view to LAI's stockholders.

    The LAI board's next meeting was held on the morning of March 8, 1999, via telephone. Baird, Jones Day and Trenam Kemker were present at the meeting. At the start of the meeting, Mr. Pearson updated the directors regarding discussions with TMP that took place after the March 5th board meeting and over the weekend. Baird delivered and reviewed extensively with the board materials regarding the proposed transaction; LAI's current business and financial condition; valuation methodologies regarding the proposed transaction with TMP; an overview of TMP's business and related valuation analyses and certain pro forma combined enterprise information. The LAI board had a thorough discussion and carefully considered the factors set forth in "Reasons for the Merger" below. Baird then delivered an oral opinion that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the merger exchange ratio of 0.2255 was fair from a financial point of view to LAI's stockholders. At the conclusion of the LAI board's deliberations, the LAI board unanimously (1) determined that the merger was in the best interests of LAI's stockholders, (2) subject to TMP's approval, approved the merger and the merger agreement and (3) approved recommending that LAI's stockholders vote to approve the merger. The board also authorized LAI senior management to conclude negotiation of and execute a definitive form of merger agreement. Later that day, however, TMP management delayed the previously anticipated signing of the merger agreement.

    On March 9, 1999, after it completed additional financial due diligence, TMP informed LAI that it no longer wished to enter into the merger. In response to a subsequent inquiry by LAI as to whether TMP would enter into the merger under any circumstances, TMP indicated that it would be interested in pursuing the transaction at a revised merger exchange ratio of 0.1321 shares of TMP Common Stock for each share of LAI Common Stock with the same floating ratio if TMP's stock price averaged above $64 per share or below $42 per share. At a telephone meeting held the afternoon of March 9th, the LAI board considered the new exchange ratio in light of the matters discussed at previous board meetings. Baird, Jones Day and Trenam Kemker were present at the meeting. Among the matters discussed were the challenges and risks of continuing to operate as an independent company and the other alternatives available to LAI. Although no formal action was taken, the sense of the LAI board was that, taking into account all of LAI's current circumstances, the proposed transaction with TMP even with the significantly lower merger exchange ratio continued to offer the best opportunity to maximize stockholder value. The board directed LAI management to provide Baird with revised, updated financial estimates for fiscal 1999 through 2004 and asked Baird to review these revised estimates and deliver its opinion as to whether the revised merger exchange ratio of 0.1321 was fair, from a financial point of view, to LAI's stockholders.

    Starting on the evening of March 9th, after the conclusion of the LAI board meeting and continuing until the next LAI board meeting on the evening of March 10th, with the assistance and input of LAI management, Baird worked diligently to determine the impact of LAI's revised estimates for fiscal 1999 through 2004 on its previous valuation of LAI. These estimates reflected substantially reduced revenues and considerably less favorable operating results than the estimates previously provided to Baird.

    On the evening of March 10, 1999, the LAI board held a meeting via telephone, at which Baird delivered and reviewed with the directors extensive written materials regarding LAI management's revised and updated estimates for anticipated fiscal 1999 results of operations and revised, updated projections for LAI's operations for the fiscal years 2000 through 2004 and information regarding the impact of these revised and updated estimates on its prior valuation of LAI. Baird also delivered and reviewed information regarding TMP's business, TMP's actual and anticipated results of operations, and the valuation of TMP and certain pro forma information regarding the combined companies' operations. Baird also delivered its oral opinion that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the merger exchange ratio as set forth in the merger agreement was fair from a financial point of view to LAI's stockholders. In issuing its opinion, Baird pointed out to the LAI board that Baird's valuation of LAI had declined significantly since it had delivered its initial opinion to the LAI board on March 8, 1999. Baird noted that the updated information provided by LAI's management regarding LAI's anticipated fiscal 1999 results of operations and updated projections for LAI's fiscal years 2000 through 2004 were the principal reasons for the decline. Baird also reported on a follow-up discussion with a party with which LAI management had met in the fall of 1998 to discuss a possible acquisition but which had not indicated an interest in offering a high enough purchase price at that time. Baird reported to the board that in its most recent discussions that party had indicated that it was not interested in pursuing a transaction with LAI. In connection with considering the possibility of receiving offers from other potential acquisition partners after the signing of the merger agreement, Trenam Kemker reviewed with directors the "fiduciary out" and termination fee provisions of the merger agreement. At the conclusion of the board's deliberations, the LAI board unanimously (1) determined that the merger was in the best interests of the LAI's stockholders, (2) subject to TMP's approval, approved the merger and the merger agreement and (3) approved recommending that LAI's stockholders vote to approve the merger. The LAI board also authorized LAI senior management to conclude negotiation of and execute a definitive merger agreement.

    Management of TMP and LAI, together with their counsel, finalized the merger agreement which was signed on March 11, 1999, and announced before the opening of markets on March 11, 1999.

REASONS FOR THE MERGER

    LAI'S REASONS FOR THE MERGER AND RECOMMENDATION OF THE LAI BOARD. In evaluating and determining to approve the merger agreement, the LAI board considered a variety of factors and based its opinion as to the fairness of the transactions contemplated by the merger agreement primarily on the following factors:

        (1) The future prospects of LAI and possible alternatives to the proposed merger, including the prospects for and challenges and risks associated with continuing as an independent company. In this regard, the LAI board considered the amount and range of acquisition consideration most likely to be offered by other prospective acquisition partners, the likelihood of realizing those values, and the view of LAI's management that the merger represented the best strategic alternative available to LAI under the circumstances. The LAI board also considered the risks of proceeding independently, including LAI's prospects for continuing to attract and retain qualified search consultants, the timing of the merger, and the prospects of receiving a better financial offer from another potential buyer;

        (2) The fact that LAI's stock price had declined substantially in the late summer and fall of 1998 and had remained depressed in early 1999 and the view of the LAI board and management that, in light of anticipated fiscal 1999 results and the current outlook for future operations, it would take a long time for LAI's stock price to exceed the implied value of the TMP stock in the proposed transaction. In addition, the LAI board believed that having a favorable stock price was important to benefit not only LAI stockholders directly but also to provide an effective incentive to attract and retain qualified consultants;

        (3) The financial terms of the merger, including the value of the consideration offered and the valuation of LAI and TMP;

        (4) LAI's knowledge and analysis of the executive search industry, including increasing competition in the industry and the need to anticipate, and best position LAI in light of, industry trends, including the increasing difficulty of attracting and retaining qualified consultants;

        (5) LAI's belief that a merger with TMP would enable LAI to continue to compete effectively with other executive search firms, particularly in view of TMP's global delivery capability and the need to be able to establish successful global operations in order to be able to compete effectively, combined with LAI's recent unsuccessful attempts to establish start up operations in London and Hong Kong;

        (6) The current business and financial condition of TMP, TMP's business and financial prospects, the potential for increases in the price of TMP common stock, and the competence and experience of TMP and its management;

        (7) The fact that the merger would afford LAI stockholders the opportunity to exchange their shares for an ownership interest in a combined enterprise which is larger and has greater financial resources than LAI;

        (8) The compatibility of the respective businesses and the management philosophies of LAI and TMP, including the desires of LAI and TMP to expand their executive search consulting businesses;

        (9) The opinion of Baird to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to LAI's stockholders. This opinion was delivered to the LAI board orally on March 10, 1999, and was subsequently confirmed on that same date in writing. Baird's delivery of its opinion was accompanied by extensive written materials and a thorough oral presentation described above;

        (10) The expected treatment of the merger as a tax-free reorganization to LAI stockholders and the expected treatment of the merger as a pooling of interests for financial reporting and accounting purposes; and

        (11) The social and economic effects of the merger on LAI and its employees and clients. The LAI board considered the terms of the TMP compensation structure and benefits to be received by LAI's consultants and other employees, and the commitment to quality and value that TMP would provide to LAI's clients.

    The LAI board also considered certain countervailing factors in its deliberations concerning the merger, including:

        (1) The potential disruption of LAI's business that might result from the announcement of the merger;

        (2) The possible difficulties of integrating the management and corporate cultures of LAI and TMP;

        (3) The uncertainty regarding stockholders, customers and employees' perceptions of the merger;

        (4) The volatility of TMP's stock price; and

        (5) The possibility that the merger might not be completed.

    In the view of the LAI board, however, these considerations were not sufficient, individually or in the aggregate, to outweigh the advantages of the merger.

    Accordingly, based on all of the foregoing factors, the LAI board unanimously approved and adopted the merger agreement and the merger. The LAI board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination and, further, individual directors may have given differing weights to differing factors.

    THE LAI BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, LAI AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT LAI STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO LAI

    LAI retained Baird to act as its financial advisor in connection with the merger and to render Baird's opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of LAI Common Stock. On March 10, 1999, Baird rendered its opinion to the LAI board of directors to the effect that, as of March 10, 1999 and based upon and subject to the various considerations described in the opinion, the Exchange Ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of LAI Common Stock (other than TMP and its affiliates).

    THE FULL TEXT OF BAIRD'S OPINION, DATED MARCH 10, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF LAI COMMON STOCK. SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LAI STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. LAI STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY.

    In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In that regard, Baird, among other things:

    - reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of LAI and TMP furnished to Baird for purposes of its analysis;

    - reviewed publicly available information, including, but not limited to, LAI's and TMP's recent filings with the SEC and equity analyst research reports prepared by various investment banking firms including Baird;

    - reviewed the draft merger agreement in the form presented to the LAI board of directors;

    - compared the historical market prices and trading activity of LAI Common Stock and TMP Common Stock with those of certain other publicly traded companies Baird deemed relevant;

    - compared the financial position and operating results of LAI and TMP with those of certain other publicly traded companies Baird deemed relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other business combinations Baird deemed relevant; and

    - reviewed certain potential pro forma effects of the merger.

    Baird held discussions with members of LAI's and TMP's respective senior managements concerning LAI's and TMP's historical and current financial condition and operating results, as well as the future prospects of LAI and TMP. Baird also considered other information, financial studies, analysis and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion. LAI and TMP determined the Exchange Ratio in arms-length negotiations. LAI did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

    In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of LAI and TMP. Baird was not engaged to independently verify any of this information. Baird assumed, with LAI's consent, that:

    - all material assets and liabilities, contingent or otherwise, known or unknown, of LAI and TMP are as set forth in their respective financial statements;

    - the merger will be accounted for as a pooling of interests under generally accepted accounting principles;

    - the merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code; and

    - the merger will be consummated in accordance with the terms of the draft merger agreement in the form presented to the LAI board of directors on March 10, 1999, without any amendment thereto and without waiver by LAI or TMP of any of the conditions to each of their obligations under the merger agreement.

    Baird also assumed that the estimates regarding LAI's results for the fiscal year ended February 28, 1999 and the projections examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of (1) LAI's senior management as to LAI's financial results for the fiscal year ended February 28, 1999, (2) LAI's senior management as to the future performance of LAI and (3) TMP's senior management as to the future performance of TMP. At the direction of LAI, Baird did not include any expense increases, cost savings, operating synergies or other projected combined benefits that might result from the merger in its analyses. In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of LAI or TMP. Baird also did not make a physical inspection of the properties or facilities of LAI or TMP. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion. The opinion did not predict or take into account any changes which may occur, or information which may become available, after the date of such opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of LAI's or TMP's securities, including, but not limited to, LAI Common Stock and TMP Common Stock, will trade following the date of Baird's opinion.

    The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

    ANALYSIS OF IMPLIED LAI MERGER MULTIPLES. Baird calculated the "Implied Equity Value Per Share" reflected by the terms of the merger to be $8.37 for each share of LAI Common Stock. The Implied Equity Value Per Share was obtained by multiplying the Exchange Ratio of 0.1321 by the closing price per share of TMP Common Stock of $63.38 on March 9, 1999.

    Baird calculated the "Implied Total Equity Value" of LAI as a result of the merger to be $68.6 million and the "Implied Enterprise Value" of LAI as a result of the merger to be $44.6 million. The Implied Total Equity Value was obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of LAI Common Stock as of February 28, 1999, plus shares issuable upon exercise of stock options as of February 28, 1999, less net proceeds from the exercise of those stock options. The Implied Enterprise Value was obtained by adding LAI's outstanding total debt to, and subtracting LAI's cash and cash equivalents balances as of February 28, 1999, the last day of LAI's most recently completed fiscal year, as estimated by LAI senior management, from the Implied Total Equity Value.

    In performing its analysis, Baird used, among other items, estimated operating statistics for LAI's latest twelve months, or LTM, ended February 28, 1999, as provided by LAI's senior management and exclusive of non-recurring items. Baird calculated multiples of the Implied Total Equity Value to LAI's estimated LTM net income exclusive of non-recurring items and projected net income for calendar years 1999 and 2000, based on LAI's senior management estimates and exclusive of non-recurring items. Baird also calculated multiples of LAI's Implied Enterprise Value to its LTM net revenue, LTM earnings before interest, taxes, depreciation, amortization and non-recurring items, or EBITDA, and LTM earnings before interest, taxes and non-recurring items, or EBIT. These calculations resulted in multiples of the Implied Total Equity Value to net income, or P/E Ratios, of a multiple that was:

    - not meaningful for the LTM period due to negative operating results;

    - 27.3x based on projected calendar 1999 results; and

    - 15.7x based on projected calendar 2000 results.

    The ratio of Implied Enterprise Value to LAI's LTM net revenue was 0.5x. The ratio of Implied Enterprise Value to LAI's LTM EBITDA was 19.9x. The ratio of Implied Enterprise Value to LAI's LTM EBIT was a ratio that is not meaningful due to negative operating results.

    SELECTED PUBLICLY TRADED LAI COMPARABLE COMPANIES OPERATING
PERFORMANCE. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of March 9, 1999, for nine publicly traded companies that Baird deemed relevant. These "LAI comparable companies" consisted of the following search and selection, temporary staffing and career management consulting companies:

    - ASI Solutions, Incorporated

    - Interim Services Inc.

    - Korn/Ferry International

    - Norrell Corporation

    - OutSource International, Inc.

    - Personnel Group of America, Inc.

    - Right Management Consultants, Inc.

    - Romac International, Inc.

    - Select Appointments (Holdings) plc

    Baird compared the estimated LTM operating performance of LAI to the LAI comparable companies with respect to gross margins, EBITDA margins, EBIT margins and net income margins; in each case for the latest twelve month period available. The table below summarizes the results of this analysis.

                                                                                 LAI
                                                              LAI       COMPARABLE COMPANIES
                                                          STATISTICS      STATISTICS RANGE
                                                         -------------  ---------------------
LTM Gross Margin.......................................        24.3%          15.1% to 51.8%
LTM EBITDA Margin......................................         2.5%           3.5% to 18.7%
LTM EBIT Margin........................................        (0.9%)          2.3% to 14.7%
LTM Net Income Margin..................................        (1.1%)          0.7% to  8.6%

    ANALYSIS OF SELECTED PUBLICLY TRADED LAI COMPARABLE COMPANIES. For each of the LAI comparable companies, Baird calculated multiples as of March 9, 1999 of Enterprise Value to LTM net revenue, LTM EBITDA and LTM EBIT. Enterprise Value is defined as the total number of outstanding shares of common stock on a diluted basis, multiplied by the market price of the common stock, plus outstanding debt and minus cash, cash equivalents and net proceeds from the exercise of outstanding options. Baird then compared these multiples to the relevant LAI multiples based on the Implied Equity Value Per Share. An analysis of the multiples of Enterprise Value to LTM net revenue yielded 0.5x, to LTM EBITDA yielded 19.9x and to LTM EBIT yielded a multiple that is not meaningful due to negative operating results for LAI. This compares to ranges of 0.1x to 1.1x with respect to LTM net revenue, 4.0x to 14.2x with respect to LTM EBITDA and 5.4x to 17.1x with respect to LTM EBIT, for the LAI comparable companies.

    For LAI and each of the LAI comparable companies, Baird also calculated P/E Ratios based on (1) the Implied Total Equity Value for LAI and closing stock prices as of March 9, 1999 for the LAI comparable companies, and (2) net income statistics for LTM and for projected calendar year 1999 and 2000 based on LAI senior management's estimates and exclusive of non-recurring charges for LAI, and on First Call consensus estimates for the LAI comparable companies. An analysis of the P/E Ratios based on LAI's net income for LTM yielded a multiple that is not meaningful due to negative operating results. For projected calendar year 1999, the same analysis yielded a multiple that is 27.3x, and for projected calendar year 2000 such analysis yielded a multiple that is 15.7x. This compares to ranges of 8.0x to 29.4x for LTM, 7.3x to 22.3x for projected calendar year 1999 and 5.9x to 18.8x for projected calendar year 2000, for the LAI comparable companies. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section of this proxy statement/prospectus.

                                                                                 LAI
                                                        LAI IMPLIED     COMPARABLE COMPANIES
                                                     MERGER MULTIPLES      MULTIPLES RANGE
                                                     -----------------  ---------------------
Enterprise Value to LTM Net Revenue................        0.5x              0.1x to  1.1x
Enterprise Value to LTM EBITDA.....................        19.9x             4.0x to 14.2x
Enterprise Value to LTM EBIT.......................     not meaningful       5.4x to 17.1x
LTM P/E Ratio......................................     not meaningful       8.0x to 29.4x
Calendar Year 1999 P/E Ratio.......................        27.3x             7.3x to 22.3x
Calendar Year 2000 P/E Ratio.......................        15.7x             5.9x to 18.8x

    SELECTED PUBLICLY TRADED TMP COMPARABLE COMPANIES OPERATING PERFORMANCE. In order to assess the relative public market valuation of TMP Common Stock to be issued by TMP in exchange for LAI Common Stock, Baird reviewed the operating results for TMP's three separate business segments, as defined by TMP, including its "Internet Segment," "Yellow Pages and Recruitment Advertising Segment" and "Search and Selection Segment." Baird also reviewed certain publicly available financial information for three separate publicly traded comparable company groups that corresponded to TMP's three separate business segments and that Baird deemed relevant. The "Internet comparable companies," "Yellow Pages and Recruitment Advertising comparable companies" and "Search and Selection comparable companies" consisted of the following companies:

       INTERNET

       - Amazon.com, Inc.

       - America Online, Inc.

       - CNET, Inc.

       - eBay Inc.

       - Infoseek Corporation
       - Preview Travel, Inc.

       - Yahoo! Inc.

YELLOW PAGES AND RECRUITMENT ADVERTISING

- The Interpublic Group of Companies, Inc.

- Omnicom Group Inc.

- True North Communications Inc.

- WPP Group plc

SEARCH AND SELECTION

- Interim Services Inc.

- Korn/Ferry International

- Romac International, Inc.

- Select Appointments (Holdings) plc

    Baird compared the estimated and projected revenue growth for TMP's Internet Segment with the estimated and projected revenue growth of the Internet comparable companies for estimated calendar year 1998 and projected calendar year 1999 and 2000. The estimated and projected revenue growth rates for the Internet comparable companies were provided by publicly available equity research. The estimated and projected revenue growth for TMP's Internet Segment were within the ranges computed for the Internet comparable companies. Baird also compared the EBIT margins of TMP's Yellow Pages and Recruitment Advertising Segment and Search and Selection Segment for the LTM period ended September 30, 1998, on a pro forma basis as if the acquisition of Morgan and Banks Limited had occurred on October 1, 1997 and exclusive of non-recurring items, with both the Yellow Pages and Recruitment Advertising comparable companies and the Search and Selection comparable companies. The table below summarizes the results of this analysis on an historical basis.

                                                                                                       TMP
                                                                                     TMP      COMPARABLE COMPANIES
BUSINESS SEGMENT                                        OPERATING STATISTIC      STATISTICS     STATISTICS RANGE
---------------------------------------------------  --------------------------  -----------  ---------------------
Internet...........................................  1998 Revenue Growth             160.8%         2.9% to 731.6%
Yellow Pages and Recruitment Advertising...........  LTM EBIT Margin                  14.8%         5.6% to  15.8%
Search and Selection...............................  LTM EBIT Margin                   4.9%         6.1% to  11.1%

    ANALYSIS OF SELECTED PUBLICLY TRADED TMP COMPARABLE COMPANIES. Baird calculated a range of values for TMP by separately valuing its Internet Segment, Yellow Pages and Recruitment Advertising Segment and Search and Selection Segment and aggregating the values calculated for all three. Baird used a public market analysis in valuing these business segments, in which it assessed each business segment's operating performance and outlook relative to a group of publicly traded comparable companies to calculate an implied business segment value. Baird noted that no company used in the public market analyses described below is identical to the comparable business segment of TMP. Accordingly, an examination of the results of analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the TMP business segments and other facts that could affect the business segment value of the companies to which they are being compared.

    INTERNET SEGMENT

    For each of the Internet comparable companies, Baird calculated multiples as of March 9, 1999 of Enterprise Value to estimated calendar 1998 and projected calendar 1999 and 2000 revenue. An analysis of these multiples yielded ranges of 18.8x to 454.8x with a median of 37.3x for estimated calendar year 1998 revenue; 9.4x to 173.3x with a median of 23.2x for projected calendar year 1999 revenue and 5.2x to 119.6x with a median of 16.8x for projected calendar year 2000 revenue. Baird then applied the median revenue multiples for each period to the revenue statistics of TMP's Internet Segment for the appropriate period, which resulted in an implied business segment valuation range of approximately $1.8 billion to $2.0 billion.

    YELLOW PAGES AND RECRUITMENT ADVERTISING SEGMENT

    For each of the Yellow Pages and Recruitment Advertising comparable companies, Baird calculated multiples as of March 9, 1999 of Enterprise Value to LTM revenue and LTM EBIT. An analysis of these multiples yielded ranges of 1.1x to 3.4x with a median of 3.2x for LTM revenue and 19.2x to 26.5x with a median of 22.4x for LTM EBIT. Baird then applied the median LTM revenue and LTM EBIT multiples of the Yellow Pages and Recruitment Advertising comparable companies to each of the LTM revenue and LTM EBIT statistics of TMP's Yellow Pages and Recruitment Advertising Segment exclusive of non-recurring items, which resulted in an implied business segment valuation range of approximately $864 million to $898 million.

    SEARCH AND SELECTION SEGMENT

    For each of the Search and Selection comparable companies, Baird calculated multiples as of March 9, 1999 of Enterprise Value to LTM revenue and LTM EBIT. An analysis of these multiples yielded ranges of 0.4x to 1.0x with a median of 0.8x for LTM revenue and 5.4x to 9.8x with a median of 8.7x for LTM EBIT. Baird then applied the median LTM revenue and LTM EBIT multiples of the Search and Selection comparable companies to both the LTM revenue and LTM EBIT statistics of TMP's Search and Selection Segment exclusive of non-recurring items, which resulted in an implied business segment valuation range of approximately $142 million to $265 million.

    TOTAL TMP PUBLIC MARKET IMPLIED VALUATION

    By combining the stand-alone business segment valuations for the Internet Segment, Yellow Pages and Recruitment Advertising Segment and Search and Selection Segment, as described above, and making certain adjustments for debt, cash, cash equivalents and net proceeds from the exercise of outstanding options, Baird calculated a valuation range for TMP's aggregate equity of approximately $2.7 billion to $3.0 billion, or $71.05 to $79.60 per share based on the number of diluted shares of TMP provided by TMP senior management.

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Baird reviewed 14 completed acquisition transactions that Baird deemed relevant. These transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies which provide search and selection services. The fourteen comparable transactions reviewed were:

    ACQUIROR/ACQUIRED COMPANY

    - TMP Worldwide Inc./Morgan & Banks Limited

    - StaffMark, Inc./Robert Walters plc

    - Randstad Holdings NV/Strategix Solutions, Inc.

    - Linsalata Capital Partners/Personnel Management, Inc.

    - TMP Worldwide Inc./TASA Holding AG

    - Corporate Services Group plc/COREStaff Services

    - TMP Worldwide Inc./Johnson, Smith & Knisely Inc.

    - LAI Worldwide, Inc./Ward Howell International, Inc.

    - COMFORCE Corporation/Uniforce Services Inc.

    - Adecco SA/TAD Resources International

    - Interim Services Inc./Michael Page Group plc

    - Adia SA/Ecco SA

    - Sun Healthcare Group, Inc./CareerStaff Unlimited, Inc.

    - Select Appointments (Holdings) plc/New Boston Companies

    Baird noted that none of the comparable transactions were identical to the merger. Accordingly, Baird noted that the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of LAI and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of that transaction. For each of the comparable transactions, Baird calculated multiples of Enterprise Value to LTM revenue, LTM EBITDA and LTM EBIT; calculated P/E Ratios based on LTM net income; and calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of these transactions. Baird then compared those multiples and premiums to the relevant LAI multiples and premiums. These calculations yielded multiples of Enterprise Value to LTM revenue of 0.5x, LTM EBITDA of 19.9x and LTM EBIT of a multiple that is not meaningful due to negative operating results for LAI. This compares to ranges of 0.4x to 2.3x for Enterprise Value to LTM revenue, 5.3x to 14.0x for LTM EBITDA and 5.5x to 18.4x for LTM EBIT, for the comparable transactions. An analysis of the P/E Ratios based on LTM net income yielded a ratio that is not meaningful due to negative operating results for LAI, compared to a range of 10.1x to 27.6x for the comparable transactions. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section of this proxy statement/prospectus.

                                                                           LAI IMPLIED     COMPARABLE TRANSACTIONS
                                                                        MERGER MULTIPLES       MULTIPLES RANGE
                                                                        -----------------  -----------------------
Enterprise Value to LTM Revenue.......................................        0.5x                0.4x to  2.3x
Enterprise Value to LTM EBITDA........................................        19.9x               5.3x to 14.0x
Enterprise Value to LTM EBIT..........................................     not meaningful         5.5x to 18.4x
LTM P/E Ratios........................................................     not meaningful        10.1x to 27.6x

    An analysis of the Implied Equity Value Per Share of $8.37 to the closing price of LAI Common Stock on March 9th and 30 days and 90 days prior to March 9, 1999, compared to the prices paid for the equity in the comparable transactions involving publicly traded acquired companies relative to the market value of equity one day, 30 days and 90 days prior to the announcement date of those transactions, yielded a one-day premium of 28.8%, a 30-day premium of 41.0% and a 90-day premium of 28.8% for LAI. This compares to premium ranges of (1.9%) to 54.2% for one-day premiums, (0.5%) to 56.8% for 30-day premiums and (13.6%) to 104.2% for 90-day premiums, for the comparable transactions involving publicly traded acquired companies. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section of this proxy statement/prospectus.

                                                                           LAI IMPLIED     COMPARABLE TRANSACTIONS
                                                                         MERGER PREMIUMS       PREMIUMS RANGE
                                                                        -----------------  -----------------------
One-Day Premium.......................................................          28.8%            (1.9%) to  54.2%
30-Day Premium........................................................          41.0%            (0.5%) to  56.8%
90-Day Premium........................................................          28.8%           (13.6%) to 104.2%

    DISCOUNTED CASH FLOW ANALYSIS--LAI. Baird performed a discounted cash flow analysis of LAI, on a stand-alone basis, using projections for the fiscal years ending February 28, 2000 through 2004 as provided by LAI senior management. In that analysis, Baird assumed terminal value multiples of 5.0x to 8.0x EBIT in fiscal year 2004 and discount rates of 12.75% to 20.75%, which represent the estimated weighted average cost of capital for LAI. That analysis produced implied per share values of LAI Common Stock ranging from $7.29 to $11.28.

    DISCOUNTED CASH FLOW ANALYSIS--TMP. In order to assess the relative public market valuation of TMP Common Stock to be issued by TMP in exchange for LAI Common Stock, Baird performed a discounted cash flow analysis of TMP, on a stand-alone basis, using projections for calendar year 1999 through 2003 as provided by TMP senior management. In that analysis, Baird assumed terminal value multiples of 22.0x to 26.0x EBIT in calendar year 2003 and discount rates of 11.0% to 14.0%, which represent the estimated weighted average cost of capital for TMP. That analysis produced implied per share values of TMP Common Stock ranging from $55.66 to $74.07.

    PRO FORMA MERGER ANALYSIS. Baird prepared a pro forma analysis of the financial impact of the merger. In conducting its analysis, Baird assumed, among other things:

    - pooling of interests accounting treatment;

    - an Exchange Ratio of 0.1321; and

    - projected earnings estimates for LAI and TMP, as provided by senior management of each of LAI and TMP.

    Baird compared the earnings per share of TMP Common Stock, on a stand-alone basis, to the earnings per share of the common stock of the combined company on a calendar pro forma basis. The results of the pro forma merger analysis suggested that the merger would be dilutive to TMP on an earnings per share basis in calendar year 1998 and accretive in calendar years 1999 and 2000. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    The foregoing summary does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. Baird believes that its analyses must be considered as a whole, and that selecting portions of those analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

    Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. LAI retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of LAI and TMP for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

    Pursuant to an engagement letter between LAI and Baird dated February 8, 1999, as supplemented, LAI agreed to pay Baird a fee of $500,000, payable upon delivery of its opinion on March 8, 1999 and its subsequent opinion with respect to the revised exchange ratio proposed by TMP on March 9, 1999. The opinion was delivered by Baird on March 10, 1999. See "Background of the Merger." LAI agreed to pay this fee to Baird regardless of the conclusions reached by Baird in its opinions. In addition, LAI has agreed to pay to Baird a transaction fee, payable upon consummation of the merger, equal to 1.25% of the total consideration paid in the merger to holders of LAI Common Stock, including holders of options to purchase LAI Common Stock. In the engagement letter, which was negotiated between LAI and Baird, LAI has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. LAI has also agreed to indemnify Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided financial advisory services to LAI, including acting as financial advisor to LAI in connection with its acquisition of Ward Howell International, Inc. and serving as managing underwriter in both its initial public offering of LAI Common Stock in July 1997 and its secondary offering of LAI Common Stock in June 1998.

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
INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the LAI board for approval of the merger, LAI stockholders should be aware that certain members of LAI's management and of the LAI board have interests in the merger that are in addition to the interests of the LAI stockholders generally.

    EMPLOYMENT AGREEMENTS

    Certain executive officers and directors of LAI have entered into employment agreements with LAI which could result in their receiving certain severance benefits following a change of control if their employment is terminated by LAI without good cause or by them. These arrangements are described under "Management of LAI--Executive employment arrangements." The merger will constitute a change of control of LAI pursuant to those agreements. It is contemplated that TMP will assume the obligations under the LAI employment agreements and not enter into new agreements with LAI's executives.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The merger agreement provides that, after the closing of the merger, TMP shall assume all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger in favor of any officers and directors of LAI and all indemnification agreements or arrangements of LAI in favor of such persons, and that such arrangements shall survive the merger for a period of six years. In addition, TMP has agreed that for six years after the closing of the merger, it shall maintain in effect LAI's current directors' and officers' liability insurance coverage on terms and in amounts no less favorable than prior to the merger.

    STOCK OPTIONS; RESTRICTED STOCK

    Substantially all LAI stock options and restricted stock outstanding as of the closing of the merger shall immediately become fully vested at the closing of the merger, which will be, for this purpose, a change in control of LAI. Accordingly, substantially all stock options and all restricted stock owned by the directors and executive officers of LAI shall, upon the closing of the merger, become immediately fully vested.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the principal federal income tax consequences of the merger to people who hold shares of LAI Common Stock. This does not purport to be a complete analysis or listing of all potential tax effects relevant to the merger. The discussion does not reflect the individual tax position of any LAI stockholder. It also does not address the tax consequences that may be relevant to LAI stockholders with special tax status, including:

    - financial institutions;

    - dealers in securities;

    - holders that are not citizens or residents of the United States;

    - tax-exempt entities; and

    - holders that acquired shares of LAI Common Stock upon the exercise of employee stock options or otherwise as compensation.

In addition, the discussion does not address any consequences arising under the laws of any state, or other locality or foreign jurisdiction.

    The discussion is based on the Code, Treasury Regulations and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change and any change could affect the continuing validity of this discussion. LAI stockholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the effects of federal, state, local, foreign and other tax laws.

    We intend the merger to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of LAI to complete the merger that LAI shall have received an opinion from Trenam Kemker, counsel to LAI, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. We believe that the merger will have the following federal income tax consequences:

    - no gain or loss will be recognized by LAI or TMP as a result of the merger;

    - no gain or loss will be recognized by a stockholder of LAI whose shares of LAI Common Stock are exchanged solely for TMP Common Stock pursuant to the merger, except with respect to cash received by a holder of LAI Common Stock instead of a fractional share of TMP Common Stock;

    - the tax basis of TMP Common Stock received in the merger by an LAI stockholder will be the same as the tax basis of the shares of LAI Common Stock surrendered in exchange, minus any amount of basis which may be allocable to any fractional share interest in TMP Common Stock for which cash is received; and

    - the holding period of the shares of TMP Common Stock received in the merger will include the period during which the shares of LAI Common Stock surrendered in exchange for shares of TMP Common Stock were held, provided that such shares of LAI Common Stock were held as capital assets at the effective time of the merger.

    Trenam Kemker may rely upon certain assumptions, representations and warranties of TMP made on its own behalf and on behalf of its wholly-owned subsidiary, LAI and others in giving its opinion. Trenam Kemker's opinion does not bind the IRS. It also does not preclude the IRS from adopting a different position. An opinion of counsel only represents such counsel's best legal judgment and has no binding effect or official status of any kind. We cannot assure you that the IRS or a court considering these issues will not take a contrary position.

    We will not request and the merger is not conditioned upon a ruling from the IRS in connection with any of the federal income tax consequences of the merger.

    A holder of LAI Common Stock who receives cash instead of a fractional share of TMP Common Stock will be treated for federal income tax purposes as receiving a fractional share and then redeeming it for cash. A holder entitled to receive a fractional share will recognize gain or loss as of the effective time of the merger. The gain or loss will be equal to the difference between the amount of cash received and the portion of the tax basis of the share of LAI Common Stock allocable to the fractional share. This gain or loss will be capital gain or loss if such share of LAI Common Stock was held as a capital asset at the effective time of the merger. The gain or loss will be treated as a long-term capital gain or loss if such share of LAI Common Stock has been held for more than one year.

ANTICIPATED ACCOUNTING TREATMENT

    We intend that the merger qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of TMP and LAI will be carried forward to the combined company at their recorded amounts. Income from the combined company will include income from TMP and LAI for the entire fiscal period in which the combination occurs. The reported income of the separate companies for fiscal periods prior to the date of the merger will be combined and restated as the results of operations of the combined company. See "Unaudited Pro Forma Condensed Combined Financial Statements."

    Under the pooling of interests accounting rules, none of the executive officers, directors or affiliates of either of the combining companies may sell any shares of either of the combining companies within the period beginning 30 days prior to consummation of the merger and ending when the combined company releases financial results covering at least 30 days of combined operations of TMP and LAI. Therefore, if sales by these stockholders occur subsequent to the merger and prior to the publication of financial results covering at least 30 days of combined operations, pooling of interests accounting treatment for the merger may not be available in spite of such treatment being appropriate as of the consummation of the merger. If this accounting treatment is not available, the merger would be accounted for under the purchase method of accounting, which would have the effects discussed below. Prior to the closing of the merger, each of the current executive officers and directors of LAI will enter into an agreement requiring them to comply with this restriction. See "The Merger Agreement--Conditions to the merger."

    We cannot assure you that an executive officer, director or affiliate of either company will not sell shares of TMP Common Stock or shares of LAI Common Stock during this prohibited period or that all of the requirements necessary to qualify for pooling of interests will be met. If the requirements necessary to qualify for pooling of interests are not met prior to consummation of the merger, then TMP does not have to consummate the merger. However, if TMP decides to consummate the merger even though this condition is not met, the merger would be accounted for under the purchase method of accounting. This would mean that the assets of LAI would be recognized at their fair value. Any excess of the purchase price over the fair value, other than amounts charged to in-process research and development costs, if any, would be recognized as goodwill on TMP's balance sheet. The goodwill would be amortized as an expense over its anticipated useful life. This could have a material adverse effect on the combined company's results of operations.

EFFECT ON EMPLOYEE EQUITY PLANS

    STOCK OPTION PLANS. Under the terms of the merger agreement, each stock option outstanding under LAI's employee stock option plan will be assumed by TMP and converted into an option to acquire the number of shares of TMP Common Stock equal to the number of shares of LAI Common Stock subject to the option immediately prior to the merger multiplied by the Exchange Ratio, rounded down to the nearest whole share. The exercise price of each LAI stock option will be adjusted by dividing the per share exercise price by the Exchange Ratio and rounding up to the nearest cent. These options will all have the same terms and conditions as they had prior to the merger.

    As of July 27, 1999, options to acquire 1,507,238 shares of LAI Common Stock were outstanding under LAI's employee stock option plans.

    As soon as practicable after the closing date of the merger, TMP will deliver to each holder of an outstanding LAI stock option a notice setting forth such holder's rights under the option and the stock option shall, except as described above, continue in effect on the same terms and conditions, including antidilution provisions, as immediately prior to the closing date.

REGULATORY APPROVALS

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, also known as the HSR Act, we were required to notify and provide certain information to the FTC and the Antitrust Division of the United States Department of Justice.

    We have filed the required notification and report forms with the FTC and the Antitrust Division. Pursuant to the HSR Act, the FTC terminated the waiting period on June 2, 1999. The FTC and the Antitrust Division have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state in which TMP or LAI have operations may also challenge the merger under state or federal antitrust laws.

FEDERAL SECURITIES LAW CONSEQUENCES

    The TMP Common Stock issued in connection with the merger will be freely transferable subject to some restrictions. Any TMP Common Stock received by persons who are deemed to be "affiliates" of LAI prior to the merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933. Any TMP Common Stock received by persons who are deemed to be "affiliates" of TMP prior to or because of the merger may be sold by them only in transactions permitted by the resale provisions of Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of LAI or TMP generally include individuals or entities that control, are controlled by, or are under common control with, such corporation and may include certain officers and directors of such corporation as well as principal stockholders of each corporation.

    Affiliates of LAI or TMP may not sell their shares of TMP Common Stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or pursuant to Rule 144 or Rule 145. Rule 145 provides that for one year following the closing of the merger, an affiliate and certain persons related to the affiliate can only sell shares of TMP Common Stock acquired in connection with the merger through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 145. Rule 145 also restricts the number of shares to be sold by an affiliate within any three-month period to the greater of 1% of the outstanding shares of TMP Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 will only remain available, however, to affiliates if TMP remains current with its informational filings under the Securities Exchange Act of 1934, referred to as the Exchange Act. One year after the closing of the merger, an affiliate will be able to sell his or her TMP Common Stock without such manner of sale or volume limitations provided that TMP is then current with its Exchange Act informational filings and such affiliate is not then an affiliate of TMP. Two years after the closing of the merger, an affiliate will be able to sell his or her TMP Common Stock without any restrictions as long the affiliate has not been an affiliate of TMP for at least three months prior to such sale.

STOCK LISTING

    It is a condition to TMP's obligation to consummate the merger that the shares of TMP Common Stock to be issued to the LAI stockholders in the merger be approved for quotation and trading on the Nasdaq National Market System, subject to official notice of issuance. An application has been filed for listing and quotation of the shares of TMP Common Stock with the Nasdaq National Market.

APPRAISAL RIGHTS

    LAI stockholders do not have appraisal rights under Florida law because the LAI Common Stock is traded on NASDAQ.

MERGER EXPENSES AND FEES AND OTHER COSTS

    Each of TMP and LAI will pay its own expenses in connection with the merger except for certain fees payable if the merger agreement is terminated prior to the closing of the merger.

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
                              THE MERGER AGREEMENT

STRUCTURE OF THE MERGER

    The merger agreement provides that a wholly-owned subsidiary of TMP shall be merged with and into LAI. LAI will be the surviving corporation and will become a wholly-owned subsidiary of TMP. However, the LAI stockholders must approve the merger agreement and all conditions to the merger must be satisfied before this will occur.

CONSUMMATION OF THE MERGER

    It is expected that the closing contemplated by the merger agreement will take place after all the conditions to the merger have been satisfied or waived, which is expected to be prior to August 31, 1999.

MERGER CONSIDERATION

    At the closing of the merger, each share of LAI Common Stock which is issued and outstanding immediately prior to the closing of the merger will be converted into the right to receive a fraction of a share of TMP Common Stock. The fraction will be determined by the following ratio, called the Exchange Ratio:

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is greater than $64.00, the Exchange Ratio will be $8.45 divided by such average stock price;

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to the closing of the merger is at least $42.00 but not more than $64.00, the Exchange Ratio will be 0.1321; and

    - if the 20 day average of the closing prices of TMP Common Stock measured two days prior to closing is less than $42.00, the Exchange Ratio will be $5.55 divided by such average stock price.

    The exchange will occur by operation of law without any action on the part of any LAI stockholder. Treasury shares held by LAI or shares held by TMP will not be converted. The Exchange Ratio was agreed to as the result of arm's length negotiations between representatives of LAI and TMP. During these negotiations, LAI was advised by the investment banking firm of Robert W. Baird & Co. Incorporated.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the closing, we will cause an exchange agent to deliver transmittal forms to each holder of record of LAI Common Stock. These transmittal forms will be used in surrendering shares of LAI Common Stock in exchange for TMP Common Stock. No fractional shares of TMP Common Stock will be issued. Each holder of LAI Common Stock who would otherwise get a fractional share of TMP Common Stock will instead receive an amount in cash, without interest, equal to such fraction multiplied by the average of the closing prices for the TMP Common Stock for the twenty consecutive trading days ending on the second trading day immediately prior to the closing date of the merger.

    After receipt of the transmittal form, LAI stockholders should surrender their certificates to the exchange agent. Each holder surrendering his or her certificate will then receive a certificate representing the number of whole shares of TMP Common Stock to which the holder is entitled and a check for the cash payable in lieu of any fraction of a share. We will send instructions specifying other details of the exchange with the transmittal forms.

    LAI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

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
    After the closing and until it is exchanged, each certificate representing shares of LAI Common Stock will be deemed for all purposes to evidence the right to receive the number of shares of TMP Common Stock into which the shares of LAI Common Stock evidenced by such certificate have been converted and the right to receive a cash payment, if any, in lieu of any fraction of a share.

TREATMENT OF LAI COMMON STOCK OPTIONS

    At the closing, each outstanding and unexercised option to purchase LAI Common Stock will be assumed by TMP. Each of these options will have the same terms and conditions as the original option to purchase LAI Common Stock except that the option will be or will become exercisable for shares of TMP Common Stock. The number of shares of TMP Common Stock that each option will be converted into will be the number of shares of LAI Common Stock subject to the option multiplied by the Exchange Ratio. The exercise price of the option will be adjusted by dividing the exercise price by the Exchange Ratio.

REPRESENTATIONS AND WARRANTIES

    LAI and TMP have each made customary representations and warranties to the other in the merger agreement relating to, among other things:

    - their organization, the organization of their subsidiaries and similar corporate matters;

    - their capital structure;

    - the authorization, execution and delivery and performance of the merger agreement;

    - the absence of conflicts, violations or defaults under their respective organizational documents of conflicts with or violations of any laws as a result of executing the merger agreement;

    - governmental consents and filings;

    - financial statements;

    - the absence of undisclosed liabilities and material adverse events;

    - the filing of tax returns and the payment of taxes;

    - disclosure of material agreements and commitments;

    - disclosure of litigation;

    - the absence of actions which would prevent the merger from being accounted for as a pooling of interests or constituting a tax-free reorganization; and

    - compliance with Year 2000 requirements.

    LAI has made certain additional representations and warranties regarding its title to properties, compliance with governmental regulations concerning employee benefit plans and labor matters. Also, LAI has represented and warranted that it has received a fairness opinion of its financial advisor and that it has taken all actions so that no "fair price," "business combination," "control share acquisition" or other similar statute will apply to the merger.

CERTAIN COVENANTS

INTERIM OPERATIONS OF LAI AND TMP

    From the date of the merger agreement until the closing, LAI and TMP have agreed to carry on their businesses in the ordinary course consistent with past practice. They have each also agreed to use all reasonable efforts consistent with past practices and policies to:

    - preserve their present business organizations;

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
    - keep available the services of their present officers and key employees;
      and

    - preserve their relationships with customers, suppliers and others having business dealings with them.

    During the period before the closing, LAI will not, without the consent of TMP, do or agree to do any of the following:

    - declare or pay any dividends on or make any distributions with respect to its capital stock or split, combine or reclassify any of its capital stock;

    - accelerate, amend or change the period of exercisability of options or restricted stock;

    - issue or authorize the issuance of any shares of its capital stock, options or warrants to purchase any shares of its capital stock except for the grant of options consistent with past practices to existing or new employees representing up to 200,000 shares of LAI Common Stock or the issuance of shares of LAI Common Stock on the exercise of outstanding options and warrants;

    - acquire another business;

    - sell, lease, license, mortgage or dispose of any material assets except in the ordinary course of its business;

    - increase the compensation payable to its officers or employees, grant additional severance or termination pay, enter into any collective bargaining agreement, adopt any bonus or benefit plan for the benefit of its employees except for bonuses based on the performance of LAI and its employees during the fiscal year ended February 29, 1999 and consistent with the prior year and bonuses paid under existing contracts;

    - amend its charter or bylaws;

    - incur any additional debt;

    - initiate or settle any material litigation or arbitration proceeding;

    - amend any material contract, except in the ordinary course of business;

    - incur any capital expense other than those expenses contemplated by its current budget; or

    - make any cash disbursement exceeding $250,000 except as is consistent with its current budget.

    During the period before closing, TMP has agreed that it will not, among other things:

    - accelerate, amend or change the period of exercisability of options or restricted stock; or

    - amend its charter or bylaws.

LAI STOCKHOLDERS' MEETING

    LAI has agreed to cause a meeting of its stockholders to be held as promptly as practical after the signing of the merger agreement. The LAI board has agreed to recommend approval of the merger agreement by its stockholders and to take all reasonable and lawful action to solicit and obtain such approval.

CERTAIN OTHER COVENANTS

    The merger agreement contains mutual covenants of the parties, including covenants relating to public announcements; taxation of the transaction; treatment of the transaction as a pooling of interests for accounting purposes, and obtaining consents and approvals.

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
    TMP has agreed to use its best efforts to cause the shares of TMP Common Stock to be issued in the merger to be listed on the Nasdaq National Market.

AFFILIATE LETTERS

    LAI has agreed to provide TMP with a list of people and entities who may be deemed to be affiliates of LAI within the meaning of Rule 145 under the Securities Act. LAI has also agreed to cause these individuals to deliver agreements providing that they will not sell, transfer or otherwise dispose of or reduce the risk of ownership of any shares of TMP or LAI Common Stock owned by them. This restriction commences 30 days prior to the closing of the merger and ends when financial results covering at least 30 days of combined results of TMP and LAI have been published after the closing of the merger.

CONDITIONS TO THE MERGER

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

    The respective obligations of LAI and TMP to complete the merger are subject to the satisfaction of certain conditions, including the following:

    - the expiration of the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated and all other necessary governmental approvals shall have been obtained;

    - approval of the merger agreement and the merger by the LAI stockholders;

    - the registration statement of which this proxy statement/prospectus is a part shall have been declared effective by the SEC and shall not be subject to any stop order or proceeding by the SEC;

    - TMP and LAI shall have received letters from BDO Seidman, LLP and Arthur Andersen LLP, respectively, regarding the concurrence of such accountants with TMP's and LAI's managements' conclusions as to the appropriateness of the pooling of interests accounting;

    - approval for listing on the Nasdaq National Market of the shares of TMP Common Stock issuable to the LAI stockholders in the merger;

    - there must not be any court order which effectively prohibits the merger; and

    - there cannot have been an event which shall have had, or could be reasonably expected to have, a material adverse effect with respect to either company, as defined in the merger agreement.

CONDITIONS TO THE OBLIGATIONS OF TMP

    The obligations of TMP to complete the merger are subject to the satisfaction of the following additional conditions:

    - the representations and warranties of LAI contained in the merger agreement shall be true and correct;

    - LAI shall have performed in all material respects all of its obligations under the merger agreement;

    - LAI shall have obtained all material permits, licenses and other governmental authorizations needed for LAI to continue to conduct its business after the merger;

    - the shares of LAI held by dissenting stockholders shall not exceed 10% of the shares of LAI Common Stock issued and outstanding on the closing date of the merger; and

    - LAI shall have taken all action necessary so that the signing of the merger agreement and the completion of the merger will not cause any rights under the shareholder rights agreement between LAI and ChaseMellon Shareholder Services, LLC to become exercisable.

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
CONDITIONS TO THE OBLIGATIONS OF LAI

    The obligations of LAI to complete the merger are subject to the satisfaction of the following additional conditions:

    - the representations and warranties of TMP contained in the merger agreement shall be true and correct;

    - TMP shall have performed in all material respects all of its obligations under the merger agreement; and

    - LAI shall have received an opinion of counsel stating that the merger will be treated for federal income tax purposes as a reorganization for purposes of Section 368(a) of the Code.

AMENDMENTS AND WAIVERS

    The merger agreement may be amended by a written amendment executed by both TMP and LAI. After the LAI stockholders have approved the merger, TMP and LAI may not amend the merger agreement in a way which would require stockholder approval without getting such approval.

NO SOLICITATION

    LAI has agreed not to solicit, initiate or encourage any inquiries or proposals relating to the possible acquisition of LAI by any party other than TMP. However, LAI may give information to and negotiate with a person who has made an unsolicited proposal if that proposal is more favorable to LAI than the merger. In order to do so, the LAI board must make the determination that any proposal is superior to the merger in good faith. It may consider such a proposal if, on the basis of the advice of outside counsel, the LAI board determines that failure to consider a proposal would be reasonably likely to be a breach of the board's fiduciary duties to LAI stockholders under applicable law. LAI has agreed to notify TMP if it receives this type of acquisition proposal or any inquiry from a person considering such a proposal.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time, whether before or after the approval of the LAI stockholders, by:

    - mutual consent of LAI and TMP;

    - either LAI or TMP if:

       - the merger has not been completed by September 30, 1999, except that neither party may terminate the merger agreement if the merger has not been completed because it is in breach of the agreement;

       - a court or a governmental entity has taken final action to restrain or prohibit the merger;

       - the LAI stockholders do not approve the merger agreement, except that TMP and LAI may not terminate the merger agreement if the merger has not been completed because they are in breach of the agreement; or

       - there has been a breach of any representation, warranty, covenant or agreement by the other party which has not been cured within 30 days that the breaching party receives notice that it is in breach.

    - by TMP if:

       - the LAI board withdraws or modifies its recommendation of the merger agreement or the merger;

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
       - LAI receives an alternative acquisition proposal, TMP requests that the LAI board reconfirm its recommendation and the LAI board does not reconfirm its recommendation of the merger and the merger agreement within 10 days of being asked to do so;

       - the LAI board recommends an alternative acquisition proposal to its stockholders;

       - the LAI board recommends a tender offer or exchange offer for 10% or more of LAI's outstanding common stock to its stockholders;

       - LAI fails for any reason to call and hold the stockholders' meeting by September 30, 1999; or

       - the average closing price of TMP's Common Stock for a period of twenty consecutive trading days ending on the second trading day prior to the closing of the merger is less than $42.00 per share as reported by the Nasdaq National Market.

    - by LAI if the LAI board of directors withdraws or modifies its recommendation of the merger because it has accepted a competing transaction that it feels is superior to TMP's proposal. In this event, LAI must pay TMP's expenses relating to the transaction.

    If the merger agreement is validly terminated, the merger agreement becomes void. The only provisions which survive are those relating to confidentiality and payment of expenses. Neither TMP nor LAI shall have any liability to the other unless they are in willful breach of the agreement.

TERMINATION FEES AND EXPENSES

    PAYMENT OF EXPENSES OF THE MERGER GENERALLY

    In general, TMP and LAI will each pay their own fees and expenses incurred in connection with the merger.

    WHEN LAI MUST PAY TMP'S EXPENSES

    LAI will pay TMP up to $2 million to cover TMP's expenses actually incurred relating to the merger if:

    - the LAI board withdraws or modifies its recommendation of the merger agreement or the merger;

    - LAI receives an alternative acquisition proposal, TMP requests that the LAI board reconfirm its recommendation, and the LAI board does not reconfirm its recommendation of the merger and the merger agreement within 10 days of being asked to do so;

    - the LAI board recommends an alternative acquisition proposal to its stockholders;

    - the LAI board recommends a tender offer or exchange offer for 10% or more of LAI's outstanding common stock to its stockholders; or

    - LAI fails for any reason to call and hold the stockholders' meeting by September 30, 1999.

    WHEN LAI MUST PAY A TERMINATION FEE

    In addition to the reimbursement for expenses actually incurred discussed above, LAI must pay TMP a termination fee of $2 million if TMP terminates the merger agreement for any of the reasons set forth above or because:

    - LAI has willfully breached the merger agreement and, at the time of such breach, LAI has received another acquisition proposal;

    - the LAI stockholders have not approved the merger agreement and at the time of the stockholders' meeting, LAI has received another acquisition proposal which has not been unconditionally withdrawn and abandoned; or

    - if LAI terminates the merger agreement because LAI's board has withdrawn its support for the merger and accepted a superior proposal.

    WHEN TMP MUST PAY LAI'S FEES AND EXPENSES

    TMP will pay LAI up to $2 million to cover LAI's expenses actually incurred relating to the merger if:

    - the merger has not been completed by September 30, 1999 because TMP breached its representations and warranties under the merger agreement or has not confirmed that its representations and warranties are true and correct as of the closing date;

    - TMP is in breach of its representations and warranties under the merger agreement; or

    - TMP terminates the merger agreement because the average closing price of TMP's Common Stock for a period of twenty consecutive trading days ending on the second trading day prior to the closing of the merger is less than $42.00 per share.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The Unaudited Pro Forma Condensed Combined Financial Information reflects financial information which gives effect to TMP's probable acquisition of all the outstanding stock of LAI and the assumed replacement of all options to acquire LAI Common Stock with options to purchase TMP Common Stock in exchange for the issuance of approximately 1,100,000 shares of the TMP's Common Stock and approximately 200,000 options to purchase shares of TMP Common Stock. The share amounts and option amounts were calculated using an exchange ratio of 0.1321 and assuming 8,120,427 LAI shares and 1,507,238 LAI options were outstanding at July 8, 1999. The Pro Forma Condensed Combined Financial Information included herein reflects the anticipated use of the pooling of interests method of accounting, after giving effect to the pro forma adjustments discussed in the accompanying notes. Such financial information has been prepared from, and should be read in conjunction with, the supplemental consolidated financial statements and notes thereto of TMP included in TMP's current report on Form 8-K filed on June 10, 1999, incorporated herein by reference and the LAI historical consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

    The Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on March 31, 1999, combining the balance sheet of TMP as of March 31, 1999 with that of LAI as of February 28, 1999. The Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the three months ended March 31, 1999 and each year in the three-year period ended December 31, 1998 with those of LAI for the three months ended February 28, 1999 and each year in the three-year period ended February 28, 1999, respectively. The results of LAI for the three months ended February 28, 1999 are included in the Pro Forma Condensed Combined Statement of Operations for both the year ended December 31, 1998 and the three months ended March 31, 1999. Revenue was approximately $15.8 million and the net loss was approximately $6.6 million for LAI for the three months ended February 28, 1999.

    The Pro Forma Condensed Combined Statements of Operations presented do not include any potential cost savings. TMP believes that it may be able to reduce salaries and related costs and office and general expenses as it eliminates duplication of overhead. However, there can be no assurance that TMP will be successful in effecting any such cost savings.

    The Pro Forma Condensed Combined Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the periods presented, nor does its purport to present the future financial position and results of operations for future periods.

                               TMP WORLDWIDE INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 1999

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                        TMP                                          PRO FORMA
                                                   WORLDWIDE INC.  LAI WORLDWIDE INC.  ADJUSTMENTS   COMBINED
                                                   --------------  ------------------  -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents......................   $     27,149      $     29,899      $      --    $  57,048
  Accounts receivable, net.......................        339,207            22,419             --      361,626
  Work-in-process................................         21,264                --             --       21,264
  Prepaid and other..............................         25,830             6,657             --       32,487
                                                   --------------         --------     -----------  -----------
      Total current assets.......................        413,450            58,975             --      472,425
Property and equipment, net......................         63,133             9,521             --       72,654
Deferred income taxes............................          6,684             4,927             --       11,611
Intangibles, net.................................        217,524            22,492             --      240,016
Other assets.....................................          7,795             7,908             --       15,703
                                                   --------------         --------     -----------  -----------
                                                    $    708,586      $    103,823      $      --    $ 812,409
                                                   --------------         --------     -----------  -----------
                                                   --------------         --------     -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................   $    262,252      $      6,027      $      --    $ 268,279
  Accrued expenses and other liabilities.........         92,820             8,234          3,000(a)    104,054
  Accrued restructuring costs....................         14,312               577             --       14,889
  Deferred revenue...............................         16,111                --             --       16,111
  Deferred income taxes..........................          4,808                --           (956)(e)      3,852
  Current portion of long-term debt..............         11,779             3,004             --       14,783
                                                   --------------         --------     -----------  -----------
      Total current liabilities..................        402,082            17,842          2,044      421,968
Long-term debt, less current portion.............        130,776             2,903             --      133,679
Other liabilities................................          8,818             9,518             --       18,336
Minority interests...............................            601                --             --          601

STOCKHOLDERS' EQUITY
  Common stock...................................             34                                1(b)         35
  Class B common stock...........................              2                --             --            2
  Common stock of LAI Worldwide Inc..............                               82            (82)(c)         --
  Additional paid-in capital.....................        200,531            78,065           (115)    ,d)    278,481
  Unamortized stock-based compensation...........             --            (2,732)         2,732(e)         --
  Other comprehensive gain (loss)................           (920)               37             --         (883)
  Accumulated deficit............................        (33,338)           (1,696)        (4,776)  ,e)    (39,810)
  Treasury stock.................................             --              (196)           196(d)         --
                                                   --------------         --------     -----------  -----------
      Total stockholders' equity.................        166,309            73,560         (2,044)     237,825
                                                   --------------         --------     -----------  -----------
                                                    $    708,586      $    103,823      $      --    $ 812,409
                                                   --------------         --------     -----------  -----------
                                                   --------------         --------     -----------  -----------

------------------------
(a) To accrue for costs to be incurred in connection with the merger.
(b) Represents par value of the 1,073 shares to be issued in connection with the merger, based on the number of outstanding shares of LAI Common Stock as of the balance sheet date.
(c) Par value of the shares of LAI Common Stock is reclassified as additional paid-in capital net of the par value of the newly issued TMP Common Stock.
(d) LAI's treasury stock has been reclassified as a reduction to additional paid-in capital.
(e) Represents compensation expense, net of a 35% tax benefit, to be recognized upon the consummation of the merger as a result of the acceleration of the vesting of the stock associated with the unamortized stock-based compensation.

                               TMP WORLDWIDE INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                            LAI
                                                                            TMP          WORLDWIDE,     PRO FORMA
                                                                       WORLDWIDE INC.       INC.        COMBINED
                                                                       --------------  --------------  -----------
Revenue:
  Commissions and fees...............................................    $  128,237      $   15,827     $ 144,064
  Temporary contracting..............................................        60,648              --        60,648
                                                                       --------------       -------    -----------
    Total revenue....................................................       188,885          15,827       204,712
                                                                       --------------       -------    -----------
Operating expenses:
  Salaries and related costs.........................................        79,804          15,746        95,550
  Temporary contracting costs........................................        50,609              --        50,609
  Office and general.................................................        41,233           7,708        48,941
  Amortization of intangibles........................................         2,634             194         2,828
  Restructuring charges..............................................            --           3,543         3,543
  Merger costs.......................................................         4,687              --         4,687
                                                                       --------------       -------    -----------
    Total operating expenses.........................................       178,967          27,191       206,158
                                                                       --------------       -------    -----------
Operating income (loss)..............................................         9,918         (11,364)       (1,446)
Interest income (expense), net.......................................        (2,730)            171        (2,559)
Other expense, net...................................................           (43)           (281)         (324)
                                                                       --------------       -------    -----------
Income (loss) before provision (benefit) for income taxes, minority
  interests and equity in losses of affiliates.......................         7,145         (11,474)       (4,329)
Provision (benefit) for income taxes.................................         3,056          (4,856)       (1,800)
Minority interests...................................................            99              --            99
Equity in losses of affiliates.......................................          (100)             --          (100)
                                                                       --------------       -------    -----------
Net income (loss) applicable to common and Class B common
  stockholders.......................................................    $    3,890      $   (6,618)    $  (2,728)
                                                                       --------------       -------    -----------
                                                                       --------------       -------    -----------
Net income (loss) per common and Class B common share:
  Basic..............................................................    $     0.11                     $   (0.07)(a)
  Diluted............................................................    $     0.10                     $   (0.07)(a)
Weighted average shares outstanding:
  Basic..............................................................        36,381                        37,454(a)
  Diluted............................................................        37,972                        37,454(a)

------------------------

(a) Gives effect to the additional shares and options expected to be issued in connection with the merger, including LAI's weighted average basic and diluted shares outstanding for the period, which were 8,120 and 8,120, respectively, multiplied by the assumed Exchange Ratio of 0.1321.

                               TMP WORLDWIDE INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                        TMP          LAI WORLDWIDE,     PRO FORMA
                                                                   WORLDWIDE INC.         INC.          COMBINED
                                                                   --------------  ------------------  -----------
Revenue:
  Commissions and fees...........................................   $    488,340       $   86,811       $ 575,151
  Temporary contracting..........................................        211,089               --         211,089
                                                                   --------------         -------      -----------
      Total revenue..............................................        699,429           86,811         786,240
                                                                   --------------         -------      -----------
Operating expenses:
  Salaries and related costs.....................................        294,883           66,897         361,780
  Temporary contracting costs....................................        175,133               --         175,133
  Office and general.............................................        155,359           21,628         176,987
  Amortization of intangibles....................................          9,401              776          10,177
  Restructuring charges..........................................             --            3,543           3,543
  CEO bonus......................................................          1,250               --           1,250
  Merger costs...................................................         22,412               --          22,412
                                                                   --------------         -------      -----------
      Total operating expenses...................................        658,438           92,844         751,282
                                                                   --------------         -------      -----------
Operating income (loss)..........................................         40,991           (6,033)         34,958
Interest income (expense), net...................................        (10,607)             618          (9,989)
Other expense, net...............................................         (1,730)            (370)         (2,100)
                                                                   --------------         -------      -----------
Income (loss) before provision (benefit) for income taxes,
 minority interest and equity in earnings of affiliates..........         28,654           (5,785)         22,869
Provision (benefit) for income taxes.............................         13,821           (1,547)         12,274
Minority interests...............................................             28               --              28
Equity in losses of affiliates...................................           (396)              --            (396)
                                                                   --------------         -------      -----------
Net income (loss) applicable to common and Class B common
 stockholders....................................................   $     14,409       $   (4,238)      $  10,171
                                                                   --------------         -------      -----------
                                                                   --------------         -------      -----------
Net income per common and Class B common share:
  Basic..........................................................   $       0.40                        $    0.28(a)
  Diluted........................................................   $       0.39                        $    0.27(a)
Weighted average shares outstanding:
  Basic..........................................................         35,882                           36,853(a)
  Diluted........................................................         36,808                           37,779(a)

------------------------

(a) Gives effect to the additional shares and options expected to be issued in connection with the merger, including LAI's weighted average basic and diluted shares outstanding for the period, which were 7,346 and 7,346, respectively, multiplied by the assumed Exchange Ratio of 0.1321.

                               TMP WORLDWIDE INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                 TMP            LAI
                                                                              WORLDWIDE,     WORLDWIDE    PRO FORMA
                                                                                 INC.          INC.       COMBINED
                                                                            --------------  -----------  -----------
Revenue:
  Commissions and fees....................................................    $  403,408     $  61,803    $ 465,211
  Temporary contracting...................................................       186,458            --      186,458
                                                                            --------------  -----------  -----------
      Total revenue.......................................................       589,866        61,803      651,669
                                                                            --------------  -----------  -----------

Operating expenses:
  Salaries and related costs..............................................       246,601        46,513      293,114
  Temporary contracting costs.............................................       155,133            --      155,133
  Office and general......................................................       131,564         8,663      140,227
  Amortization of intangibles.............................................         6,842            17        6,859
  CEO bonus...............................................................         1,500            --        1,500
                                                                            --------------  -----------  -----------
      Total operating expenses............................................       541,640        55,193      596,833
                                                                            --------------  -----------  -----------
Operating income..........................................................        48,226         6,610       54,836
Interest income (expense), net............................................        (8,891)          197       (8,694)
Other income, net.........................................................           632            --          632
                                                                            --------------  -----------  -----------
Income before provision for income taxes, minority interests and equity in
 losses of affiliates.....................................................        39,967         6,807       46,774
Provision for income taxes................................................        15,770         2,927       18,697
Minority interests........................................................           296            --          296
Equity in losses of affiliates............................................           (33)           --          (33)
                                                                            --------------  -----------  -----------
Net income................................................................        23,868         3,880       27,748
Preferred stock dividends.................................................          (123)           --         (123)
                                                                            --------------  -----------  -----------
Net income applicable to common and Class B common stockholders...........    $   23,745     $   3,880    $  27,625
                                                                            --------------  -----------  -----------
                                                                            --------------  -----------  -----------
Net income per common and Class B common share:
  Basic...................................................................    $     0.70                  $    0.80(a)
  Diluted.................................................................    $     0.69                  $    0.79(a)
Weighted average shares outstanding:
  Basic...................................................................        33,846                     34,450(a)
  Diluted.................................................................        34,487                     35,114(a)

--------------------------

(a) Gives effect to the additional shares and options expected to be issued in connection with the merger, including LAI's weighted average basic and diluted shares outstanding for the period, which were 4,573 and 4,751, respectively, multiplied by the assumed Exchange Ratio of 0.1321.

                               TMP WORLDWIDE INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                             TMP             LAI         PRO FORMA
                                                                        WORLDWIDE INC.  WORLDWIDE INC.   COMBINED
                                                                        --------------  --------------  -----------
Revenue
  Commissions and fees................................................   $    299,415     $   46,437     $ 345,852
  Temporary contracting...............................................        132,110             --       132,110
                                                                        --------------       -------    -----------
    Total revenue.....................................................        431,525         46,437       477,962
                                                                        --------------       -------    -----------
Operating expenses
  Salaries and related costs..........................................        177,840         39,928       217,768
  Temporary contracting costs.........................................        110,408             --       110,408
  Office and general..................................................        100,242          6,685       106,927
  Amortization of intangibles.........................................          4,732             --         4,732
  Special compensation................................................         52,019             --        52,019
                                                                        --------------       -------    -----------
    Total operating expenses..........................................        445,241         46,613       491,854
                                                                        --------------       -------    -----------
Operating loss........................................................        (13,716)          (176)      (13,892)
Interest expense, net.................................................        (14,126)          (376)      (14,502)
Other expense, net....................................................           (479)            --          (479)
                                                                        --------------       -------    -----------
Loss before provision for income taxes, minority interests and equity
  in losses of affiliates.............................................        (28,321)          (552)      (28,873)
Provision for income taxes............................................          9,733             15         9,748
Minority interests....................................................          1,017             --         1,017
Equity in earnings of affiliates......................................            114             --           114
                                                                        --------------       -------    -----------
Net loss..............................................................        (38,957)          (567)      (39,524)
Preferred stock dividends.............................................           (210)            --          (210)
                                                                        --------------       -------    -----------
Net loss applicable to common and Class B common stockholders.........   $    (39,167)    $     (567)    $ (39,734)
                                                                        --------------       -------    -----------
                                                                        --------------       -------    -----------
Net loss per common and Class B common share:
  Basic...............................................................   $      (1.37)                   $   (1.37)(a)
  Diluted.............................................................   $      (1.37)                   $   (1.37)(a)
Weighted average shares outstanding:
  Basic...............................................................         28,679                       29,101(a)
  Diluted.............................................................         28,679                       29,101(a)

------------------------

(a) Gives effect to the additional shares and options expected to be issued in connection with the merger, including LAI's weighted average basic and diluted shares outstanding for the period, which were 3,199 and 3,199 respectively, multiplied by the assumed Exchange ratio of 0.1321.

                  LAI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following presentation of management's discussion and analysis of LAI's financial condition and results of operations should be read in conjunction with LAI's consolidated financial statements, the notes thereto and other financial information included herein.

OVERVIEW

    LAI derives substantially all of its revenue from fees for professional services which are billed exclusively on a retained basis. LAI's fees typically equal one-third of the anticipated first year cash compensation for the position being filled. If the actual compensation package for a successfully placed candidate varies from the amount anticipated at the time of the engagement, an appropriate adjustment may be made to LAI's search fee. LAI recognizes fee revenue as clients are billed, generally over a 60 to 90 day period following the acceptance of a search assignment. In addition, clients usually are required to reimburse LAI for out-of-pocket expenses incurred and other service charges related to its search process.

    LAI's fee revenue has grown from $28.2 million in fiscal 1995 to $86.8 million in fiscal 1999, representing a compound annual growth rate of approximately 32%. In the two fiscal years ended February 28, 1998, the increase was principally the result of hiring new consultants. In fiscal 1999, the increase was principally the result of consultants added in connection with two acquisitions completed in the fourth quarter of fiscal 1998.

    The largest component of LAI's operating expenses consists of compensation and benefits paid to its executive search consultants, executive officers and administrative and support personnel. General and administrative expenses consist of occupancy expense associated with LAI's leased premises, costs associated with LAI's investments in information technology and marketing and other general office expenses.

INTERNATIONAL OPERATIONS

    During the first and second quarters of fiscal 1999, LAI focused its growth strategy on international expansion, opening offices in London, England and Wanchai, Hong Kong. This expansion involved the hiring of 15 executive search consultants and 47 support staff, principally in London. LAI also signed exclusivity and confidentiality letter agreements in December 1998 with Futura Beteiligungs GmbH ("Futura"), the majority owner of Neumann Holding AG, one of Europe's largest executive search and assessment consulting firms. The parties entered into preliminary talks about the possibility of LAI acquiring Futura. These talks were terminated in March 1999 when LAI signed the merger agreement with TMP.

    Due to economic conditions and the inherent difficulties in establishing start-up operations, revenues for the London and Hong Kong offices were less than projected resulting in substantial losses from LAI's international business segment. See note 10 to LAI's consolidated financial statements for the year ended February 28, 1999 included herein. As a result, in December 1998, LAI decided to significantly reduce the size and scope of the London office. In connection with this downsizing, a restructuring charge of approximately $3.5 million was recorded in fiscal 1999. This charge included write-downs of abandoned assets, severance benefits payable to international employees whose positions were eliminated, and legal and other costs directly related to the restructuring. See note 2 to the consolidated financial statements of LAI for the year ended February 28, 1999 included herein.

    In March 1999, LAI completed a second review of its international operations and assessed the impact of the actions taken as a result of the decisions made in December 1998. LAI determined that projections for revenues from international operations were not being met. Consistent with its previously stated intentions to prevent further operating losses from international operations in fiscal 2000, LAI immediately enacted a plan of closure for its two international offices. In accordance with this plan, both the

London and Hong Kong offices were closed during the first quarter of fiscal 2000. The office closures resulted in a further restructuring charge of $2.8 million during the first quarter of fiscal 2000. See note 4 to LAI's condensed consolidated financial statements for the three months ended May 31, 1999.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of fee revenue:

                                                                PERCENTAGE OF FEE REVENUE
                                                ---------------------------------------------------------
                                                                                      THREE MONTHS ENDED
                                                            YEAR ENDED                     MAY 31,
                                                           FEBRUARY 28,              --------------------
                                                  1997         1998         1999       1998       1999
                                                ---------  -------------  ---------  ---------  ---------
Fee revenue, net..............................      100.0%       100.0%       100.0%     100.0%     100.0%
Compensation and benefits.....................       86.0         75.3         77.1       73.7       87.1
General and administrative expenses...........       14.4         14.0         24.9       15.8       68.4
Goodwill amortization.........................         --           --          0.9        0.9        1.0
Restructuring charges.........................         --           --          4.1         --       14.8
                                                ---------        -----    ---------  ---------  ---------
Operating income (loss).......................       (0.4)        10.7         (7.0)       9.6      (71.3)
Other income (expense)........................       (0.8)         0.3          0.3       (0.5)       1.4
                                                ---------        -----    ---------  ---------  ---------
Income (loss) before income taxes.............       (1.2)        11.0         (6.7)       9.1      (69.9)
Income tax expense (benefit)..................         --          4.7         (1.8)       4.0      (28.7)
                                                ---------        -----    ---------  ---------  ---------
Net income (loss).............................       (1.2)%         6.3%       (4.9)%       5.1%     (41.2)%
                                                ---------        -----    ---------  ---------  ---------
                                                ---------        -----    ---------  ---------  ---------

THREE-MONTH PERIOD ENDED MAY 31, 1999 COMPARED TO THREE-MONTH PERIOD ENDED MAY
  31, 1998

    FEE REVENUE. LAI's fee revenue decreased $4.5 million, or 19.3%, to $19.0 million for the three-month period ended May 31, 1999, from $23.5 million for the same period in fiscal 1999.

    LAI's domestic revenue decreased $4.7 million, or 19.8%, to $18.8 million for the three-month period ended May 31, 1999, from $23.5 million for the same period in fiscal 1999. This decrease is attributable to a 23.5% decrease in the average revenue per consultant employed for a full year to $169,000 for the three-month period ended May 31, 1999, from $221,000 for the same period in fiscal 1999. The average first-year cash compensation of positions for which LAI conducted searches increased 13.4% to $228,000 for the three-month period ended May 31, 1999, from $201,000 for the same period in fiscal 1999. As of May 31, 1999, LAI employed 116 consultants domestically, compared to 115 domestic consultants employed as of May 31, 1999.

    LAI's selection services, LAIcompass.com ("Compass"), launched during the first quarter of fiscal 2000, accounted for 1.0% of LAI's domestic revenue for the three-month period ended May 31, 1999.

    Revenues from international operations, which commenced in May 1998, and ended in March 1999, accounted for less than 1.0% of total LAI revenue for the three-month period ended May 31, 1999.

    COMPENSATION AND BENEFITS. Compensation and benefits decreased $797,000, or 4.6%, to $16.5 million for the three-month period ended May 31, 1999, from $17.3 million for the same period in fiscal 1999. As a percentage of fee revenue, compensation and benefits increased to 87.1% for the three-month period ended May 31, 1999, compared to 73.7%, for the same period in fiscal 1999.

    Domestic compensation and benefits decreased $762,000, or 4.4%, to $16.4 million for the three-month period ended May 31, 1999, from $17.2 million for the same period in fiscal 1999. As a percentage of domestic fee revenue, domestic compensation and benefits increased to 87.1% for the three-month period ended May 31, 1999, compared to 73.1% for the same period in fiscal 1999. This increase was primarily due to spreading compensation and benefits for LAI's administrative and support staff, which are primarily fixed, over a smaller fee revenue base.

    Compass accounted for 1.8% of LAI's domestic compensation and benefits expense for the three-month period ended May 31, 1999.

    International compensation and benefits accounted for less than 1.0% of total LAI compensation and benefits expense for the three-month period ended May 31, 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $9.3 million to $13.0 million for the three-month period ended May 31, 1999, from $3.7 million for the same period in fiscal 1999. As a percentage of fee revenue, general and administrative expenses increased to 68.4% for the three-month period ended May 31, 1999, compared to 15.8% for the same period in fiscal 1999.

    Domestic general and administrative expenses increased $9.1 million to $12.6 million for the three-month period ended May 31, 1999, from $3.5 million for the same period in fiscal 1999. As a percentage of domestic fee revenue, domestic general and administrative expenses increased to 66.8% for the three-month period ended May 31, 1999, compared to 15.1% for the same period in fiscal 1999. This increase was primarily due to television advertising costs of $7.6 million incurred in May 1999. LAI entered into a four-year co-operative advertising arrangement with TMP in May 1999, under which LAI agreed to provide $10 million in television and print advertising in May and June 1999. The television advertising campaign was designed to promote LAI's relationship with TMP's Monster.com internet site and the availability of the link to LAIcompass.com from Monster.com. LAI also recorded a charge of $870,000 related to excess capacity in three of its offices and approximately $650,000 of expenses related to the proposed merger with TMP.

    International general and administrative expenses accounted for 3.0% of total LAI general and administrative expenses for the three-month period ended May 31, 1999.

    GOODWILL AMORTIZATION. Goodwill amortization was $194,000 for the three-month period ended May 31, 1999, compared to $206,000 for the same period in fiscal 1999.

    OPERATING INCOME (LOSS). For the three-month period ended May 31, 1999, LAI experienced an operating loss of $13.5 million compared to operating income of $2.3 million for the same period in fiscal 1999. This decrease was primarily due to increased general and administrative expenses as a percentage of revenues as previously discussed.

    RESTRUCTURING CHARGES. Restructuring charges were $2.8 million for the three-month period ended May 31, 1999, and related to the closure of LAI's two international offices. See Note 4 to LAI's Condensed Consolidated Financial Statements.

    OTHER INCOME,(EXPENSE) NET. For the three-month period ended May 31, 1999, LAI generated other income of $259,000 compared to other expense of $118,000 for the same period in fiscal 1999.

    INCOME TAX EXPENSE (BENEFIT). The effective income tax rate for the three-month period ended May 31, 1999, of 41.0% varied from the statutory rate of 34% due to state and foreign income tax effects net of the non-deductibility of certain expenses, including goodwill amortization, premiums on key person life insurance policies, and a portion of meals and entertainment. LAI's United Kingdom subsidiary was treated as a branch operation for tax purposes.

FISCAL 1999 COMPARED WITH FISCAL 1998

    FEE REVENUE, NET. LAI's fee revenue increased $25.0 million, or 40.5%, to $86.8 million for fiscal 1999 from $61.8 million for fiscal 1998.

    LAI's domestic revenue increased $21.6 million, or 35.0%, to $83.4 million for fiscal 1999 from $61.8 million for fiscal 1998. This increase is attributable to an increase in the number of consultants. During fiscal 1999, LAI employed an average of 116 consultants domestically as compared to an average of 78 consultants during fiscal 1998. This increase was primarily due to the net addition of 34 consultants in connection with acquisitions in the fourth quarter of fiscal 1998.

    As of the end of fiscal 1999, LAI employed a total of 110 consultants domestically. During fiscal 1999, LAI experienced turnover of approximately 17%, which was higher than LAI has typically experienced. LAI is uncertain whether this trend will continue.

    The average revenue per consultant employed for a full year decreased 20.9%, to $782,000, for fiscal 1999 from $989,000 for fiscal 1998. The average first-year cash compensation of positions for which LAI conducted searches decreased 7.1% to $210,000 for fiscal 1999 from $226,000 for fiscal 1998.

    LAI commenced international operations in May 1998, with the opening of its London, England office. For fiscal 1999, international operations accounted for 3.9% of total revenue.

    COMPENSATION AND BENEFITS. Compensation and benefits increased $20.4 million, or 43.8%, to $66.9 million for fiscal 1999 from $46.5 million for fiscal 1998. As a percentage of fee revenue, compensation and benefits increased to 77.1% for fiscal 1999 from 75.3% for fiscal 1998.

    Domestic compensation and benefits increased $12.9 million, or 27.7%, to $59.4 million for fiscal 1999 from $46.5 million for fiscal 1998. As a percentage of domestic fee revenue, domestic compensation and benefits decreased to 71.2% for fiscal 1999 from 75.3% for fiscal 1998. This decrease was due to lower discretionary compensation and a decrease in cash compensation paid to consultants in connection with LAI's adoption of a revised compensation plan for consultants effective December 1, 1998.

    International compensation and benefits accounted for 11.2% of total compensation and benefits expense for fiscal 1999. In order to attract qualified executive search consultants, and consistent with industry practice, LAI generally provides for new consultants to be paid under a compensation system with much higher fixed salaries for a specified transitional period. After the end of the transitional period, consultants are generally paid based on a formula applied to their productivity. The higher fixed salaries resulted in compensation and benefits as a percentage of revenue for international operations being higher than LAI typically experiences domestically.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $12.9 million to $21.6 million for fiscal 1999 from $8.7 million for fiscal 1998. As a percentage of fee revenue, general and administrative expenses increased to 24.9% for fiscal 1999 from 14.0% for fiscal 1998.

    Domestic general and administrative expenses increased $8.1 million, or 93.6%, to $16.8 million for fiscal 1999 from $8.7 million for fiscal 1998. As a percentage of domestic fee revenue, domestic general and administrative expenses increased to 20.1% for fiscal 1999 from 14.0% for fiscal 1998. This change was primarily due to increases in the following areas: travel and meeting expenses, legal and consulting fees, occupancy expenses, and IT costs. The increase in travel and meeting expenses related to conferences designed to focus marketing efforts within practice group areas, provide post-acquisition cultural integration, and train new consultants. These expenses were higher than LAI has typically experienced due to the significant number of new employees hired in connection with acquisitions in the fourth quarter of fiscal 1998. Legal and consulting fees increased due to LAI's merger and acquisition activities and the holding company reorganization. See "LAI Business--Reorganization." Occupancy costs and IT expenses increased primarily as a result of the eight offices and 110 employees added since 1998.

    International general and administrative expenses accounted for 22.5% of total general and administrative expenses for fiscal 1999. General and administrative expenses as a percentage of revenues was substantially higher than initially anticipated for international operations due to revenues being generated at levels less than originally planned.

    GOODWILL AMORTIZATION. Goodwill amortization was $776,000 for fiscal 1999 as compared to $17,000 for fiscal 1998. This change was a result of goodwill acquired in connection with two acquisitions during the fourth quarter of fiscal 1998.

    RESTRUCTURING CHARGES. Restructuring charges were $3.5 million in fiscal 1999 and relate to the significant reduction of LAI's international operations undertaken during the fourth quarter of fiscal 1999. See note 2 to the consolidated financial statements of LAI included herein.

    OPERATING INCOME (LOSS). LAI experienced an operating loss of $6.0 million in fiscal 1999 as compared to operating income of $6.6 million in fiscal 1998. This decrease was primarily due to operating losses experienced in connection with LAI's international operations.

    OTHER INCOME (EXPENSE). Other income increased $51,000, or 25.9%, to $248,000 for fiscal 1999 from $197,000 for fiscal 1998. This increase was the result of earnings associated with investment of the net proceeds from the secondary public offering in June 1998. These earnings were partially offset by an increase in interest expense related to notes payable issued in connection with acquisitions completed during the fourth quarter of fiscal 1998 and foreign currency transaction losses associated with LAI's international operations.

    INCOME TAX EXPENSE (BENEFIT). The effective income tax rate for fiscal 1999 of 26.7% varied from the statutory rate of 34.0% due to state and foreign income tax effects and the non-deductibility of certain expenses, including goodwill amortization, premiums on key person life insurance policies, and a portion of meals and entertainment. LAI's United Kingdom subsidiary was treated as a branch operation for tax purposes.

FISCAL 1998 COMPARED WITH FISCAL 1997

    FEE REVENUE, NET. Fee revenue increased $15.4 million, or 33.1%, to $61.8 million for fiscal 1998 from $46.4 million for fiscal 1997. The increase in fee revenue was primarily a result of an increase in the number of consultants and an increase in the average fee revenue per consultant. At the end of fiscal 1998, LAI employed a total of 111 consultants, which represents a net increase of 49 consultants since the beginning of fiscal 1998 and reflects the 37 consultants added in connection with acquisitions completed during the fourth quarter of fiscal 1998. The average fee revenue per consultant employed for a full year increased 33.6% to $989,000 for fiscal 1998 from $740,000 for fiscal 1997.

    COMPENSATION AND BENEFITS. Compensation and benefits increased $6.6 million, or 16.5%, to $46.5 million for fiscal 1998 from $39.9 million for fiscal 1997. The increase was primarily due to compensation and benefits associated with the growth in the number of consultants and the increase in fee revenue per consultant. As a percentage of fee revenue, compensation and benefits decreased to 75.3% for fiscal 1998 from 86.0% for fiscal 1997 primarily due to a decrease in cash compensation paid to consultants in connection with LAI's adoption of a revised compensation plan for consultants effective March 1, 1997. The decrease in compensation and benefits as a percentage of fee revenue also was due to spreading compensation and benefits for LAI's administrative and support staff, which are primarily fixed, over a greater fee revenue base.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $2.0 million, or 29.8%, to $8.7 million for fiscal 1998 from $6.7 million for fiscal 1997. These changes were the result of additional infrastructure costs related to business expansion, including increased occupancy and IT expenses. As a percentage of fee revenue, general and administrative expenses decreased to 14.0% for fiscal 1998 from 14.4% for fiscal 1997.

    GOODWILL AMORTIZATION. Goodwill amortization was $17,000 for fiscal 1998 compared to no amortization for fiscal 1997. This change was the result of goodwill acquired in connection with two acquisitions during the fourth quarter of fiscal 1998.

    OPERATING INCOME (LOSS). Operating income was $6.6 million for fiscal 1998, as compared to a loss of $176,000 for fiscal 1997. This change was primarily the result of an increase in fee revenue and decreases in compensation and benefits and general and administrative expenses as a percentage of fee revenue.

    OTHER INCOME (EXPENSE). LAI received net interest income of $197,000 for fiscal 1998, as compared to net interest expense incurred of $376,000 for fiscal 1997. This change was a result of LAI repaying all outstanding indebtedness under its credit facilities with proceeds from the issuance of LAI Common Stock during its initial public offering, as well as investment earnings from the remaining net proceeds.

    INCOME TAX EXPENSE (BENEFIT). The effective tax rate for fiscal 1998 of 43.0% varied from the statutory rate of 34.0% due to state income taxes and the non-deductibility of certain expenses, including a portion of meals, entertainment and dues expense and premiums on keyperson life insurance policies.

UNAUDITED QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly operating information of LAI for fiscal 1998 and fiscal 1999 and the first quarter of fiscal 2000. This information has been prepared on the same basis as the audited consolidated financial statements of LAI included in this prospectus and, in the opinion of management, includes all adjustments, consisting solely of normal and recurring adjustments, necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the consolidated financial statements and notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                QUARTER ENDED
                --------------------------------------------------------------------------------------------------------------
                  MAY 31,    AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,     MAY 31,    AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,
                   1997         1997          1997           1998          1998         1998          1998           1999
                -----------  -----------  -------------  -------------  -----------  -----------  -------------  -------------
Fee revenue,
  net.........   $  13,725    $  16,773     $  15,349      $  15,956     $  23,494    $  24,179     $  23,311      $  15,827
Operating
  income
  (loss)......       1,377        1,745         1,701          1,787         2,253        2,298           780        (11,364)
Net income
  (loss)......         702        1,016         1,056          1,106         1,197        1,172            11         (6,618)


                 MAY 31,
                  1999
                ---------
Fee revenue,
  net.........  $  18,964
Operating
  income
  (loss)......    (13,517)
Net income
  (loss)......     (7,822)

LIQUIDITY AND CAPITAL RESOURCES

    LAI relies primarily upon cash flows from operations and available borrowings under its credit facilities to finance its operations. During the three-month period ended May 31, 1999, cash used in operations was approximately $6.4 million. During fiscal 1997, 1998 and 1999, cash flows provided by (used in) operations were $(653,000), $2.9 million and $(15.8) million, respectively. In fiscal 1999, cash used in operations included a decrease in accrued compensation of approximately $12.3 million not anticipated to recur in fiscal 2000. To provide additional liquidity, LAI maintains a line of credit which provides for maximum borrowings of $25.0 million bearing interest at various rates based on either a LIBOR index or the bank's prime lending rate, as determined at the Company's option. See note 5 to the consolidated financial statements of LAI for the year ended February 28, 1999 included in this prospectus.

    Capital expenditures totaled approximately $1.4 million for the three-month period ended May 31, 1999. These expenditures consisted primarily of upgrades to information systems. Capital expenditures totaled approximately $1.8 million, $2.2 million and $6.9 million for fiscal 1997, 1998 and 1999, respectively. These expenditures consisted primarily of purchases of office equipment, upgrades to information systems and leasehold improvements. Investments in whole life insurance policies intended to fund LAI's deferred compensation plan were $1.0 million, $2.1 and $2.0 million in fiscal 1997, 1998 and 1999, respectively.

    Cash used in financing activities for the three-month period ended May 31, 1999 was approximately $1.6 million and reflects the repayment of debt. Cash provided by financing activities was approximately $38.3 million during fiscal 1999, including $41.4 million from the sale of LAI Common Stock in LAI's secondary offering. Cash provided by financing activities was approximately $23.6 million during fiscal 1998, including $25.4 million from the sale of LAI Common Stock in LAI's initial public offering. During fiscal 1998 LAI issued $8.8 million of subordinated debt in connection with the acquisitions completed in 1998. Cash provided by financing activities was approximately $2.7 million during fiscal 1997, which included $1.7 million of net borrowings under a term loan and $926,000 in proceeds from sales of LAI Common Stock (net of LAI Common Stock repurchases) to newly hired and promoted consultants as part of LAI's strategy to increase the breadth of stock ownership among its consultants.

    LAI believes that funds from operations, its credit facilities and the net proceeds from its 1999 secondary public offering will be sufficient to meet its anticipated working capital, capital expenditure and general corporate requirements for the foreseeable future.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS No. 130 "Reporting Comprehensive Income". SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. LAI has implemented SFAS 130 for the year ended February 28, 1999.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes standards for the way companies report information about operating segments including the related disclosures about the different economic environments in which it operates. LAI has implemented SFAS 131 for the year ended February 28, 1999. See note 10 to the consolidated financial statements of LAI included herein.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This provides guidance for capitalizing and expensing the costs of computer software developed or obtained for internal use. It is effective for financial statements for fiscal years beginning after December 15, 1998. LAI has implemented this statement for the year ended February 28, 1999.

    In June 1998, The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management believes the effect of adopting SFAS 133 would not have a material impact on the accompanying consolidated financial statements.

YEAR 2000 COMPLIANCE

    LAI has completed its assessment of its internal systems and believes that the cost to ensure all internal systems are Year 2000 compliant and to make necessary enhancements will not be material. LAI has also completed its assessment of issues related to its third-party vendors' states of Year 2000 readiness and the potential impact, if any, of any lack of readiness on LAI's operations. Based on its assessment, LAI does not expect to be materially affected by any non-compliant third-party vendors. Nevertheless, LAI has identified alternate vendors during its assessment. LAI believes that costs associated with Year 2000 compliance will not have a material impact on LAI's financial statements.

                                  LAI BUSINESS

GENERAL

    LAI provides executive search consulting services aimed specifically at solving our clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. We principally serve Fortune 500 and large private companies. LAI provides executive search services exclusively on a retained basis, and charges a fee typically equal to one-third of the first year cash compensation for the position being filled.

    LAI has developed a knowledge-based search practice organized around five industry groups and one functional group. The industry groups execute searches for clients in the following business sectors:

    - consumer products and services;

    - financial services;

    - health care and pharmaceuticals;

    - industrial; and

    - technology.

    The functional group executes searches for specific functional positions, including board of directors, human resources and legal. These practice groups enable LAI's consultants to better understand each client's business strategy and industry, and position LAI as a consulting partner to its clients.

REORGANIZATION

    Effective at the close of business on December 31, 1998, Lamalie Associates, Inc., a Florida corporation, reorganized into a holding company structure and began doing business under the name of the new holding company, LAI Worldwide, Inc. The reorganization was intended to provide greater flexibility for international and domestic expansion, broaden the alternatives available for future financing and generally provide for greater administrative and operational flexibility. In some aspects, LAI is the successor to Lamalie, which became a wholly owned subsidiary of LAI in the reorganization. In the reorganization, each share of Lamalie common stock outstanding immediately prior to the reorganization was converted into one share of LAI's common stock. As a result, persons who were Lamalie stockholders before the reorganization now hold common stock of LAI. Before the reorganization, Lamalie's common stock traded on the Nasdaq Stock Market under the ticker symbol "LAIX." After the reorganization, the new holding company's common stock continues to trade on the Nasdaq Stock Market under the same ticker symbol "LAIX." Unless the context otherwise requires, references to "LAI" herein are intended to refer to Lamalie and its consolidated subsidiaries with respect to events occurring prior to December 31, 1998 and to the new holding company, LAI Worldwide, Inc., and its consolidated subsidiaries with respect to events occurring from and after December 31, 1998. See note 1 to the consolidated financial statements of LAI included herein.

EXECUTIVE SEARCH INDUSTRY OVERVIEW

    Executive search is generally separated into two broad fee-based categories: retained search firms and contingency search firms. Retained search firms fulfill their clients' senior leadership needs by identifying, evaluating, assessing and recommending qualified candidates for senior level positions, typically with annual cash compensation of $100,000 and above. Contingency search firms, on the other hand, focus primarily on mid-level positions with annual cash compensation of less than $150,000. Both types of firms normally are paid a fee for their services equal to approximately one-third of the guaranteed first year cash compensation for the position being filled.

    Retained search firms currently serve the majority of the Fortune 500 companies as well as numerous other organizations, including government agencies, professional organizations and fast-growing entrepreneurial companies. Retained search firms are compensated for an assignment whether or not they are successful in placing a recommended candidate. Contingency search firms also serve large corporations; however, their primary focus is on small and medium sized companies. Unlike retained search firms, contingency search firms are not compensated for an assignment unless they successfully complete a search and place a recommended candidate.

    According to KENNEDY INFORMATION, a leading industry publication, revenue in the executive search industry historically has been divided almost evenly between retained and contingency search firms. However, retained search firms are estimated to employ only one-third of the consultants in the industry. Thus, the average fee revenue per consultant for retained firms is substantially higher than for contingency firms. Moreover, the predictable revenue stream associated with a retained search enables a retained firm, such as LAI, to devote more personnel and greater resources to an assignment than a contingency search firm whose revenue is not assured. LAI believes this difference in payment structure enables retained search firms to provide clients with more value-added consulting services than contingency search firms.

BUSINESS STRATEGY

    LAI's objective is to be a leader in providing comprehensive consulting services aimed specifically at solving its clients' senior leadership needs. The key elements of LAI's business strategy include:

    ATTRACT, MOTIVATE AND RETAIN HIGH QUALITY SEARCH CONSULTANTS. LAI seeks to attract, motivate and retain highly productive executive search consultants. LAI's compensation system is based primarily on consultant performance. Consultant performance is measured by the amount of fee revenue each consultant generates.

    BUILD ON KNOWLEDGE-BASED PRACTICE GROUPS. LAI believes a thorough understanding of both its clients and the industries in which they operate are among the most significant factors in obtaining and completing search assignments. Accordingly, LAI has developed a knowledge-based search practice organized around five industry groups and one functional group. The industry groups execute searches for clients in the following business sectors: (1) consumer products and services; (2) financial services; (3) healthcare and pharmaceuticals; (4) industrial; and (5) technology. The functional group executes searches for specific functional positions, including board of directors, human resources and legal. Each practice group is coordinated under the direction of a practice group leader who establishes the marketing and search strategies for that practice group.

    BUILD LONG-TERM, CONSULTATIVE RELATIONSHIPS. LAI strives to develop long-term relationships by becoming a consulting partner with its clients. To position itself as a consulting partner, LAI works closely with clients to gain an in-depth understanding of their unique organizational structure, history, operations, culture, strategic objectives and leadership needs. In addition, LAI's focus on knowledge-based practice groups enables its consultants to provide more specialized and efficient service to LAI's clients.

    CAPITALIZE ON RESEARCH AND TECHNOLOGY. LAI believes that its industrial specialization and technological capabilities enable it to perform comprehensive research and, ultimately, deliver high quality search results to its clients.

SERVICES

    EXECUTIVE SEARCH SERVICES. LAI provides executive search services exclusively on a retained basis principally for Fortune 500 and large private companies. Clients typically retain LAI to identify candidates to fill such clients' senior leadership positions. These positions range from brand managers and controllers to chief operating and chief executive officers. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1999 was approximately $210,000.

    LAI serves its clients in a consultative capacity by:

    - assessing the client's existing management capabilities, corporate culture and business strategies;

    - evaluating the client's industry position and major competition;

    - determining the relevant business experience, skills and personal characteristics that a qualified candidate should possess;

    - identifying, contacting and interviewing potential candidates;

    - developing detailed candidate reports and making recommendations to the client regarding the most qualified candidates;

    - advising the client with respect to appropriate compensation and benefits; and,

    - monitoring the quality of its search procedures with client surveys and other client feedback mechanisms.

    LAI uses a team-oriented approach rather than relying on the reputation of a few key consultants to provide its executive search services. Each of LAI's consultants is expected to develop and maintain an expertise in one or two industries and build long-term relationships with a limited number of clients. To maintain a high level of quality on a consistent basis, consultants employ LAI's standard executive search process for each new search assignment, regardless of how similar the parameters of the new search may be to other search assignments previously conducted by LAI. At the start of each search assignment, LAI and its client jointly develop detailed candidate and job specifications. They then establish a search strategy that targets specific industries and companies that are expected to produce the most appropriate candidates. Next, LAI's consultants and research staff contact potential candidates, distribute job specifications and client promotional materials, conduct extensive telephone and personal interviews, and check references of those candidates who appear most qualified for the position. Because most candidates are successfully employed and not seeking to change jobs, initial contact must be conducted discreetly.

    After meeting with job candidates, LAI submits to the client confidential candidate reports regarding those candidates who LAI believes are the most qualified. Each report contains a detailed business history of the candidate, results of LAI's preliminary reference checks and LAI's assessment of the candidate's relevant business experience, qualifications, personal characteristics and suitability. LAI then assists in the introduction of selected candidates to the client and administers the interview process. When the client is ready to extend an employment offer, LAI facilitates the negotiation of employment terms and the transition by the candidate to the employ of the client.

    SELECTION SERVICES. In early fiscal 2000, LAI launched a new service offering, known as "selection services," to complement its core executive search practice. Termed LAIcompass.com, or Compass, this business focuses on searches for mid-level executives with cash compensation in the $70,000 to $140,000 range, and specializes in completing multiple positions under a single search engagement.

    LAI's approach to selection services is similar to its other executive searches, in that search consultants profile the needs of each client and develop job specifications and desired candidate attributes. Compass uses several methods to identify candidates. These include print and Internet advertising, research, data mining and LAI's extensive professional network. Compass uses an Internet based registration site allowing candidates to provide relevant biographical and employment histories and complete an assessment profile. This profile is considered against the predetermined job profiles. This process, coupled with follow-up interviews conducted by Compass consultants, optimizes the resulting "fit" with a prospective employer. With the exception of the personal interview, the entire process is intended to be conducted on-line, allowing for maximum efficiency in completing assignments regardless of the number of positions the employer desires to fill. Compass is a particularly effective recruiting solution for companies launching new service offerings, expanding existing operations, or for start-up companies needing to get their sales force and other critical resources in place quickly.

    Compass's fee for selection services is based on a percentage of the first year cash compensation for each position filled, in addition to the overall volume and complexity of the positions being filled. Compass's lower cost structure and overall efficiencies gained through technology allow for a profit margin consistent with LAI despite the lower salary level positions which are being filled. In addition, selection services allow LAI's consultants to address a much broader range of human resource needs for both new and existing clients. To date, revenues from selection services has not been significant.

    Effective May 7, 1999, LAI entered into a four-year co-operative advertising arrangement with TMP. The arrangement is documented in two letter agreements providing for:

    - a direct link from TMP's Monster.com home page to LAIcompass.com;

    - TMP's appointment of LAIcompass.com as the exclusive provider of TMP's online candidate assessment activities for mid-level managerial positions;

    - LAI's listing on Monster.com of LAI's search assignments for mid-level positions paying annual base salaries between $70,000 and $140,000; and,

    - LAI providing for $10 million in television and print advertising in May and June 1999 to promote its relationship with Monster.com and the availability of the link to LAIcompass.com at Monster.com.

After an initial five-month period, either party may terminate the arrangement. If the arrangement is terminated, TMP is required to reimburse LAI for substantially all of the advertising expenses incurred under the terms of the agreement. TMP's obligations are secured by an irrevocable standby letter of credit.

MARKETING AND CLIENTS

    KNOWLEDGE-BASED PRACTICE GROUPS. Each of LAI's five practice groups is coordinated by a practice group leader. The practice group leader is responsible for developing new business and maintaining a high standard of service in that practice group. To achieve these objectives, each practice group leader:

    - establishes the marketing and search strategies for the particular practice group;

    - identifies focused accounts and targets clients within that practice group's business sector; and,

    - facilitates and assists the marketing activities of other consultants in the practice group.

Each practice group leader has substantial industry expertise, frequently having held one or more executive positions in the practice group's business sector prior to becoming a search consultant. Additionally, LAI's practice group leaders have an average of approximately 14 years of experience in the executive search industry.

    LAI's practice groups enable its consultants to better understand each client's business strategy and industry and position LAI as a consulting partner to its clients. LAI emphasizes long-term relationships with clients, rather than one-time projects or assignments. Each of LAI's 30 largest clients, based on LAI's fiscal 1999 fee revenue, had been a client for an average of approximately nine years as of February 28, 1999. In addition, approximately 60% of LAI's fiscal 1999 fee revenue was attributable to companies for which LAI conducted one or more searches during the last two fiscal years.

    OFFICES. To complement its knowledge-based practice groups, LAI has established offices in cities that are key business centers for one or more of LAI's practice groups. Each major office is run by a managing partner who has complete fiscal responsibility for that office. The managing partner's principal responsibilities include:

    - overseeing day-to-day operational and administrative matters at the local office level,

    - providing assistance to consultants in that office, assuring quality control in business development and search execution; and

    - hiring and supervising office personnel.

    While compensation for other consultants is based primarily on individual performance, managing partners are generally paid a base salary plus bonus. Bonuses are based on the profitability of their respective local office, as well as on their ability to successfully recruit highly qualified consultants to LAI. Because consultants have greater opportunities to develop relationships with clients and prospective clients in close geographic proximity, they normally focus on, but do not limit their efforts to, clients in the region served by their particular office. Over time, consultants seek to establish deep roots in the community and develop strong links with local business, government and cultural leaders.

    BLOCKING ARRANGEMENTS. Either by agreement with clients or for marketing or client relations purposes, executive search firms frequently refrain from recruiting employees of a client, and possibly other entities affiliated with that client, for a specified period of time, known as a "blocking" arrangement. LAI actively manages its blocking arrangements and seeks to mitigate any adverse effects of blocking by strengthening its long-term relationships with focused accounts, shortening the length of the off-limits period and by resisting requests for blocking arrangements with clients who do not engage LAI for multiple assignments. Additionally, in recent years market conditions and industry practices have resulted in blocking arrangements that are becoming narrower in scope and shorter in duration.

RESEARCH AND TECHNOLOGY

    LAI believes that its industry specialization and technological capabilities enable it to perform comprehensive research and, ultimately, deliver high quality search results to its clients. Search consultants must understand a client's industry, competitors and business strategies and be able to readily identify the universe of most qualified executive candidates. LAI employs 133 associates, researchers and IT professionals. These employees support LAI's consultants by, among other things, gathering and analyzing information obtained from numerous electronic databases, trade journals and directories, the Internet and other sources. LAI also maintains a proprietary database containing professional information on more than 100,000 executive candidates. Consultants can consult this database on a variety of attributes, including demographic information, work experience, compensation and personal interview results. LAI's computer network provides remote document sharing and data search capabilities, groupware features and real-time updates on ongoing search engagements. LAI is committed to continually upgrading its proprietary database and other information sources to enable LAI's consultants to retrieve relevant information quickly and efficiently.

    In the search process, the principal function of LAI's research department is to support consultants by gathering and analyzing information on the industries and companies expected to produce the most qualified candidates. LAI's research professionals also support LAI's business development activities by providing target lists, data on past LAI searches and information on companies and executives in target industries. LAI's researchers typically have had professional research or library training and experience prior to joining LAI, and many have undergraduate and graduate degrees in such fields as library science. LAI's research staff is organized by practice group, with most researchers specializing in one or two specific industries. LAI believes its focused approach facilitates the development of specialized expertise, promotes a consistent culture and cooperation across the firm and standardizes communication and training.

PROFESSIONAL STAFF AND EMPLOYEES

    At February 28, 1999, LAI had 408 full time employees, of which 119 were executive search consultants, 133 were associates, researchers or IT professionals and 156 were administrative and support staff. LAI has never been a party to any collective bargaining agreement and considers relations with its employees to be good.

    LAI's search professionals are categorized either as consultants, consisting of partners and principals, or as associates. Associates are junior search professionals who generally do not directly execute search assignments, but assist partners and principals by performing research and other functions. After several years of experience and satisfactory performance, an associate will be considered for promotion to the position of principal. If a principal continues to develop and generate revenue, the principal will be offered the opportunity to advance to the position of partner. Promotions depend on a variety of factors, including productivity and business development. As a matter of corporate philosophy, LAI strives to hire as associates only those individuals it believes have the potential to become productive consultants.

COMPETITION

    The executive search industry is highly competitive. It is estimated that there are more than 4,000 executive search firms worldwide. There are relatively few barriers to entry and new competitors frequently enter the market. While LAI faces competition to some degree from all firms in the industry, LAI believes its most direct competition comes from other large firms in the industry. To a lesser extent, LAI also faces competition from smaller boutique or specialty firms that may compete in certain regional or functional markets and from in-house human resource departments of clients and prospective clients. Some of LAI's competitors possess greater resources and name recognition than LAI. Each firm with which LAI competes is also a competitor in seeking to attract the most productive search consultants. In LAI's experience, the executive search business is more quality-sensitive than price-sensitive. As a result, LAI competes on the level of service it offers, reflected by its knowledge-based practice groups and individual client focus, and, ultimately, the quality of its search results.

PROPERTIES

    LAI leases all of its office locations. As of February 28, 1999, LAI leased an aggregate of approximately 193,000 square feet of office space under leases calling for future minimum lease payments, net of sublease income, of approximately $41.9 million and with remaining terms up to 15 years, exclusive of renewal options exercisable by LAI. LAI believes that its facilities are adequate for its current needs.

LEGAL PROCEEDINGS

    From time to time LAI has been involved in litigation incidental to its business. LAI currently is not a party to any litigation the adverse resolution of which, in management's opinion, would be likely to have a material adverse effect on LAI's business, financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    LAI does not have any material exposure associated with activities in derivative financial instruments, other financial instruments or derivative commodity instruments.

                               MANAGEMENT OF LAI

EXECUTIVE OFFICERS

    The following table sets forth certain information regarding LAI's executive officers.

NAME                                                       AGE      POSITIONS
-----------------------------------------------------      ---      -----------------------------------------------------
Robert L. Pearson....................................          60   Chairman of the Board of Directors and Chief
                                                                    Executive Officer
Patrick J. McDonnell.................................          55   President and Chief Operating Officer, Director
Philip R. Albright...................................          29   Vice President and Chief Financial Officer
Richard L. Baird.....................................          42   Corporate Vice President and President LAI Compass,
                                                                    Inc.

DIRECTORS

    The following table sets forth certain information regarding LAI's directors.

NAME                                                       AGE      POSITIONS
-----------------------------------------------------      ---      -----------------------------------------------------
Robert L. Pearson (2)................................          60   Chairman of the Board of Directors and Chief
                                                                    Executive Officer
Patrick J. McDonnell (3).............................          55   President and Chief Operating Officer, Director
Joe D. Goodwin (3)...................................          53   Executive Vice President, Director
Roderick C. Gow (1)..................................          51   Executive Vice President, Director
John F. Johnson (2)..................................          57   Senior Chairman of the Board of Directors
Neal L. Maslan (3)...................................          58   Senior Partner, Director
John S. Rothschild (1)...............................          46   Executive Vice President, Director
Ray J. Groves (2)....................................          63   Director
Richard W. Pogue (1).................................          71   Director
John C. Pope (3).....................................          50   Director

------------------------

(1) Term expires in 1999.

(2) Term expires in 2000.

(3) Term expires in 2001.

    LAI's directors are divided into three classes elected for three-year terms, which are staggered so that the term of one class of directors expires each year.

    ROBERT L. PEARSON joined LAI in 1984 and was named Chairman of the Board of Directors in 1998 in addition to his duties as Chief Executive Officer. Mr. Pearson served as President and Chief Executive Officer and as a Director of LAI from 1995 until 1998. Prior to joining LAI, Mr. Pearson served as Executive Director with Russell Reynolds Associates, Inc. from 1982 until 1984. He owned and was President of Pearson, Inc., an equipment manufacturing company, from 1971 until 1982; was Vice President, Corporate Finance, of R. J. Financial Corporation, a financial services holding company, from 1968 until 1970; and was an engagement manager and management consultant with McKinsey & Company, Inc. from 1964 until 1968. Mr. Pearson holds an M.S. in Industrial Management from Massachusetts Institute of Technology and a B.S.E.E. from Michigan State University. Mr. Pearson's employment agreement requires LAI to use its good faith efforts, during the term of such agreement, to nominate Mr. Pearson to the Board of Directors.

    PATRICK J. MCDONNELL joined LAI in 1998 as President and Chief Operating Officer. Previously, Mr. McDonnell was the Global Assurance Leader at PricewaterhouseCoopers since it was created through the merger of Price Waterhouse and Coopers & Lybrand in 1997. Before that he had spent nearly three decades with Coopers & Lybrand where, since 1993, he was Vice Chairman, Business Assurance. Previous positions with Coopers & Lybrand included Vice Chairman for the firm's Midwest region, Vice Chairman for client service and relationship management, Chairman of the firm's international accounting and audit board, Managing Partner for the firm's Hartford, CT and Chicago, IL offices, and Worldwide Engagement Partner for a variety of major clients. Mr. McDonnell holds a Master's Degree in Business Administration from the University of Michigan and a Bachelor's Degree in Business from the University of Notre Dame.

    PHILIP R. ALBRIGHT joined LAI as Controller in 1997 and was appointed Chief Financial Officer in 1999. Mr. Albright was named LAI's Vice President-Finance and Chief Accounting Officer in 1998. Mr. Albright, a certified public accountant, was employed by Arthur Andersen LLP from 1992 until 1997. He holds a M.Acc. and a B.S.Acc. from the University of Florida.

    RICHARD L. BAIRD joined LAI in 1998 as corporate Vice President and President of LAI Compass, Inc., a wholly owned subsidiary of LAI Worldwide. Prior to joining LAI, Mr. Baird was Operations Leader-- Americas, for Audit and Business Advisory Services at PricewaterhouseCoopers. Before that, he spent 17 years with Coopers & Lybrand where, since 1993, he was Human Resources Partner, National Business Assurance, responsible for providing human resources and operational support. Mr. Baird received his Bachelor of Arts degree from Albion College.

    JOE D. GOODWIN joined LAI in 1991, and was named Executive Vice President and Regional Managing Partner of LAI's Southeast Region in 1998. Mr. Goodwin has been a Director since July 1997 and served as Managing Partner of LAI's Atlanta and Tampa offices from 1992 until 1998. Mr. Goodwin held various positions, including Partner and Managing Director, with Spencer Stuart & Associates from 1982 until 1991. Mr. Goodwin also held various executive positions with McKinnis & Goodwin, an executive search firm, from 1979 until 1982; with Burger King Corporation from 1978 until 1979; and with Xerox Corporation from 1969 until 1978. Mr. Goodwin holds a B.S. in Commerce and Business Administration from the University of Alabama.

    RODERICK C. GOW joined LAI in 1995, and was named Executive Vice President and Regional Managing Partner of LAI's Northeast Region in 1998. Mr. Gow has been a Director since July 1997 and served as Managing Partner of LAI's New York office from 1995 until 1998. Mr. Gow held various positions, including Managing Director, with Russell Reynolds Associates, Inc., an executive search firm, from 1983 until 1991 and then again from 1994 until 1995. Mr. Gow was Chief Executive Officer of GKR Group, an executive search firm based in the United Kingdom, from 1991 until 1994; was Vice President with Barclays Bank Plc from 1978 until 1983; and prior to that time served with the British Army. Mr. Gow holds an M.A. and a B.A. from Trinity College, Cambridge University.

    JOHN F. JOHNSON joined LAI in 1976 and was named Senior Chairman of the Board of Directors in 1998. Mr. Johnson served as Chairman of the Board from 1995 until 1998. He previously served as Executive Vice President and President and Chief Executive Officer of LAI, as well as Chairman of Amrop International. Mr. Johnson held various positions, including Manager of Organization and Manpower, with General Electric Company from 1967 until 1976; and Industrial Relations Analyst with Ford Motor Company from 1964 until 1967. Mr. Johnson holds an M.B.A. from Columbia University and a B.A. in Economics from Tufts University.

    NEAL L. MASLAN joined LAI in February 1998 in connection with the acquisition by LAI of Ward Howell International, Inc., or WHI. Mr. Maslan was elected a Director of LAI in September 1998 and has served as a Senior Partner and Leader of the Health Care and Pharmaceuticals Practice Group since joining LAI. Mr. Maslan was an executive search consultant with WHI specializing in senior-level health care search from 1988 until 1998. Previously, Mr. Maslan was Vice President of Paul R. Ray & Company: Senior Vice President of American Medical International, Inc.; Executive Vice President of Hyatt

Corporation and Executive Vice President of Cenco Hospital and Convalescent Homes Corporation. Mr. Maslan earned a Master's degree from Yale University and a Bachelor's degree from the University of Virginia.

    JOHN S. ROTHSCHILD joined LAI in 1996, and was named Executive Vice President and Leader of the Technology Practice Group in 1998. Mr. Rothschild has been a Director since July 1997 and Managing Partner of LAI's Chicago office since 1996. Mr. Rothschild held various positions, including Partner and Director, with Heidrick & Struggles, Inc., an executive search firm, from 1989 until 1996. Mr. Rothschild held positions, including National Director, Human Resources and Director, Human Resources Consulting Practice, with Grant Thornton from 1981 until 1989. He served in various executive positions with American Hospital Supply Corporation from 1978 until 1981; and with GATX Corporation from 1975 until 1978. Mr. Rothschild holds an M.S. in Industrial Relations from Loyola University and a B.A. in Political Science from Lake Forest College.

    RAY J. GROVES has been a Director since July 1997. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, an international accounting and financial consulting firm, for 17 years prior to his retirement in 1994. Mr. Groves also serves as Chairman of Legg Mason Merchant Banking, Inc., and as a Director of Allegheny Teledyne, Incorporated, American Water Works Company, Inc., Consolidated Natural Gas Company, Electronic Data Systems Corporation, Marsh & McLennan Companies, Inc. and RJR Nabisco, Inc. Mr. Groves holds a B.S. from The Ohio State University.

    RICHARD W. POGUE served as an advisor to LAI's Board of Directors from 1995 until he became a Director in July 1997. Mr. Pogue has served as Senior Advisor to Dix & Eaton, a public relations firm, since 1994. Mr. Pogue held various positions with the law firm of Jones, Day, Reavis & Pogue, from 1957 until retiring from his position as Senior Partner in 1994. Mr. Pogue also serves as a Director of Derlan Industries Ltd., Continental Airlines, Inc., IT Group, M.A. Hanna Company, Rotek Incorporated, KeyCorp and TRW Inc. Mr. Pogue holds a Law degree from the University of Michigan and a Bachelor's degree from Cornell University.

    JOHN C. POPE served as an advisor to LAI's Board of Directors from 1995 until he became a Director in July 1997. Mr. Pope held various positions, including President and Chief Operating Officer, of UAL Corporation, owner of United Airlines, from 1988 until his retirement in 1994. Prior to that time Mr. Pope spent 11 years with AMR Corporation in various financial capacities, including Chief Financial Officer. Mr. Pope also serves as Chairman of the Board of Directors of MotivePower Industries, Incorporated and as a Director of Federal Mogul Corporation, Medaphis Corporation, Wallace Computer Services, Inc., Waste Management, Inc. and Dollar Thrifty Automotive Group, Inc. He holds an M.B.A from Harvard Business School and a Bachelor's degree from Yale University.

COMMITTEES OF LAI'S BOARD OF DIRECTORS

    LAI's board of directors has the following standing committees:

    COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE. The compensation and management development committee is responsible for establishing and recommending to the board of directors LAI's compensation philosophy, including general compensation, severance and change in control arrangements for consultants, managing partners, practice group leaders and executive officers. This committee also establishes and recommends to the board of directors LAI's stock option philosophy, including granting of awards under all equity-based incentive plans and recommendations for adoption of new plans. This committee sets executive officer compensation, including annual reviews, and negotiates and approves all executive officer employment agreements. It also reviews all existing compensation plans and programs and all amendments thereto, and recommends the adoption of any new plans. In addition, this committee reviews and coordinates with the full board of directors LAI's senior leadership structure and helps to identify personnel for the next generation of LAI's leadership. The committee's three members are

Messrs. Groves, Pogue and Pope (Chairman), all of whom are "non-employee directors," as defined under the Securities Exchange Act of 1934.

    AUDIT COMMITTEE. The audit committee is responsible for reviewing with management the financial controls, accounting and audit and reporting activities of LAI. The audit committee annually recommends to the board of directors LAI's independent auditors, meets with the independent auditors before and after the annual audit to review the results of the audit and the performance of management in implementing the auditors' recommendations, reviews significant changes in accounting practices and LAI's implementation of new accounting rules and evaluates annual audit fees. In addition, the audit committee reviews each Annual Report on Form 10-K, including a review of LAI's financial statements and the related management's discussion and analysis of financial condition and results of operations. The audit committee's three members are Messrs. Groves (Chairman), Pogue and Pope, all of whom are non-employee directors.

    NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The nominating and corporate governance committee is responsible for recommending to the board of directors management's nominees for election to the board of directors. This committee establishes criteria for qualification and selection of directors, establishes board committees by function, size and responsibilities and recommends the same to the board of directors for adoption and membership determination, and coordinates responses to stockholder proposals in conjunction with management and counsel. The nominating and corporate governance committee's four members are Messrs. Johnson, Pearson, Pogue and Pope. The nominating and corporate governance committee will consider nominees recommended by stockholders in accordance with procedures described under "Stockholder Proposals for Presentation at the 2000 Annual Meeting."

    EXECUTIVE COMMITTEE. The executive committee has been granted authority, subject to the limitations specified in the Florida Business Corporation Act, to act in the place and stead of the full board of directors, including when it is inconvenient or impossible to convene a meeting of the full board or when specific tasks have been assigned to the executive committee. The executive committee's four members are Messrs. Johnson, Pearson, Pogue and Pope.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to LAI's initial public offering, the board of directors did not have a compensation committee and the functions of the compensation committee previously had been performed by the entire board of directors. Since completion of the initial public offering in July 1997, the compensation committee's three members have been Messrs. Groves, Pogue and Pope (Chairman), all of whom are non-employee directors.

DIRECTOR COMPENSATION

    Non-employee directors receive $1,000 for each meeting of the board of directors attended and $1,000 for each meeting of a committee of the board of directors attended. Non-employee directors who serve as chairman of a committee of the board of directors receive an additional $500 for each meeting chaired. In addition, non-employee directors receive an annual retainer fee of $12,000, paid quarterly. Non-employee Directors may make an annual election to defer receipt of all or a portion of the retainer and meeting fees and to have such deferral credited in the form of either cash or "units," the value of which is based on the value of LAI's Common Stock, in accordance with LAI's Directors' Deferral Plan. Directors who opt for the stock unit alternative receive a 25% premium in initial value. Fees deferred under the cash deferral alternative earn interest as determined under the Directors' Deferral Plan. Directors also are reimbursed for reasonable travel expenses to and from meetings of the board of directors and committees. Directors who are employees of LAI do not receive compensation for serving as directors.

    LAI grants to each Non-employee director, upon initial appointment to the board of directors, a stock option to purchase 5,000 shares of LAI Common Stock pursuant to LAI's Non-Employee Directors' Stock Plan. In addition, as of the date of each annual meeting of LAI's stockholders, LAI grants to each Non-employee director who is then reelected or who is continuing as a member of the board of directors a stock option to purchase 5,000 shares of LAI Common Stock. The exercise price of LAI each such stock option is equal to the closing price of LAI Common Stock on the date the stock option is granted. Stock options issued under the Directors' Stock Plan generally vest fully on the first anniversary of the date of grant and expire after ten years. Stock options to purchase an aggregate of up to 30,000 shares of LAI Common Stock are outstanding under the Directors' Stock Plan, and an aggregate of 80,000 shares of LAI Common Stock (including the shares covered by such outstanding stock options) are reserved for issuance under the Directors' Stock Plan.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

    During fiscal 1999, LAI's board of directors held 14 meetings, the Compensation Committee held 11 meetings, the Audit Committee held 3 meetings and the Executive Committee and Nominating and Corporate Governance Committee held 5 meetings. Each incumbent director attended more than 75% of the meetings of the board and those committees of the board of which the director was then serving as a member.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation for fiscal 1997, fiscal 1998 and fiscal 1999 of LAI's executive officers during such periods.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                                         ------------------------
                                                                                                  AWARDS
                                                                                         ------------------------
                                                                                                       SHARES OF
                                                         ANNUAL COMPENSATION                            COMMON
                                              -----------------------------------------  RESTRICTED      STOCK
                                   FISCAL                               OTHER ANNUAL        STOCK     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY     BONUS(1)     COMPENSATION(2)    AWARDS($)   OPTIONS($)    COMPENSATION(3)
-------------------------------  -----------  ---------  -----------  -----------------  -----------  -----------  -----------------

Robert L. Pearson..............   1999 1998   $ 525,000   $      --       $   9,235       $      --       67,900(4)     $      --
  Chief Executive Officer              1997     525,000     420,240           8,526         364,189(5)     97,000(6)        12,800
                                                250,000     902,238           8,465              --           --          22,500

Patrick J. McDonnell...........        1999     208,333     535,417(7)            --             --      200,000              --
  President and Chief Operating
  Officer

Philip R. Albright.............        1999     138,077      35,000           2,840              --       42,000(8)            --
  Chief Financial Officer

Richard L. Baird...............        1999      93,461     100,000(9)            --             --      100,000              --
  President of LAI Compass,
  Inc.

John S. Rothschild(10).........        1999     150,000     496,000          24,383              --       17,500(11)            --
  Executive Vice President

Joe D. Goodwin(10).............        1999     150,000     411,360          26,262              --       24,500(11)            --
  Executive Vice President

------------------------

(1) Consists of performance-based bonuses based upon individual achievement and LAI financial performance for the indicated fiscal years.

(2) Consists of above-market interest on deferred compensation, fees for professional tax services, payments for participation in certain management team meetings, payments for unused sick time and life insurance premiums.

(3) Consists of contributions made by LAI to its Profit Sharing Plan. See "--Incentive and Benefit Plans."

(4) These options were issued pursuant to LAI's Option Exchange Program approved by the compensation committee of the board of directors on October 8, 1998. Mr. Pearson exchanged all of his eligible outstanding options for new options at an exercise price exceeding the market price on the date of grant at a ratio of 70 new shares for every 100 shares exchanged. Of the new options granted, 10,500 are subject to a new three-year cliff vesting schedule. The remaining 57,400 options retain the original six year vesting schedule or price performance criteria. See note 8 to the consolidated financial statements of LAI included herein for more information on the Option Exchange Program.

(5) On April 15, 1998, LAI granted Mr. Pearson 16,939 shares of restricted LAI Common Stock in lieu of a portion of the compensation he earned in fiscal 1998. Such shares vest 25% over the four years after the grant date and may be subject to forfeiture upon termination of his employment under certain circumstances.

(6) These options were exchanged pursuant to the Option Exchange Program. See footnote 4.

(7) Consists of sign on bonus of $525,000 and pro rata installments of a $25,000 bonus paid pursuant to the terms of Mr. McDonnell's employment agreement. See "--Executive Employment Arrangements."

(8) Of this amount, 7,000 options were issued pursuant to LAI's Option Exchange Program. Mr. Albright exchanged his eligible outstanding options which had been granted originally in April 1998 for new options at an exercise price exceeding the market price on the date of grant at a ratio of 70 new shares for every 100 shares exchanged and subject to a new three year cliff vesting schedule. See note 8 to the consolidated financial statements of LAI for more information on the Option Exchange Program.

(9) Consists of sign on benefit paid pursuant to the terms of Mr. Baird's employment agreement. See "--Executive Employment Arrangements."

(10) Currently and at February 28, 1999, LAI's executive officers (within the meaning of SEC Regulation 401(b) of Regulation S-K) consisted of Messrs. Pearson, McDonnell, Albright and Baird. Messrs. Rothschild and Goodwin were not executive officers at February 28, 1999. Information regarding compensation of Messrs. Rothschild and Goodwin is included as required by
    Section 402(a)(3)(iii) of SEC Regulation S-K.

(11) These options were issued pursuant to LAI's Option Exchange Program. The individuals exchanged all their eligible outstanding options, including options which had been granted originally in July 1998, for new options at an exercise price exceeding the market price on the date of grant at a ratio of 70 new shares for every 100 shares exchanged and subject to a new three year cliff vesting schedule. See note 8 to the consolidated financial statements of LAI for more information on the Option Exchange Program.

                 OPTION GRANTS IN YEAR ENDED FEBRUARY 28, 1999

    The following table shows information concerning outstanding stock options granted during fiscal 1999 for the named executive officers.

                                        INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                                    --------------------------                               VALUE AT ASSUMED
                                                  % OF TOTAL                                 ANNUAL RATES OF
                                     NUMBER OF      OPTIONS                                    STOCK PRICE
                                    SECURITIES    GRANTED TO                                 APPRECIATION FOR
                                    UNDERLYING   EMPLOYEES IN   EXERCISE OR                    OPTION TERM
                                      OPTIONS       FISCAL      BASE PRICE   EXPIRATION   ----------------------
NAME                                  GRANTED       YEAR(1)       ($/SH)        DATE        5%($)       10%($)
----------------------------------  -----------  -------------  -----------  -----------  ----------  ----------
Robert L. Pearson.................      10,500(2)       0.92%    $  10.00      10/8/2008  $   10,448  $   78,831
                                        57,400(2)       5.06%       10.00      7/29/2007      57,115     430,946

Patrick J. McDonnell..............     200,000        17.62%         5.63      10/7/2008     707,506   1,792,960

Philip R. Albright(3).............       5,000         0.44%         5.63      10/7/2008      17,688      44,824
                                         7,000(2)       0.62%       10.00      10/8/2008       6,965      52,554
                                        30,000         2.64%         6.25       2/1/2009     117,918     298,827

Richard L. Baird..................     100,000         8.81%         8.94      11/9/2008     562,106   1,424,487

John S. Rothschild(4).............      17,500(2)       1.54%       10.00      10/8/2008      17,413     131,386

Joe D. Goodwin(4).................      24,500(2)       2.16%       10.00      10/8/2008      24,378     183,940

------------------------

(1) Options originally granted in fiscal 1999 which were exchanged pursuant to LAI's Option Exchange Program during fiscal 1999 are excluded from the total options granted to employees for purposes of this calculation.

(2) These options were issued pursuant to LAI's Option Exchange Program approved by the Compensation Committee of the board of directors on October 8, 1998. The individuals exchanged all or a portion of eligible outstanding options for new options at an exercise price exceeding the market price on date of grant at a ratio of 70 new shares for every 100 shares exchanged. See footnotes 4, 7 and 10 to "Summary Compensation Table" above and note 8 to the accompanying Consolidated Financial Statements for more information on the Option Exchange Program.

(3) Excludes 10,000 options granted on April 15, 1998, at an exercise price of $21.50 which were exchanged pursuant to the Option Exchange Program on October 8, 1998.

(4) Excludes 25,000 options granted on July 7, 1998, at an exercise price of $18.25 which were exchanged pursuant to the Option Exchange Program on October 8, 1998.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

    No stock options were exercised by any of LAI's directors or executive officers during fiscal 1999. The following table shows information concerning values as of the end of fiscal 1999 of stock options to purchase shares of LAI Common Stock held by each named executive officer.

                                                                              NUMBER OF             VALUE OF
                                                                               OPTIONS            IN-THE-MONEY
                                                                            EXERCISABLE/      OPTIONS EXERCISABLE/
NAME                                                                      UNEXERCISABLE (#)   UNEXERCISABLE ($)(1)
-----------------------------------------------------------------------  -------------------  --------------------
Robert L. Pearson......................................................        -0-/ 67,900          -0-/$   -0-
Patrick J. McDonnell...................................................        -0-/200,000          -0-/350,000
Philip R. Albright.....................................................      2,500/ 49,500          -0-/ 42,500
Richard L. Baird.......................................................        -0-/100,000          -0-/    -0-
John S. Rothschild.....................................................        -0-/ 17,500          -0-/    -0-
Joe D. Goodwin.........................................................        -0-/ 24,500          -0-/    -0-

------------------------

(1) No value has been ascribed to exercisable or unexercisable options outstanding for which the exercise price exceeds the closing price of LAI's stock on February 26, 1999.

INCENTIVE AND BENEFIT PLANS

    1997 AND 1998 OMNIBUS STOCK AND INCENTIVE PLANS. LAI has two stock option and incentive plans, the 1997 Omnibus Stock and Incentive Plan and the 1998 Omnibus Stock and Incentive Plan. Under these Employee Stock Plans, incentive stock options, nonqualified stock options, stock appreciation rights, performance units, performance shares, restricted stock, restricted stock units and stock not subject to restrictions may be granted from time to time upon hiring of new personnel, as incentive compensation or to reward employees for outstanding performance; however, such incentives are not routinely granted as part of annual consultant compensation, which continues to be predominantly cash-based. The compensation committee administers the Employee Stock Plans and determines all awards granted thereunder. The exercise price of a stock option granted may be less than the market price of LAI Common Stock on the date of grant. Generally, incentive stock options, nonqualified stock options, restricted stock and restricted stock units vest each year beginning on the first anniversary of the date of grant at 20-25% per year and expire after 10 years. The compensation committee may condition awards upon satisfaction of performance targets. Up to 950,000 shares of LAI Common Stock may be issued under the 1997 Employee Stock Plan, including, as of April 30, 1999, up to 666,215 shares upon exercise of stock options already granted and outstanding under the 1997 Employee Stock Plan. Up to 1,500,000 shares of LAI Common Stock may be issued under the 1998 Employee Stock Plan, including, as of April 30, 1999, 160,173 shares of common stock already issued and outstanding as restricted stock awards and up to 872,673 additional shares upon exercise of stock options already granted and outstanding under the 1998 Employee Stock Plan.

    PROFIT SHARING PLAN. LAI maintains a profit sharing plan, a defined contribution plan established pursuant to and under Section 401(a) of the Internal Revenue Code. Each year, the board of directors determines the amount that LAI will contribute to the Profit Sharing Plan for that plan year. Such contributions are allocated to participants' accounts in proportion to their total compensation, subject to limitations imposed by the Internal Revenue Code. During the second quarter of fiscal 1999, the Profit Sharing Plan was amended to include a cash or deferred arrangement feature that qualifies for deferred tax treatment under Section 401(k) of the Internal Revenue Code, pursuant to which participants may make elective contributions of up to 15% of their compensation, as defined in the Profit Sharing Plan. Each year, the board of directors will determine the amount that LAI will contribute to the Profit Sharing Plan as a matching contribution on participants' elective contributions. Participants' elective contributions will be 100% vested at all times, while LAI's contributions will vest 25% per year after completion of one year of service. Participants may elect among several investment vehicles selected by the plan administrator as to how their accounts under the Profit Sharing Plan will be invested, including LAI's Common Stock.

    DEFERRED COMPENSATION PLAN. LAI maintains a deferred compensation plan for its executive employees. The board of directors or a committee appointed by the board determines the persons eligible to participate in the Deferred Compensation Plan, although historically all consultants have been eligible to participate. Under the terms of the Deferred Compensation Plan, eligible participants may elect, on a calendar year basis, to defer a specified amount or percentage of their compensation for payment at a specified future date or upon termination of employment with or retirement from LAI, as directed by each participant. Effective January 1, 1999, the Deferred Compensation Plan was amended to prohibit further deferrals of compensation. LAI pays interest on amounts deferred under the Deferred Compensation Plan at a rate, currently 6.25% per annum, established each year by the board of directors in its discretion. Participants are fully vested in their accounts. LAI does not match employee contributions to the Deferred Compensation Plan.

    1997 EMPLOYEE STOCK PURCHASE PLAN. LAI maintains the 1997 Employee Stock Purchase Plan. Under the ESPP, which is intended to qualify under the provisions of Section 423 of the Internal Revenue Code, eligible employees are given the right to purchase shares of LAI Common Stock generally two times a year. The per share purchase price under the ESPP is 85% of the market price of the LAI Common Stock immediately prior to the first day of each exercise period or, during the first exercise period, 85% of the lesser of the market price immediately prior to the first day of such exercise period or the market price at the close of such period. During each exercise period, an eligible employee will be entitled to purchase up to that number of shares of LAI Common Stock the aggregate purchase price of which under the ESPP does not exceed 3% of the employee's annual compensation. As of February 28, 1999, an aggregate of 200,000 shares of LAI Common Stock has been reserved for issuance under the ESPP, of which 42,586 shares have been issued. Shares issued under the ESPP may be newly issued shares or shares purchased by LAI in the open market. The second purchase window for calendar year 1999 will be suspended due to the merger agreement with TMP.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

    LAI has entered into employment agreements with each of the persons currently serving as executive officers, Messrs. Pearson, McDonnell, Albright and Baird.

    ROBERT L. PEARSON. LAI and Mr. Pearson entered into his employment agreement in 1997, engaging Mr. Pearson to act as LAI's Chief Executive Officer. The current term of Mr. Pearson's agreement expires February 28, 2002; however, the agreement provides that, on the last day of each February, the term of Mr. Pearson's employment shall be extended for an additional one year period. This has the effect of restoring the remaining term of the agreement annually to three years, unless either LAI or Mr. Pearson gives notice not less than 90 days prior to any extension date of an intention not to extend. Under his employment agreement, Mr. Pearson is entitled to receive an annual base salary of not less than $525,000, and is eligible to earn annual incentive bonuses based upon such plans and criteria as may be established from time to time by the compensation committee. Under the plan currently in effect, Mr. Pearson is eligible to earn a target bonus equal to 80% of his base salary and a maximum bonus equal to 160% of his base salary.

    Mr. Pearson may terminate his employment agreement upon 90 days prior written notice. Mr. Pearson is entitled to receive certain severance benefits if his employment is terminated by LAI "without good cause" or by Mr. Pearson following a "change of control" each as defined in the employment agreement. In the event of termination without good cause, Mr. Pearson will receive his base salary for the remainder of the unexpired term of the employment agreement, not to exceed 36 months, or 24 months, whichever is greater. He will also receive an amount equal to at least the target bonus for the year of termination multiplied by the number of years and fractions thereof in the unexpired term of the agreement. If the remaining term is less than two years, the target bonus shall be multiplied by two. Mr. Pearson may terminate the agreement during the 60 day period commencing six months after a change of control. In this event, he would be entitled to receive a lump sum payment equal to three times his annual base salary plus an amount not less than three times the target bonus for the year of termination. The agreement requires LAI to use its good faith efforts, during the term, to nominate Mr. Pearson to LAI's board of directors. Mr. Pearson has agreed to not compete with LAI during the term of his employment and, if his employment is terminated by LAI without good cause or following a change of control, for so long as he continues to receive payments under the agreement.

    In addition, upon any termination of Mr. Pearson's employment without good cause or following a change of control, all vesting or performance requirements with respect to any stock options or other similar equity-based compensation awards shall be deemed to have been satisfied. With respect to any payments under his employment agreement upon death, disability, or termination without good cause or following a change of control, Mr. Pearson would receive additional cash payments in an amount necessary to pay any federal excise taxes. Mr. Pearson's employment agreement is also subject to voluntary termination by Mr. Pearson or termination by LAI for cause.

    PATRICK J. MCDONNELL. LAI and Mr. McDonnell entered into his employment agreement in September 1998, engaging Mr. McDonnell as LAI's Chief Operating Officer. The current term of Mr. McDonnell's agreement expires September 14, 2001, however, the agreement provides that, on September 15, 2001, and each succeeding September 15(th), the term of Mr. McDonnell's employment shall be extended for an additional one year period. This has the effect of making the remaining term of the agreement two years, unless either LAI or Mr. McDonnell gives notice not less than 90 days prior to any extension date of an intention not to extend. Under his employment agreement, Mr. McDonnell is entitled to receive an annual base salary of not less than $500,000, and is eligible to earn annual incentive bonuses based upon such plans and criteria as may be established from time to time by the compensation committee. Under the plan currently in effect, Mr. McDonnell is eligible to earn a target bonus equal to 65% of his base salary and a maximum bonus equal to 120% of his base salary. The agreement requires LAI to pay a $25,000 bonus to Mr. McDonnell in equal pro rata installments during the first year of his employment.

    Mr. McDonnell may terminate his employment agreement upon 90 days prior written notice. Mr. McDonnell is entitled to receive certain severance benefits if his employment is terminated by LAI "without good cause" or by Mr. McDonnell following a "change of control," each as defined in the employment agreement. In the event of termination without good cause, Mr. McDonnell will receive his base salary for two years after termination and an amount payable over the two years equal to two times the target bonus for the year of termination. Mr. McDonnell may terminate the agreement during the 60 day period commencing six months after a change of control. In this event he, would be entitled to receive a lump sum payment equal to two times his annual base salary plus an amount not less than two times the target bonus for the year of termination. Mr. McDonnell has agreed to not compete with LAI during the term of his employment and, if his employment is terminated by LAI without good cause or following a change of control, for so long as he continues to receive payments under the agreement.

    In connection with the negotiation of his employment agreement, the compensation committee awarded Mr. McDonnell stock options to purchase 200,000 shares of LAI Common Stock with an initial exercise price of $5.625 per share. LAI also paid Mr. McDonnell a cash sign on bonus of $525,000. If before September 15, 2001 Mr. McDonnell voluntarily terminates his employment or LAI terminates his employment for "good cause," Mr. McDonnell must repay part or all of the sign on bonus, as follows: (1) if termination is between September 15, 1998 and September 14, 1999, 100% of the sign on bonus; (2) if termination is between September 15, 1999 and September 15, 2000, 66 2/3% of the sign on bonus and (3) if termination is between September 15, 2000 and September 14, 2001,
33 1/3% of the sign on bonus. In addition, under the employment agreement, LAI is required to provide Mr. McDonnell with a $1 million life insurance policy.

    In addition, upon any termination of Mr. McDonnell's employment without good cause or following a change of control, all vesting or performance requirements with respect to any stock options or other similar equity-based compensation awards shall be deemed to have been satisfied. With respect to any payments under his employment agreement upon death, disability, or termination without good cause or following a change of control, Mr. McDonnell would receive additional cash payments in an amount necessary to pay any federal excise taxes. Mr. McDonnell's employment agreement is also subject to voluntary termination by Mr. McDonnell or termination by LAI "for cause."

    PHILIP R. ALBRIGHT. LAI and Mr. Albright entered into his employment agreement effective February 1, 1999, engaging Mr. Albright as LAI's Chief Financial Officer. The agreement provides for an at will employment relationship. Under his employment agreement, Mr. Albright is entitled to receive an annual base salary of not less than $175,000, and is eligible to earn annual incentive bonuses based upon such plans and criteria as may be established from time to time by the compensation committee. Under the plan currently in effect, Mr. Albright is eligible to earn a target bonus equal to 65% of his base salary and a maximum bonus equal to 120% of his base salary. The agreement required LAI to pay a $30,000 bonus to Mr. Albright upon execution.

    In connection with the negotiation of his employment agreement, the compensation committee awarded Mr. Albright stock options to purchase 30,000 shares of LAI Common Stock with an initial exercise price of $6.25 per share. In addition, under his employment agreement, LAI is required to provide Mr. Albright with a $1 million life insurance policy. During fiscal 1999, the compensation committee also awarded Mr. Albright stock options to purchase 7,000 shares of LAI Common Stock with an exercise price of $10.00 per share (after giving effect to participation in the Option Exchange Program). Such options are subject to a three-year cliff vesting schedule.

    Mr. Albright is entitled to receive certain severance benefits if his employment is terminated by LAI for any reason other than "good cause" or by Mr. Albright following a "change of control" each as defined in the employment agreement. In the event of termination by LAI other than for good cause, Mr. Albright will receive a cash payment equal to the sum of one year's base salary and the target bonus for the year of termination.

    In addition, upon any termination of Mr. Albright's employment "without good cause" or following a change of control, all vesting or performance requirements with respect to any stock options or other similar equity-based compensation awards shall be deemed to have been satisfied. With respect to any payments under his employment agreement upon death, disability, or termination without good cause or following a change of control, Mr. Albright would receive additional cash payments in an amount necessary to pay any federal excise taxes.

    RICHARD L. BAIRD. LAI and Mr. Baird entered into his employment agreement effective November 9, 1998, engaging Mr. Baird as an LAI Executive Vice President and as President of LAI Compass, Inc., the selection services subsidiary. The current term of Mr. Baird's agreement expires November 8, 2000; however, the agreement provides that, on November 9, 2000, and each succeeding November 9th, the term of Mr. Baird's employment shall be extended for an additional one year period, unless either LAI or Mr. Baird gives notice not less than 90 days prior to any extension date of an intention not to extend. Under his employment agreement, Mr. Baird is entitled to receive an annual base salary of not less than $300,000, and is eligible to earn annual incentive bonuses based upon such plans and criteria as may be established from time to time by the compensation committee. Under the plan currently in effect, Mr. Baird is eligible to earn a target bonus equal to 60% of his base salary and a maximum bonus equal to 120% of his base salary. For LAI's 2000 fiscal year, the agreement requires LAI to pay a $100,000 minimum bonus to Mr. Baird.

    Mr. Baird may terminate his employment agreement upon 90 days prior written notice. Mr. Baird is entitled to receive certain severance benefits if his employment is terminated by LAI "without good cause" as defined in the employment agreement. In the event of termination without good cause, Mr. Baird will receive his base salary for one year after termination and an amount payable over the one year equal to the target bonus for the year of termination.

    In connection with the negotiation of his employment agreement, the compensation committee awarded Mr. Baird stock options to purchase 100,000 shares of LAI Common Stock with an initial exercise price of $8.939 per share. LAI also loaned Mr. Baird $100,000 as a sign on benefit. LAI forgave the loan and accrued interest on February 28, 1999. If before November 8, 2000, Mr. Baird voluntarily terminates his employment or LAI terminates his employment for "good cause," Mr. Baird must pay to LAI as liquidated damages cash equal to part or all of the sign on bonus, as follows: (1) if termination is between November 9, 1998 and November 8, 1999, $100,000 and (2) if termination is between November 9, 1999 and November 8, 2000, $50,000.

    In addition, upon any termination of Mr. Baird's employment without good cause or following a "change of control," all vesting or performance requirements with respect to any stock options or other similar equity-based compensation awards shall be deemed to have been satisfied. With respect to any payments under his employment agreement upon death, disability, or termination without good cause or following a change of control, Mr. Baird would receive additional cash payments in an amount necessary to pay any federal excise taxes. Mr. Baird's employment agreement is also subject to voluntary termination by Mr. Baird or termination by LAI "for cause."

    JOE D. GOODWIN. LAI has also entered into an agreement with Mr. Goodwin, who is not currently serving as an executive officer, on January 28, 1999. Pursuant to that agreement, Mr. Goodwin is guaranteed annual compensation at the rate of $500,000 for a one year period. In addition, if Mr. Goodwin leaves LAI after April 30, 1999, he is entitled to three months of his base salary as severance pay, plus medical and dental insurance benefits for the remainder of the one year term of the agreement.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Several option grants and other transactions, exclusively pursuant to LAI's previously disclosed stock-based incentive and benefit arrangement and not involving any market transactions, were not timely reported as required under
Section 16(a) of the Securities Exchange Act, including one form by each of the following directors and officers relating to the indicated number of 'transactions: Messrs. Baird, Maslan and McDonnell, one transaction, and also Mr. Baird's initial report upon becoming an officer; Messrs. Groves, Pogue and Pope, two transactions; Messrs. Goodwin, Gow, Johnson, Pearson and Rothschild, three transactions; Mr. Albright, four transactions. See "Executive Compensation -- Summary Compensation Table," "Executive Compensation -- Option Grants Table" and Director Compensation."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In August 1997, LAI made a non-interest bearing loan of $105,000 to John S. Rothschild, the proceeds of which were used to pay certain initiation fees for a country club joined by Mr. Rothschild in connection with his employment responsibilities. So long as Mr. Rothschild does not voluntarily terminate his employment with LAI, 20% of the principal amount of the loan will be forgiven on July 1 of each year, commencing July 1, 1998. LAI also has agreed to pay Mr. Rothschild the amount of any tax on income that may be imputed to him as a result of such forgiveness.

    LAI's Bylaws provide that LAI shall have the power, but generally not the obligation, to indemnify directors and officers to the fullest extent permitted by the laws of the State of Florida. LAI has entered into indemnification agreements with all of its executive officers and directors creating certain indemnification obligations on LAI's part in favor of its directors and executive officers. These indemnification agreements clarify and expand the circumstances under which a director or executive officer will be indemnified.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 31, 1999, the number of shares of LAI's Common Stock beneficially owned by (i) each person known to LAI as having beneficial ownership of more than 5% of LAI's Common Stock together with such person's address, (ii) each of its directors and nominees to become a director, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless indicated otherwise, the address of the beneficial owners is: c/o LAI Worldwide Inc., 200 Park Avenue, New York, New York 10166.

                                                                                   AMOUNT AND NATURE OF
                                                                                   BENEFICIAL OWNERSHIP     PERCENT
NAME OF BENEFICIAL OWNER                                                                   (1)             OF CLASS
--------------------------------------------------------------------------------  ----------------------  -----------
Robert L. Pearson (2)...........................................................           175,210              2.18%
Patrick J. McDonnell............................................................            15,000                 *
Philip R. Albright (3)..........................................................             3,752                 *
Richard L. Baird (4)............................................................            12,139                 *
Joe D. Goodwin (5)..............................................................            83,457              1.04
Roderick C. Gow (6).............................................................            97,780              1.22
John F. Johnson (7).............................................................           166,124              2.07
Neal L. Maslan (8)..............................................................            23,633                 *
John S. Rothschild (9)..........................................................            82,423              1.03
Ray J. Groves (10)(13)..........................................................             5,000                 *
Richard W. Pogue (11)(13).......................................................            13,000                 *
John C. Pope (12)(13)...........................................................            13,000                 *
All directors and executive officers as a group (12 persons)....................           678,518              8.46
Wellington Management Company, LLP (14).........................................           768,000              9.57
Heartland Advisors, Inc. (15)...................................................           610,000              7.60
FMR Corp. (16)..................................................................           496,500              6.19
Cannell Capital Management (17).................................................           414,100              5.16
Bricoleur Capital Management LLC (18)...........................................           410,800              5.12

------------------------

(*) Less than 1%.

 (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares sole voting power and/or investment power.

 (2) Includes 7,026 shares of Common Stock held in the Profit Sharing Plan; 6,408 shares held as trustee for the benefit of certain family members, which Mr. Pearson is deemed to beneficially own; and 16,939 restricted shares subject to a risk of forfeiture.

 (3) Includes 252 shares of LAI Common Stock held in the Profit Sharing Plan and 2,500 shares underlying currently exercisable stock options deemed beneficially owned.

 (4) Includes 139 shares of LAI Common Stock held in the Profit Sharing Plan.

 (5) Includes 1,364 shares of LAI Common Stock held in the Profit Sharing Plan, and 2,093 restricted shares subject to a risk of forfeiture.

 (6) Includes 435 shares of LAI Common Stock held in the Profit Sharing Plan, and 20,930 restricted shares subject to a risk of forfeiture.

 (7) Includes 16,702 shares of LAI Common Stock held in the Profit Sharing Plan, 5,682 restricted shares subject to a risk of forfeiture, 5,000 shares held by Mr. Johnson's wife, which Mr. Johnson may be deemed to beneficially own, and 200 shares held by Mr. Johnson's children, which Mr. Johnson may be deemed to beneficially own. Does not include 100 shares held by Mr. Johnson's brother, as to which Mr. Johnson disclaims beneficial ownership.

 (8) Includes 1,099 restricted shares subject to a risk of forfeiture and 5,500 shares underlying currently exercisable stock options deemed beneficially owned.

 (9) Includes 2,000 shares of LAI Common Stock held by two of Mr. Rothschild's children, which Mr. Rothschild is deemed to beneficially own, 3,000 shares held by Mr. Rothschild's spouse, which Mr. Rothschild may be deemed to beneficially own, and 5,581 restricted shares subject to a risk of forfeiture.

(10) Includes 5,000 shares underlying currently exercisable stock options deemed beneficially owned.

(11) Includes 8,000 shares of LAI Common Stock held by a revocable trust which Mr. Pogue, as trustee, is deemed to beneficially own and 5,000 shares underlying currently exercisable stock options deemed beneficially owned.

(12) Includes 5,000 shares underlying currently exercisable stock options deemed beneficially owned.

(13) Each of Messrs. Groves, Pogue and Pope has elected to defer certain retainer and meeting fees and to have such deferral credited in the form of stock deferral "units" pursuant to the Directors' Deferral Plan. The number of units credited is determined December 31(st) of each year based on average month-end stock values during the year. Using the actual 1998 average month-end stock values and the month-end stock values for the first three months of calendar 1999, Messrs. Groves, Pogue and Pope would be credited with 6,825 units, 4,837 units and 7,982 units, respectively. Each unit is equal in value to one share of Common Stock.

(14) This information is derived from a Schedule 13G dated February 9, 1999, filed with the Securities and Exchange Securities and Exchange Commission by Wellington Management Company, LLP. Wellington possesses shared dispositive power with respect to all 768,000 shares and shared voting power with respect to 425,000 shares. Wellington's address is 75 State Street, Boston, Massachusetts 02109.

(15) This information is derived from a Schedule 13G dated February 9, 1999, filed with the Securities and Exchange Commission by Heartland Advisors, Inc. Heartland possesses sole dispositive power with respect to all 610,000 shares and no voting power with respect to these shares. Heartland's address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(16) This information is derived from a Schedule 13G dated February 18, 1999, filed with the Securities and Exchange Commission by FMR Corp. FMR possesses sole dispositive power with respect to all 496,500 shares and no voting power with respect to these shares. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(17) This information is derived from a Schedule 13G dated January 29, 1999, filed with the Commission by J. Carlo Cannell D/B/A Cannell Capital Management, Tonga Partners, LP, Pleiades Investment Partners, LP, Goldman Sachs Performance Partners (Offshore) LP, and Goldman Sachs Performance Partners (Partners), LP. Cannell possesses shared voting and dispositive power with respect to all 414,100 shares. Tonga, Pliaes Offshore and Partners possess sole voting and dispositive power with respect to 183,700, 89,000, 61,000 and 80,400 shares, respectively. Cannell's address is 600 California Street, Floor 14, San Francisco, California 94108.

(18) This information is derived from a Schedule 13G dated February 2, 1999, filed with the Securities and Exchange Commission by Bricoleur Capital Management LLC, Bricoleur Partners I, LP, Daniel P. Wimsatt, and Robert M. Poole. Bricoleur Capital has sole voting and dispositive power with respect to all 410,800 shares. Bricoleur Partners, Wimsatt and Poole have shared voting and dispositive power with respect to all 410,800 shares. Bricoleur's address is 8910 University Center Lane, Suite 570, San Diego, California 92122.

                         COMPENSATION COMMITTEE REPORT

    Pursuant to rules adopted by the SEC, LAI's Compensation Committee has furnished the following report on executive compensation.

ROLE OF COMPENSATION COMMITTEE

    The Compensation Committee consists of three members, each of whom is an independent, non-employee director of LAI. The Compensation Committee is responsible for developing and recommending to the full board for adoption LAI's cash compensation philosophy, including general compensation and severance and change in control arrangements for key employees, consultants, managing partners, practice leaders and executive officers. The Compensation Committee also develops and recommends to the full board for adoption LAI's philosophy for granting of stock options and other awards under all equity-based incentive plans and recommendations for adoption of new plans. The Compensation Committee sets executive officer compensation, including annual reviews, and negotiates and approves all executive officer employment agreements. The Compensation Committee reviews all existing compensation plans and programs and all amendments thereto, and recommends the adoption of any new plans. In addition, the Compensation Committee reviews and coordinates with the full board the senior leadership structure and helps to identify personnel for the development of the next generation of LAI's leadership.

COMPENSATION PHILOSOPHY

    LAI's policies on executive officer compensation are designed to (1) provide compensation to its executive officers at levels which are competitive in the industry and therefore will enable LAI to attract and retain high caliber executive officers, (2) compensate executive officers in a manner designed to recognize individual and Company performance, and (3) seek to align the interests of the executive officers with the interests of LAI's stockholders.

    Generally, there are three components to executive officer compensation: (1) base salary, (2) annual incentive bonus, and (3) long-term incentive compensation, consisting of options or other awards under LAI's Employee Stock Plans.

    LAI has entered into written employment agreements with each of the persons currently serving as executive officers, Messrs. Pearson, McDonnell, Albright and Baird. As noted below, in certain respects, the terms of these agreements dictated how these executive officers were compensated in fiscal 1999. After taking into account the results of operations for fiscal 1999 and such other factors as the Compensation Committee deemed relevant, the Committee decided that no incentive bonuses would be paid for fiscal 1999 to persons serving as executive officers, other than those which LAI was contractually obligated to pay under employment agreements with its executive officers. Accordingly, the Compensation Committee declared no discretionary incentive bonuses for fiscal 1999. For additional information regarding the terms of these employment agreements, see "Executive Compensation--Executive Employment Arrangements."

CHIEF EXECUTIVE OFFICER COMPENSATION

    Robert L. Pearson, LAI's Chairman and Chief Executive Officer, receives compensation in accordance with his employment agreement. For fiscal 1999, the employment agreement provided for an annual base salary of not less than $525,000 and the possibility of earning an annual incentive bonus equal to up to 160% of his base salary. The bonus is based upon such annual incentive plans and criteria as are established from time to time by the Compensation Committee. For the reasons described above, Mr. Pearson received no incentive bonus in respect of services rendered in fiscal 1999.

COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS

    PATRICK J. MCDONNELL. Patrick J. McDonnell, LAI's President and Chief Operating Officer, receives compensation in accordance with his employment agreement. During the time Mr. McDonnell was employed by LAI during fiscal 1999, his employment agreement provided for an annual base salary of not less than $500,000, and the possibility of earning an annual incentive bonus equal to up to 120% of his base salary. The bonus is based upon such annual incentive plans and criteria as are established from time to time by the Compensation Committee. During fiscal 1999, LAI paid Mr. McDonnell approximately $208,000 in base salary. Mr. McDonnell's employment agreement also required LAI to pay a $25,000 bonus to Mr. McDonnell in equal pro rata installments during the first year of his employment. For the reasons described above, Mr. McDonnell received no incentive bonus in respect of services rendered in fiscal 1999, other than the portion of the $25,000 bonus (approximately $10,000 in fiscal 1999) LAI was obligated to pay under the employment agreement during fiscal 1999.

    In connection with the negotiation of Mr. McDonnell's employment agreement, the Compensation Committee awarded Mr. McDonnell stock options to purchase 200,000 shares of LAI Common Stock with an initial exercise price of $5.625 per share. Such options vest ratably over four years. LAI also paid Mr. McDonnell a cash sign on bonus of $525,000. If before September 15, 2001, Mr. McDonnell voluntarily terminates his employment or LAI terminates his employment for "good cause," Mr. McDonnell must repay part or all of the sign on bonus, as follows:
(1) if termination is between September 15, 1998 and September 14, 1999, 100% of the sign on bonus; (2) if termination is between September 15, 1999 and September 14, 2000, 66 2/3% of the sign on bonus and (3) if termination is between September 15, 2000 and September 15, 2001, 33 1/3% of the sign on bonus. In addition, under the employment agreement, LAI is required to provide Mr. McDonnell with a $1 million life insurance policy.

    RICHARD L. BAIRD. Mr. Baird, an Executive Vice President of LAI and President of LAI Compass, Inc., receives compensation pursuant to his employment agreement. During the time Mr. Baird was employed by LAI during fiscal 1999, his employment agreement provided for an annual base salary of not less than $300,000, and the possibility of earning an annual incentive bonus equal to up to 120% of his base salary. The bonus is based upon such annual incentive plans and criteria as are established from time to time by the Compensation Committee. During fiscal 1999, LAI paid Mr. Baird approximately $93,000 in basic salary. For the reasons described above, Mr. Baird received no incentive bonus in respect of services rendered in fiscal 1999. For LAI's 2000 fiscal year, the agreement requires LAI to pay a $100,000 minimum bonus to Mr. Baird.

    In connection with the negotiation of Mr. Baird's employment agreement, the Compensation Committee awarded Mr. Baird stock options to purchase 100,000 shares of LAI Common Stock, with an initial exercise price of $8.939 per share. Such options vest ratably over four years. LAI also loaned Mr. Baird $100,000 as a sign on benefit. LAI forgave the loan and accrued interest on February 28, 1999. If before November 8, 2000, Mr. Baird voluntarily terminates his employment or LAI terminates his employment for "good cause," Mr. Baird must pay to LAI as liquidated damages cash equal to part or all of the sign on benefit, as follows: (1) if termination is between November 8, 1998 and November 8, 1999, $100,000 and (2) if termination is between November 9, 1999 and November 8, 2000, $50,000.

    PHILIP R. ALBRIGHT. During fiscal 1999, Philip R. Albright served in several executive officer positions, including Vice President-Finance and Chief Accounting Officer; interim Chief Financial Officer (effective October 1, 1998) and, since February 1, 1999, Chief Financial Officer. Since he began serving as interim Chief Financial Officer, Mr. Albright's compensation has been made in accordance with written employment letter agreements. Mr. Albright received approximately $138,000 as base salary in respect of services rendered in fiscal 1999. Under the terms of Mr. Albright's current employment letter agreement, he is entitled to receive an annual base salary of not less than $175,000, and is eligible to earn an annual incentive bonus based upon such plans and criteria as are established from time to time by the Compensation Committee. Under the plan currently in effect, Mr. Albright is eligible to earn a target bonus equal to

65% of his base salary and a maximum bonus equal to 120% of his base salary. Under the terms of the letter agreement signed at the time Mr. Albright became interim Chief Financial Officer, LAI paid Mr. Albright a cash bonus of $30,000.

    In connection with the negotiation of Mr. Albright's employment letter agreements, the Compensation Committee awarded Mr. Albright stock options to purchase 5,000 shares of LAI Common Stock with an initial exercise price of $5.625 per share and stock options to purchase 30,000 shares of LAI Common Stock with an initial exercise price of $6.25 per share. Such options vest ratably over four years.

    During fiscal 1999, the Committee also awarded Mr. Albright stock options to purchase 7,000 shares of LAI Common Stock with an initial exercise price of $10.00 per share (after giving effect to participation in the Option Exchange Program). Such options are subject to a three-year cliff vesting schedule.

OPTION EXCHANGE PROGRAM

    On October 8, 1998, the Compensation Committee approved a program to permit the exchange of certain outstanding options to purchase LAI Common Stock for a smaller number of newly issued options with lower exercise prices (the "Option Exchange Program").

    In the late summer and early fall of 1998 after a significant decline in LAI's stock price, the Compensation Committee became increasingly concerned that LAI's outstanding stock options with exercise prices significantly in excess of current market prices were no longer providing effective employee incentives. After carefully studying the issue, the Compensation Committee concluded that the Option Exchange Program was necessary to provide appropriate equity-based incentives to retain and motivate search consultants and other key employees.

    The Compensation Committee engaged a nationally prominent consulting firm to provide stock option valuation information and other advice in structuring the Option Exchange Program. The Compensation Committee's goal was to design a program in which the current economic value of the old options exchanged in the Option Exchange Program would be equal to the current economic value of the new options issued in exchange.

    The Program applied to options issued under LAI's 1997 Omnibus Stock and Incentive Plan and 1998 Omnibus Stock and Incentive Plan (the "Plans") with an initial exercise price of $12.00 per share or higher (about 84% of all options issued under the Plans at the time the Option Exchange Program was adopted). The Option Program provided less favorable pricing and different exchange percentages and vesting provisions for executive officers. Also, as a condition to participating in the Option Exchange Program, individual option holders could be required to satisfy certain conditions before they were allowed to participate. When options covered by the Option Exchange Program were submitted to LAI, and the holders satisfied any conditions, newly issued options were delivered to the holder and the old options were canceled.

    Options with an initial exercise price of less than $12.00 per share were not covered by the Option Exchange Program. Also, stock options issued to non-employee directors under LAI's Non-Employee Directors' Stock Option Plan were not covered by the Option Exchange Program.

    The following tables illustrate the exchange provisions of the Option Exchange Program:

                  NON-EXECUTIVE OFFICERS
-----------------------------------------------------------
    ORIGINAL               NEW             PERCENTAGE OF
 EXERCISE PRICE      EXERCISE PRICE         OLD OPTIONS
-----------------  -------------------  -------------------
     $12.00               $8.00                 80%
  Above $12.00            $8.00                 60%

                   EXECUTIVE OFFICERS
---------------------------------------------------------
    ORIGINAL              NEW            PERCENTAGE OF
 EXERCISE PRICE     EXERCISE PRICE        OLD OPTIONS
-----------------  -----------------  -------------------
     $12.00             $10.00                70%
  Above $12.00          $10.00                70%

    When old options were exchanged for new options, most new options were subject to a new vesting period beginning on October 8, 1998 (the date of grant for the new options). Generally, old options that were partially vested were replaced with completely un-vested options. A total of 82,000 performance options issued to Robert L. Pearson were repriced to $10.00 per share but remained subject to a longer six-year vesting schedule and stock price performance criteria established at the time of their original grant in 1997.

    The following tables illustrate the vesting provisions of the Option Exchange Program:

                     NON-EXECUTIVE OFFICERS
-----------------------------------------------------------------
                                              PERCENTAGE OF
                                           NEW OPTIONS VESTED
 ORIGINAL VESTING       NEW VESTING           ON GRANT DATE
-------------------  -----------------  -------------------------
      4 years             4 years                      0%
  (25% per year)      (25% per year)

      5 years             5 years                      0%
  (20% per year)      (20% per year)

                           EXECUTIVE OFFICERS
-------------------------------------------------------------------------
                                                       PERCENTAGE OF
                                                     NEW OPTIONS VESTED
  ORIGINAL VESTING            NEW VESTING              ON GRANT DATE
---------------------  --------------------------  ----------------------
       4 years                  3 years                      0%
   (25% per year)           (cliff vesting,
                          100% after 3 years)

       5 years                  3 years                      0%
   (20% per year)           (cliff vesting,
                          100% after 3 years)

       6 years                  6 years                  Credit for
  (cliff vesting or        (cliff vesting or        pre-Program vesting
 $25 stock price for      $25 stock price for
      60 days)                  60 days)

    A total of approximately 1.5 million options were eligible to participate in the Option Exchange Program. A total of 632,640 newly granted options were exchanged for a total of 943,175 old options, which were cancelled.

INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Code disallows deductions for certain compensation in excess of $1 million per year to the Chief Executive Officer and four other most highly compensated executives of LAI unless such compensation is "performance based" as defined in the Code.

    As a general rule, the Compensation Committee would prefer that all such compensation be structured to qualify for deductibility, except in certain limited cases when, in the judgment of the Compensation Committee, the interests of LAI and its stockholders are better served by an alternative approach. In determining executive compensation, the Compensation Committee considers a variety of factors, including the possible tax consequences to LAI and to the executives receiving such compensation. However, the Compensation Committee believes that it is important to maintain maximum flexibility in designing and implementing compensation programs that meet its stated objectives. In the view of the Compensation Committee, insofar as LAI is concerned, compliance with the requirements of Section 162(m) for "performance based compensation" would unduly limit the flexibility which is needed to appropriately assess and reward the performance of LAI's executive officers. For these reasons, the Compensation Committee, while considering deductibility as one factor in its determinations, has chosen not to limit compensation arrangements to those which will qualify for deductibility under Section 162(m). The Compensation Committee will consider alternative forms of compensation, consistent with its stated goals, that preserve deductibility.

    The application of Section 162(m) will not affect the deductibility of the expenses recorded by LAI for Mr. Pearson fiscal 1998 compensation.

                                            John C. Pope--Chairman
                                            Ray J. Groves
                                            Richard W. Pogue

                      TEN-YEAR OPTION/SAR REPRICINGS TABLE

    The following table sets forth certain information concerning the Option Exchange Program, including (i) the name and position of each executive officer who participated in the exchange program, (ii) the date of any such exchange,
(iii) the number of securities underlying exchanged options, (iv) the per share market price of the underlying security at the time of exchange, (v) the original exercise price or base price of the canceled option at the time of exchange, (vi) the per share exercise price of the option received in exchange for the existing option and (vii) the original option term remaining at the date of exchange.

                                               NUMBER OF
                                              SECURITIES
                                              UNDERLYING      MARKET PRICE        EXERCISE
                                               OPTIONS/        OF STOCK AT         PRICE
                                                 SAR'S           TIME OF         AT TIME OF        NEW
                                  DATE OF     REPRICED OR     REPRICING OR      REPRICING OR    EXERCISE
NAME AND POSITION                REPRICING    AMENDED(#)      AMENDMENT ($)    AMENDMENT ($)    PRICE($)
------------------------------  -----------  -------------  -----------------  --------------  -----------
Robert L. Pearson.............     10/8/98        10,500        $    6.75        $  12.00       $   10.00
  Chairman and Chief Executive
  Officer
                                   10/8/98        57,400             6.75           19.125          10.00
Philip R. Albright............     10/8/98         7,000             6.75           21.50           10.00
  Vice President and Chief
  Financial Officer
John S. Rothschild............     10/8/98        17,500             6.75           18.25           10.00
  Executive Vice President and
  Director
Joe D. Goodwin................     10/8/98         7,000             6.75           12.00           10.00
  Executive Vice President and
  Director
                                   10/8/98        24,500             6.75           18.25           10.00

                                         LENGTH OF
                                         ORIGINAL
                                   OPTION TERM REMAINING
                                        AT DATE OF
                                       REPRICING OR
                                         AMENDMENT
NAME AND POSITION                       (IN YEARS)
------------------------------  ---------------------------
Robert L. Pearson.............                 8.7
  Chairman and Chief Executive
  Officer
                                               8.8
Philip R. Albright............                 9.5
  Vice President and Chief
  Financial Officer
John S. Rothschild............                 9.8
  Executive Vice President and
  Director
Joe D. Goodwin................                 8.7
  Executive Vice President and
  Director
                                               9.8

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return on LAI's Common Stock with the cumulative total return of the companies in the S&P 500 Index and a Peer Group(1) constructed by LAI. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on July 2, 1997, the date trading began in connection with LAI's initial public offering, and the reinvestment of any dividends paid by any company in the Peer Group.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        DOLLARS

                            2Jul97      Feb98      Feb99
LAI WORLDWIDE INC           100.00     123.23      46.46
S&P 500 INDEX               100.00     117.20     140.33
PEER GROUP                  100.00     132.52      98.81
PERIODS ENDING

                                                                     FEBRUARY 28,     FEBRUARY 28,
                                                     JULY 2, 1997        1998             1999
LAI                                                          100          123.23            46.46
Peer Group                                                   100          132.52            98.81
S&P 500                                                      100          117.20           140.33

------------------------

(1) The Peer Group is comprised of publicly traded companies which are engaged principally or in significant part in professional staffing and consulting. The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each measurement period for purposes of arriving at a Peer Group average. The members of the Peer Group are Diamond Technology Partners Incorporated; Interim Services Inc.; Modis Professional Services, Inc.; On Assignment, Inc.; Robert Half International, Inc.; Romac International, Inc.; Select Appointments (Holdings) Public Limited Company; and SM&A Corporation. Modis Professional Services, Inc. changed its name from AccuStaff Incorporated effective October 1, 1998, and SM&A Corporation changed its name from Steven Myers & Associates effective August 6, 1998. Information regarding SM&A Corporation is from January 30, 1998, the date its shares began trading in connection with its initial public offering.

LAI STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2000 ANNUAL MEETING

    A LAI stockholder who desires to present a proposal next year, at LAI's 2000 Annual Meeting of Stockholders, may be entitled to have such proposal and certain related information included in the proxy statement for that meeting. For such a proposal to be included in the 2000 proxy statement, the proposal must be received by management of LAI at its executive offices on or before January 31, 2000. Even if submitted after such date, a stockholder may be entitled to present a proposal at the 2000 Annual Meeting, subject to the requirements described below, although the stockholder might not then be entitled to have such proposal or related information included in the 2000 proxy statement. Moreover, if any such proposal is received after January 31, 2000, then, under certain circumstances, any proxy granted to LAI's officers and directors for the 2000 Annual Meeting may confer discretionary authority to vote on such matter. All proposals submitted must comply with applicable law, including the rules of the Securities and Exchange Commission.

    LAI's articles of incorporation and bylaws also require certain advance notice to LAI of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders' meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of LAI prior to the meeting at which the directors are to be elected. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of LAI not less than 60 days prior to the date of the meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice was given or such public disclosure was made.

    A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting, in addition to any other information as may be required by the Florida Business Corporation Act, the Exchange Act or other law: (1) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on LAI's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (3) the class and number of shares of LAI's stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (4) any financial interest of the stockholder in such proposal.

    A stockholder's notice with respect to a director nomination shall set forth: (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of LAI which are beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Exchange Act, as amended; and (2) as to the stockholder giving the notice (a) the name and address, as they appear on LAI's books, of the stockholder and (b) the class and number of shares of LAI's stock which are beneficially owned by the stockholder on the date of such stockholder notice. LAI may require any proposed nominee to furnish such other information as may reasonably be required by LAI to determine the eligibility of such proposed nominee to serve as a director of LAI.

    Copies of the complete provisions of LAI's articles of incorporation and bylaws governing these matters are available to any stockholder upon request without charge from the Secretary of LAI.

AVAILABILITY OF OTHER INFORMATION

    A copy of LAI's Annual Report on Form 10-K for the fiscal year ended February 28, 1999, including financial statements and financial statement schedules as filed with the SEC (without exhibits) are available without charge upon request to LAI, attention: Investor Relations, Metro Center, One Station Place, Stamford, CT 06902, (203) 324-4445. Exhibits to the Form 10-K are available, upon request to the same address, upon payment of LAI's reasonable expenses in furnishing such exhibits. Information also may be accessed on our website at www.laix.com. This proxy statement/prospectus also constitutes LAI's annual report to stockholders for its fiscal year ended February 29, 1999.

              COMPARISON OF RIGHTS OF HOLDERS OF TMP COMMON STOCK
                              AND LAI COMMON STOCK

    Once the merger is completed, the stockholders of LAI, which is a Florida corporation, will become stockholders of TMP, which is a Delaware corporation. The Delaware General Corporation Law, or the Delaware GCL and the Florida Business Corporation Act, or the Florida BCA, differ in many respects, and these differences will result in changes in the rights of LAI stockholders. In addition, there are differences in the corporate documents of LAI and TMP. The following description summarizes the significant differences between the Delaware GCL and the Florida BCA and the corporate documents of LAI and TMP that may affect the rights of LAI stockholders who become TMP stockholders.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    The Delaware GCL provides that any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without such a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock. Such stockholders must hold shares representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present. Any company may provide otherwise in its certificate of incorporation. The TMP certificate of incorporation does not have this prohibition.

    Similarly, the Florida BCA provides that any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action so taken, are signed. The written consents must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

CLASS VOTES OF STOCKHOLDERS

    The Delaware GCL does not require separate class votes of all voting classes in order to approve charter amendments, mergers and sales of substantially all assets. Section 242 of the Delaware GCL, however, provides that all classes of stock, even a nonvoting class of stock, vote on charter amendments that adversely affect the rights of holders of shares of such class.

    The Florida BCA requires a majority vote of each class of stock outstanding and entitled to vote to authorize a merger or consolidation, unless the articles of incorporation require a greater vote or a class vote. The LAI articles of incorporation do not contain this requirement.

STOCKHOLDER VOTING ON MERGER

    The Delaware GCL generally requires a majority vote of the shares of stock of each constituent corporation outstanding and entitled to vote in order to effectuate a merger between two Delaware corporations. It also requires such a vote in the case of a merger between the Delaware corporation and a corporation organized under the laws of another state.

    The Florida BCA requires a majority vote of each class of stock outstanding and entitled to vote to authorize a merger or consolidation, unless the articles of incorporation require a greater vote or a class vote. The LAI articles of incorporation do not contain this requirement.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    Section 203 of the Delaware GCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

    For purposes of Section 203, the term "business combination" is defined broadly to include:

    - mergers with or caused by the interested stockholder;

    - sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

    - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; and

    - receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    - prior to the time such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;

    - the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him, her or it an interested stockholder, excluding shares held by certain affiliates of the corporation; or

    - at or after the time such person becomes an interested stockholder, the business combination is approved by both the board of directors and 66 2/3% of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder.

    Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq, like TMP, or is held of record by more than 2,000 stockholders. A Delaware corporation may elect in its original certificate of incorporation, or by amending its certificate of incorporation or bylaws, that it will not be governed by Section 203. Any such amendment must be approved by the stockholders and may not be further amended by the board of directors. TMP is governed by Section 203.

    Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. TMP believes that so long as the constitutionality of
Section 203 is upheld, Section 203 will encourage any potential acquiror to negotiate with TMP. Section 203 also has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for TMP in which all stockholders would not be treated equally. Section 203 should also discourage certain potential acquirers unwilling to comply with its provisions.

    The Florida BCA has provisions, commonly referred to as the "Affiliated Transaction Statute" and the "Control-Share Acquisition Statute," that are intended to deter hostile takeovers of Florida corporations. In general, the Affiliated Transaction Statute requires that, subject to limited exceptions, any "affiliated transaction" between a corporation with more than 300 shareholders and a person who is a beneficial owner of more than 10% of the corporation's outstanding shares, or an affiliate or associate of that person, must be approved by a majority of the "disinterested directors" of the corporation or the holders of two-thirds of the voting shares of the corporation, excluding shares beneficially owned by the more than 10% shareowner or his affiliate/associate. Absent such approval or an exception, the statute requires that a "fair price" be paid to stockholders in a transaction such as the merger. The Affiliated Transaction Statute will not apply to the merger.

    Under the Control-Share Acquisition Statute, absent an applicable exemption, "control shares" of an issuing public corporation that are acquired in a "control-share acquisition" will retain their voting rights only to the extent granted by a resolution that is approved by a majority of each class of voting securities of the issuing public corporation. "Control shares" are shares of an issuing corporation owned by a person that, immediately after acquisition of the shares, would entitle the person to exercise directly or indirectly in the election of directors of the corporation, voting power within any of the following ranges: (A) 20% or more but less than 33% of all voting power of the corporation's voting securities, (B) 33% or more but less than a majority of all voting power of the corporation's voting securities or (C) a majority or more of all the voting power of the corporation's voting securities. A "control share acquisition" is a direct or indirect acquisition by a person of ownership of, or the power to direct the exercise of voting power with respect to, "control shares." If so authorized in its bylaws or articles of incorporation, an issuing public corporation may redeem control shares for fair value in certain circumstances. Furthermore, unless otherwise provided in a corporation's bylaws or articles of incorporation before a control-share acquisition occurs, all the stockholders of the issuing public corporation will have dissenters' rights, if control shares representing a majority or more of all voting power in the election of directors of the corporation are acquired in the transaction and accorded full voting rights.

APPRAISAL RIGHTS

    Section 262 of the Delaware GCL provides for appraisal rights only in the case of a statutory merger or consolidation of a corporation where the petitioning stockholder does not consent to the transaction. In addition, no appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under Delaware GCL
Section 251(f). There are also no appraisal rights, unless otherwise provided for in a corporation's certificate of incorporation, for shares of stock listed on a national securities exchange, or designated as a national market system security on an inter-dealer quotation system by the NASD or held by more than 2,000 holders of record. This does not apply if such stockholders would be required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders of record, cash in lieu of fractional shares of such stock or any combination thereof. TMP's certificate of incorporation does not provide for such additional appraisal rights.

    Section 607.1320 of the Florida BCA provides procedures under which shareholders may dissent from, and receive payment of the fair value of their shares in connection with, most mergers, consolidations and exchanges or sales of substantially all or all of a corporation's assets. Unless a corporations's articles of incorporation otherwise provide, such dissenter's rights are not available with respect to a plan of merger, consolidation or sale or exchange of assets to holders of shares of any class or series which were either registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders. The LAI articles of incorporation do not provide for such additional dissenter's rights.

AMENDMENT OF BYLAWS

    Section 109 of the Delaware GCL provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote, provided that a corporation may, in its certificate of incorporation, confer such powers on the board of directors. In accordance with TMP's certificate of incorporation, the board of directors is expressly authorized to adopt, amend or repeal TMP's bylaws.

    Section 607.1020 of the Florida BCA provides generally that the board of directors or the stockholders may amend or repeal the a corporation's bylaws. The board of directors may not, however, amend or repeal the bylaws in certain circumstances in which that power is specifically reserved to the stockholders. The Florida BCA permits stockholders to amend or repeal a corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors. LAI's articles of incorporation and bylaws expressly authorize the board of directors to adopt, amend or repeal the LAI bylaws.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 102 of the Delaware GCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the Delaware GCL does not, however, permit a corporation to limit or eliminate the personal liability of a director for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - intentional or negligent payment of unlawful dividends or unlawful stock purchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    TMP's certificate of incorporation provides for limitations on directors' liability to the fullest extent permitted by the Delaware GCL.

    Section 145 of the Delaware GCL provides that a corporation may indemnify any of its officers and directors party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another organization. However, a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, must approve this, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. TMP's bylaws provide for indemnification of officers and directors of TMP to the maximum extent and in the manner permitted by the Delaware GCL.

    Section 607.0850 of the Florida BCA allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. Specifically, the LAI bylaws entitle but do not obligate LAI, subject to specific exceptions, to the fullest extent permitted by the Florida BCA, to indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or other type of proceeding, other than an action by or in the right of the corporation, whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person (1) is or was a director or officer of the corporation or (2) is or was serving at the request of the corporation as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against judgments, amounts paid in settlement, penalties, fines, including an excise tax assessed with respect to any employee benefit plan and expenses including attorneys' fees, paralegals' fees and court costs actually and reasonably incurred. Both the Florida BCA and the LAI bylaws permit such indemnification for expenses actually and reasonably incurred in the connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

    Section 607.0850 of the Florida BCA does not permit a corporation to limit or eliminate the personal liability of a person if a judgment or final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

    - a violation of criminal law, unless such person had reasonable cause to believe such person's conduct was lawful or had no reasonable cause to believe such person's conduct was unlawful;

    - a transaction from which such person derived improper personal benefit;

    - an unlawful distribution under Florida BCA; or

    - willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

    The right to indemnification granted in the LAI bylaws is not exclusive of any other rights to which a person may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding office with the corporation, and shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of such person's heirs and personal representatives.

    The LAI bylaws also provide that LAI may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of LAI, or who is or was serving at the request of LAI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not LAI would have the power to indemnify such person against the liability under the provisions of the LAI bylaws.

    According to the Florida BCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform those duties constitutes:

    - a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful;

    - a transaction from which the director derived improper personal benefit;

    - a violation of Section 607.0834 of the Florida BCA, which concerns unlawful payment of dividends;

    - in a proceeding by or in the right of the corporation or a stockholder, conscious disregard for the best interests of the corporation, or willful misconduct; or

    - in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

CLASSIFIED BOARD OF DIRECTORS

    The Delaware GCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. TMP's certificate of incorporation does not provide for a classified board.

    The Florida BCA permits, but does not require, that the board of directors be divided into not more than three classes of classified terms. The LAI Articles and bylaws establishes a classified board with three classes, Class I, Class II and Class III. Class I Directors shall hold office for a term expiring at the 2001 annual meeting of stockholders; Class II directors shall be elected to hold office for a term expiring at the 1999 annual meeting of stockholders; and Class III directors shall be elected to hold office for a term expiring at the 2000 annual meeting of stockholders. Subject to adjustment, at each annual meeting of stockholders after 1997, the successors to the class of directors whose terms then shall expire shall be identified as being the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of stockholders.

    If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected by stockholders to fill a vacancy shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

    Notwithstanding the foregoing, if and whenever the holders of any one or more classes or series of preferred stock issued by LAI shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the articles of incorporation or the resolution or resolutions adopted by the board of directors, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

CUMULATIVE VOTING FOR DIRECTORS

    Section 214 of the Delaware GCL permits cumulative voting for directors to the extent provided for in a Delaware corporation's certificate of incorporation. TMP's certificate of incorporation does not provide for cumulative voting and there is no cumulative voting rights provision in TMP's bylaws.

    Section 607.0728 of the Florida BCA permits cumulative voting in the election of directors to the extent provided in a Florida corporation's articles of incorporation. The LAI articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

    Under Section 141 of the Delaware GCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause and in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

    Under Section 607.0808 of the Florida BCA, the stockholders may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. The LAI articles of incorporation provide that stockholders may not remove directors without cause. If one voting group of stockholders elects a particular director, only the stockholders of that voting group may participate in removing him. A director may be removed by the stockholders at a meeting of the stockholders provided that notice of the meeting states that one of its purposes is removal of the director.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    Section 223 of the Delaware GCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office even though less than a quorum, or by a sole remaining director, unless (1) otherwise provided in the certificate of incorporation or by laws of the corporation or
(2) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. Neither TMP's certificate of incorporation or bylaws contain these provisions. In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by the Delaware GCL. Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy. TMP's certificate of incorporation and bylaws do not provide otherwise.

    Section 607.0809 of the Florida BCA provides that any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. The LAI articles of incorporation provide that any director elected in accordance with the preceding sentence shall hold office until the next stockholders' meeting at which directors are elected or, if permitted under applicable law, until the expiration of the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is duly elected and qualifies, unless such director sooner dies, resigns or is removed by the stockholders at any annual or special meeting. A director elected by stockholders to fill a vacancy shall be elected for the unexpired term of such director's predecessor in office.

SPECIAL MEETINGS

    Under Section 211 of the Delaware GCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under TMP's bylaws, a special meeting of stockholders may be called by the chairman of the board or by the president.

    Under Section 607.0702 of the Florida BCA, special meetings of stockholders may be called by a corporation's board of directors or any other person as may be authorized by the corporation's articles or bylaws, or by the holders of not less than ten percent, unless a higher percentage not to exceed 50 percent is called for by the corporation's articles, of all votes entitled to be cast on any issue at the proposed special meeting who sign, date, and deliver to the corporation's secretary one or more written demands for the meeting, describing the purpose or purposes for which it is to be held. LAI's articles and bylaws provide that special meetings of the stockholders may be called at any time for any purpose or purposes by the board of directors, the chairman of the board of directors, the president of LAI, or by holders of not less than 33 1/3% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, if such stockholders sign, date and deliver to LAI's secretary one or more written demands for a special meeting, describing the purpose or purposes for which it is to be held.

INSPECTION RIGHTS

    Section 220 of the Delaware GCL provides that any stockholder, upon written demand stating the purpose of the inspection, shall have the right to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records.

    Section 607.1602 of the Florida BCA provides that a shareholder is entitled to inspect, upon written demand if such demand is in good faith, the corporation's stock ledger, a list of its stockholders, and its other books and records, for any proper purpose reasonably related to such shareholder's interest.

ELECTION OF DIRECTORS

    TMP's bylaws give the board the power to set the number of directors on the board at not less than one and not more than nine. The board is currently set at six.

    LAI's articles and bylaws provide for a board of directors of not less than three nor more than twelve directors, the number of the same to be fixed by resolution adopted by a vote of a majority of the then authorized number of directors; provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The current number of members of the board of directors is set at ten.

STANDARDS OF CONDUCT

    Delaware does not explicitly provide for the consideration of societal interests by a corporation's board of directors in making decisions. The Delaware Supreme Court has held that, in discharging their responsibilities to a corporation, directors may consider constituencies other than stockholders, such as creditors, customers, employees and perhaps even the community in general, as long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has held, however, that concern for non-stockholder interests is inappropriate when a sale of a company is inevitable and an auction among active bidders is in progress.

    The Florida BCA expressly provides that a director may consider the long-term interests and prospects of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation, in determining what he or she reasonably believes to be in the best interests of the corporation. Thus, these interests could be considered by a director even in connection with, or after, a decision to sell the corporation.

                                    EXPERTS

    The consolidated financial statements and schedule of TMP incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheets of Morgan & Banks Limited as of December 31, 1998 and March 31, 1998 and 1997, the consolidated statements of operations and shareholders' equity for the year ended December 31, 1998 and each of the three years in the period ended March 31, 1998 and the statements of cash flows for the nine months ended December 31, 1998 and the three years in the period ended March 31, 1998, incorporated herein by reference, have been incorporated herein in reliance on the report of Pannell Kerr Forster, independent auditors, given on the authority of that firm as experts in accounting and auditing.

    The audited financial statements and schedule of LAI included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

    The validity of the shares of TMP Common Stock to be issued in connection with the merger will be passed upon for TMP by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103.

          REPRESENTATIVES OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Representatives of Arthur Andersen LLP are expected to be present at the stockholders' meeting and, while such representatives have stated that they do not plan to make a statement at such meeting, they will be available to respond to appropriate questions from stockholders in attendance.

                     COMMISSION POSITION ON INDEMNIFICATION

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       INDEX TO LAI FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants...................................        F-2

Consolidated Balance Sheets..........................................................        F-3

Consolidated Statements of Operations................................................        F-4

Consolidated Statements of Stockholders' Equity......................................        F-5

Consolidated Statements of Comprehensive Income......................................        F-5

Consolidated Statements of Cash Flows................................................        F-6

Notes to Consolidated Financial Statements...........................................        F-7

Report of Independent Certified Public Accountants...................................       F-21

Schedule II: Valuation and Qualifying Accounts.......................................       F-22

Condensed Consolidated Balance Sheets at May 31, 1999 and February 28, 1999..........       F-23

Condensed Consolidated Statements of Operations for the three-month periods ended May
  31, 1999 and 1998..................................................................       F-24

Condensed Consolidated Statements of Cash Flows for the three-month periods ended May
  31, 1999 and 1998..................................................................       F-25

Notes to Condensed Consolidated Financial Statements.................................       F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To LAI Worldwide, Inc.:

    We have audited the accompanying consolidated balance sheets of LAI Worldwide, Inc. (a Florida corporation) and subsidiaries as of February 28, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LAI Worldwide, Inc. and subsidiaries as of February 28, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,
    April 7, 1999

                              LAI WORLDWIDE, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                               AS OF FEBRUARY 28,

                                                                                               1998        1999
                                                                                             ---------  ----------
                                          ASSETS:
Current assets:
  Cash and cash equivalents................................................................  $  23,780  $   29,899
  Accounts receivable, less allowance of $2,120 and $3,250, respectively...................     22,950      22,419
  Prepaid expenses.........................................................................        689         628
  Refundable income taxes..................................................................      1,822       3,591
  Current deferred tax assets..............................................................        486       2,438
                                                                                             ---------  ----------
      Total current assets.................................................................     49,727      58,975
                                                                                             ---------  ----------
Property and equipment, net................................................................      5,612       9,521
Deferred tax assets........................................................................      3,699       4,927
Goodwill, net..............................................................................     24,790      22,492
Cash value of life insurance...............................................................      4,363       5,823
Other assets...............................................................................        725       2,085
                                                                                             ---------  ----------
      Total assets.........................................................................  $  88,916  $  103,823
                                                                                             ---------  ----------
                                                                                             ---------  ----------
                           LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued liabilities.................................................  $   7,191  $    6,027
  Payable to former WHI stockholders.......................................................      8,592          --
  Accrued compensation.....................................................................     20,573       8,234
  Current maturities of long-term debt.....................................................      3,070       3,004
  Accrued restructuring charges............................................................         --         577
                                                                                             ---------  ----------
      Total current liabilities............................................................     39,426      17,842
                                                                                             ---------  ----------
Accrued rent...............................................................................      1,013       1,279
Deferred compensation......................................................................      6,951       8,239
Long-term debt, less current maturities....................................................      6,055       2,903
                                                                                             ---------  ----------
Commitments and contingencies
Stockholders' equity:
    Preferred stock; $0.01 par value; 3,000,000 shares authorized; no shares issued and
      outstanding..........................................................................         --          --
    Common stock; $0.01 par value; 35,000,000 shares authorized; 5,576,446 and 8,112,927 shares issued, respectively, and 5,576,446 and 8,082,953 shares outstanding,
      respectively.........................................................................         56          82
  Additional paid-in capital...............................................................     32,873      78,065
  Unamortized stock-based compensation.....................................................         --      (2,732)
  Common stock in treasury, at cost; 29,974 shares at February 28, 1999....................         --        (196)
  Cumulative translation adjustments.......................................................         --          37
  Retained earnings (accumulated deficit)..................................................      2,542      (1,696)
                                                                                             ---------  ----------
      Total stockholders' equity...........................................................     35,471      73,560
                                                                                             ---------  ----------
      Total liabilities and stockholders' equity...........................................  $  88,916  $  103,823
                                                                                             ---------  ----------
                                                                                             ---------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                              LAI WORLDWIDE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED FEBRUARY 28,
                                                                                   -------------------------------
                                                                                     1997       1998       1999
                                                                                   ---------  ---------  ---------
Fee revenue, net.................................................................  $  46,437  $  61,803  $  86,811
Operating expenses:
  Compensation and benefits......................................................     39,928     46,513     66,897
  General and administrative.....................................................      6,685      8,663     21,628
  Goodwill amortization..........................................................         --         17        776
  Restructuring charges..........................................................         --         --      3,543
                                                                                   ---------  ---------  ---------
      Total operating expenses...................................................     46,613     55,193     92,844
                                                                                   ---------  ---------  ---------
Operating income (loss)..........................................................       (176)     6,610     (6,033)
                                                                                   ---------  ---------  ---------
Interest income..................................................................        125        887      1,806
Interest expense.................................................................       (501)      (690)    (1,188)
Foreign currency transaction losses..............................................         --         --       (329)
Other............................................................................         --         --        (41)
                                                                                   ---------  ---------  ---------
      Other income (expense).....................................................       (376)       197        248
                                                                                   ---------  ---------  ---------
Income (loss) before income taxes................................................       (552)     6,807     (5,785)
Income tax expense (benefit).....................................................         15      2,927     (1,547)
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $    (567) $   3,880  $  (4,238)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Basic net income (loss) per common share.........................................  $   (0.18) $    0.85  $   (0.58)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Weighted average common shares...................................................      3,199      4,573      7,346
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Diluted net income (loss) per common and common equivalent share.................  $   (0.18) $    0.82  $   (0.58)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Weighted average common and common equivalent shares.............................      3,199      4,751      7,346
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                              LAI WORLDWIDE, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                COMMON STOCK         ADDITIONAL     UNAMORTIZED
                                         --------------------------    PAID-IN      STOCK-BASED     SUBSCRIPTIONS    TREASURY
                                           SHARES        AMOUNT        CAPITAL     COMPENSATION      RECEIVABLE        STOCK
                                         -----------  -------------  -----------  ---------------  ---------------  -----------
BALANCE AS OF FEBRUARY 29, 1996........       2,790     $      28     $   3,652      $      --        $    (399)     $      --
Redemption of common stock.............        (345)           (3)         (509)            --               --             --
Issuance of common stock...............         630             6           944             --             (950)            --
Reduction of subscriptions receivable
  from stockholders....................          --            --            --             --            1,196             --
Net loss...............................          --            --            --             --               --             --
                                              -----           ---    -----------       -------           ------     -----------
BALANCE AS OF FEBRUARY 28, 1997........       3,075            31         4,087             --             (153)            --
Redemption of common stock.............         (50)           (1)          (76)            --               --             --
Initial public offering of common
  stock................................       2,300            23        24,628             --               --             --
Other issuance of common stock.........         251             3         4,183             --               --             --
Reduction of subscriptions receivable
  from shareholders....................          --            --            --             --              153             --
Amortization of discounted options.....          --            --            51             --               --             --
Net income.............................          --            --            --             --               --             --
                                              -----           ---    -----------       -------           ------     -----------
BALANCE AS OF FEBRUARY 28, 1998........       5,576            56        32,873             --               --             --
Secondary public offering of common
  stock................................       2,265            23        41,365             --               --             --
Other issuance of common stock.........         272             3         4,072         (3,900)              --             --
Amortization of discounted options and
  stock-based compensation.............          --            --           151            576               --             --
Acquisition of treasury stock..........         (30)           --          (396)           592               --           (196)
Translation adjustments................          --            --            --             --               --             --
Net loss...............................          --            --            --             --               --             --
                                              -----           ---    -----------       -------           ------     -----------
BALANCE AS OF FEBRUARY 28, 1999........       8,083     $      82     $  78,065      $  (2,732)       $      --      $    (196)
                                              -----           ---    -----------       -------           ------     -----------
                                              -----           ---    -----------       -------           ------     -----------

                                                             RETAINED
                                                             EARNINGS/         TOTAL
                                           TRANSLATION     (ACCUMULATED    STOCKHOLDERS'
                                           ADJUSTMENTS       DEFICIT)         EQUITY
                                         ---------------  ---------------  -------------
BALANCE AS OF FEBRUARY 29, 1996........     $      --        $    (771)      $   2,510
Redemption of common stock.............            --               --            (512)
Issuance of common stock...............            --               --              --
Reduction of subscriptions receivable
  from stockholders....................            --               --           1,196
Net loss...............................            --             (567)           (567)
                                                -----          -------     -------------
BALANCE AS OF FEBRUARY 28, 1997........            --           (1,338)          2,627
Redemption of common stock.............            --               --             (77)
Initial public offering of common
  stock................................            --               --          24,651
Other issuance of common stock.........            --               --           4,186
Reduction of subscriptions receivable
  from shareholders....................            --               --             153
Amortization of discounted options.....            --               --              51
Net income.............................            --            3,880           3,880
                                                -----          -------     -------------
BALANCE AS OF FEBRUARY 28, 1998........            --            2,542          35,471
Secondary public offering of common
  stock................................            --               --          41,388
Other issuance of common stock.........            --               --             175
Amortization of discounted options and
  stock-based compensation.............            --               --             727
Acquisition of treasury stock..........            --               --              --
Translation adjustments................            37               --              37
Net loss...............................            --           (4,238)         (4,238)
                                                -----          -------     -------------
BALANCE AS OF FEBRUARY 28, 1999........     $      37        $  (1,696)      $  73,560
                                                -----          -------     -------------
                                                -----          -------     -------------

                              LAI WORLDWIDE, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                           YEAR ENDED FEBRUARY 28,
                                                                                       -------------------------------
                                                                                         1997       1998       1999
                                                                                       ---------  ---------  ---------
Net income (loss)....................................................................  $    (567) $   3,880  $  (4,238)
Other comprehensive income, net of tax:
  Cumulative translation adjustments.................................................         --         --         37
                                                                                       ---------  ---------  ---------
Comprehensive income.................................................................  $    (567) $   3,880  $  (4,201)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                              LAI WORLDWIDE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     YEAR ENDED FEBRUARY 28,
                                                                                                 --------------------------------
                                                                                                   1997       1998        1999
                                                                                                 ---------  ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................................................................  $    (567) $   3,880  $   (4,238)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Depreciation and amortization................................................................        768        885       1,620
  Write-down of property and equipment.........................................................         --         --       1,385
  Amortization of goodwill.....................................................................         --         17         776
  Write-down of goodwill.......................................................................         --         --       1,522
  Gain on short-term investments...............................................................         --         --        (776)
  Amortization of discounted options and stock-based compensation..............................         --         51         727
  Deferred income taxes........................................................................       (276)      (897)     (3,180)
  Changes in assets and liabilities
    Accounts receivable, net...................................................................     (4,679)    (1,718)        531
    Prepaid expenses...........................................................................       (331)        32          61
    Refundable income taxes....................................................................     (1,146)    (1,707)     (1,769)
    Accounts payable and accrued liabilities...................................................       (155)       361      (1,164)
    Accrued compensation.......................................................................      3,376       (493)    (12,339)
    Accrued rent...............................................................................        531        (25)        266
    Deferred compensation......................................................................      1,862      3,079       1,288
    Accrued restructuring charges..............................................................         --         --         577
    Other......................................................................................        (36)      (532)     (1,060)
                                                                                                 ---------  ---------  ----------
      Net cash provided by (used in) operating activities......................................       (653)     2,933     (15,773)
                                                                                                 ---------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments.............................................................         --         --     (38,271)
Proceeds from short-term investments...........................................................         --         --      39,047
Investment in life insurance...................................................................     (1,048)    (2,109)     (1,968)
Purchases of property and equipment............................................................     (1,825)    (2,187)     (6,914)
Acquisition of WHI.............................................................................         --      1,318      (8,384)
Acquisition of CPI.............................................................................         --     (1,387)         --
                                                                                                 ---------  ---------  ----------
      Net cash used in investing activities....................................................     (2,873)    (4,365)    (16,490)
                                                                                                 ---------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings.....................................................................................      3,995         --       2,221
Repayments of debt.............................................................................     (2,262)    (1,783)     (5,439)
Proceeds from public offering of common stock..................................................      1,197     25,410      41,388
Other issuances of common stock................................................................         --         --         175
Payments to redeem common stock................................................................       (271)       (77)         --
                                                                                                 ---------  ---------  ----------
      Net cash provided by financing activities................................................      2,659     23,550      38,345
                                                                                                 ---------  ---------  ----------
      Net increase (decrease) in cash and cash equivalents.....................................       (867)    22,118       6,082
Cash and Cash Equivalents, at beginning of period..............................................      2,529      1,662      23,780
Cumulative translation adjustment..............................................................         --         --          37
                                                                                                 ---------  ---------  ----------
Cash and Cash Equivalents, at end of period....................................................  $   1,662  $  23,780  $   29,899
                                                                                                 ---------  ---------  ----------
Supplemental disclosures of cash flow information--
Cash paid for interest.........................................................................  $     204  $     145  $      466
Cash paid for income taxes.....................................................................      1,437      4,691       2,526
Supplemental disclosures of non-cash activities--
Debt issued in connection with acquisitions....................................................         --      8,802          --
Equity issued in connection with acquisitions..................................................         --      3,580          --
Payable in connection with acquisitions........................................................         --      8,592        (208)

 The accompanying notes are an integral part of these consolidated statements.

                              LAI WORLDWIDE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 28, 1999

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    LAI Worldwide, Inc. and its wholly-owned subsidiaries ("LAI" or the "Company") provide consulting services aimed specifically at solving its clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. LAI provides executive search services exclusively on a retained basis primarily in the United States.

PUBLIC OFFERINGS & REINCORPORATION

    The Company completed its initial public offering (the "IPO") of 2.3 million shares of common stock on July 1, 1997. The proceeds of $24.7 million, net of underwriters' discounts and other offering costs, were used to repay outstanding indebtedness under the Company's credit facilities, to finance business acquisitions and to provide additional working capital. On June 3, 1997, in connection with the IPO, the Company reincorporated from Delaware to Florida.

    On June 9, 1998, the Company completed a secondary public offering of 3.2 million shares of common stock, approximately 2.3 million of which were offered by the Company with the balance being offered by certain stockholders of the Company. The proceeds to the Company of approximately $41.4 million, net of underwriters' discounts and other offering costs, were used to support the Company's international expansion efforts, to pursue strategic acquisitions, to support continued enhancements to the Company's technology-based infrastructure and to provide additional working capital.

REORGANIZATION

    Effective at the close of business on December 31, 1998, Lamalie Associates, Inc., a Florida corporation, reorganized into a holding company structure in which LAI Worldwide, Inc., a Florida corporation, became the new holding company.

STOCK SPLIT

    On June 3, 1997, in connection with the IPO, the Company effected a 1,000 for one stock split of each outstanding share of common stock. All share related data in these consolidated financial statements have been adjusted retroactively to give effect to this event as if it had occurred at the beginning of the earliest period presented.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial position and results of operations of the Company and its wholly-owned subsidiaries. All material intercompany profits, transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              LAI WORLDWIDE, INC.

                               FEBRUARY 28, 1999

CASH AND CASH EQUIVALENTS

    The Company considers all highly-liquid investment instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Office furniture and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the assets' estimated useful lives of 7 years for office furniture and equipment and 5 years for software. Leasehold improvements are stated at cost less accumulated amortization using the straight-line method over the related remaining lease terms which range from 1 to 15 years. Repair and maintenance costs which do not extend the useful lives of the assets are expensed as incurred.

GOODWILL

    Goodwill relates to acquisitions made during the year ended February 28, 1998, (see Note 3) and is being amortized on a straight-line basis over thirty years. During the year ended February 28, 1999, the Company finalized its analysis of the fair market value of assets acquired and the acquisition reserves and, accordingly, decreased goodwill by approximately $1.5 million. Accumulated amortization as of February 28, 1998 and 1999, was approximately $17,000 and $793,000, respectively.

    At each balance sheet date, the Company evaluates the realizability of its goodwill based upon expectations on non-discounted cash flows and operating income. Based upon its most recent analysis, the Company believes that no material impairment of its goodwill exists at February 28, 1999.

REVENUE RECOGNITION

    The Company derives substantially all of its revenues from fees for professional services, which are recognized as fee revenue as clients are billed, generally over a 60- to 90-day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

FOREIGN CURRENCY TRANSLATION

    Foreign currency translation adjustments arise primarily from activities of the Company's international operations. Results of operations are translated using the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. Resulting foreign currency translation adjustments are recorded in stockholders' equity, and foreign currency transaction gains or losses are recorded in the consolidated statements of operations.

                              LAI WORLDWIDE, INC.

                               FEBRUARY 28, 1999

INCOME TAXES

    The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the related deferred tax assets or liabilities are expected to be settled or realized. Income tax expense (benefit) consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

    The Company's United Kingdom subsidiary is treated as a branch operation for tax purposes.

NET INCOME (LOSS) PER COMMON SHARE

    Basic net income (loss) per common share was determined by dividing the net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted net income (loss) per common and common equivalent share was determined by dividing the net income (loss) by the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options using the treasury stock method and from the convertible debt assuming conversion upon issuance (see Note 9).

    Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares of common stock issued by the Company during the 12 months preceding the IPO have been included in the calculation of weighted average shares of common stock outstanding as if the shares were outstanding for all periods presented.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company's customer base, which is concentrated primarily in the U.S. Credit losses in the past have not been material.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments as of February 28, 1998 and 1999, approximate fair value.

NEWLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has implemented SFAS 130 for the year ended February 28, 1999.

                              LAI WORLDWIDE, INC.

                               FEBRUARY 28, 1999

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way companies report information about operating segments including the related disclosures about the different economic environments in which it operates. The Company has implemented SFAS 131 for the year ended February 28, 1999 (see Note 10).

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for capitalizing and expensing the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has implemented SOP 98-1 for the year ended February 28, 1999.

    In June 1998, The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management believes the effect of adopting SFAS 133 would not have a material impact on the accompanying consolidated financial statements.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified in order to conform to the current year financial statement presentation.

(2) RESTRUCTURING CHARGES

    During the first and second quarters of fiscal 1999, the Company focused its growth strategy on international expansion, opening offices in London, England and Wanchai, Hong Kong. This expansion involved the hiring of 15 executive search consultants and 47 support staff, principally in London. Due to economic conditions and the inherent difficulties in establishing start-up operations, revenues from international operations were less than projected, resulting in substantial losses from this business segment. As a result, in December 1998, the Company decided to significantly reduce the size and scope of its London office.

    The results of operations for the year ended February 28, 1999, include a restructuring charge of approximately $3.5 million. This charge included approximately $2.1 million for write-downs of abandoned assets, approximately $925,000 of severance benefits payable to 28 employees whose positions were eliminated and approximately $500,000 of legal and other costs directly related to the restructuring. Approximately $577,000 of accrued expenses related to the above charges were payable as of February 28, 1999, and are accrued for in the accompanying consolidated balance sheets.

                              LAI WORLDWIDE, INC.

                               FEBRUARY 28, 1999

(3) ACQUISITIONS

    On February 27, 1998, the Company completed the acquisition by merger of Ward Howell International, Inc. ("WHI"). WHI and its subsidiary were merged into a wholly-owned subsidiary of the Company and WHI was the surviving corporation in the merger. The purchase price was approximately $19.5 million including $7.6 million in notes payable and approximately 190,000 shares or $3.1 million of common stock. The remaining $8.8 million of the purchase consideration was payable to the former WHI stockholders as of February 28, 1998, and is accrued for in the accompanying consolidated balance sheets. The acquisition was accounted for as a purchase with goodwill being recognized for the excess of the purchase amount over the fair market value of the assets acquired.

    On January 2, 1998, the Company acquired Chartwell Partners International, Inc. ("CPI"). The acquisition cost was approximately $3.1 million and consisted of approximately $1.4 million cash, a $1.25 million convertible subordinated note payable, and approximately 26,000 shares or $424,000 of common stock. The acquisition was accounted for as a purchase with goodwill being recognized for the excess of the purchase amount over the fair market value of the assets acquired.

    Had the acquisitions of WHI and CPI been completed on March 1, 1996 and 1997, respectively, the combined proforma unaudited results of operations would have been as follows for the year ended February 28:

                                                                                                1997       1998
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS,
                                                                                                EXCEPT PER SHARE
                                                                                                     DATA)
                                                                                                  (UNAUDITED)
Fee revenue, net............................................................................  $  74,193  $  91,730
Net income..................................................................................      2,943      4,485
Basic net income per common share...........................................................       0.86       0.94
Diluted net income per common and common equivalent share...................................       0.86       0.90

    The unaudited pro forma combined results of operations for the year ended February 28, 1997 and 1998 were prepared using the financial statements of WHI and CPI for the years ended December 31, 1996 and 1997, respectively.

(4) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of February 28:

                                                                                                 1998       1999
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Office furniture and equipment...............................................................  $   3,934  $   6,419
Leasehold improvements.......................................................................      2,614      4,209
Software.....................................................................................      1,672      3,121
                                                                                               ---------  ---------
                                                                                                   8,220     13,749
Less: accumulated depreciation and amortization..............................................     (2,608)    (4,228)
                                                                                               ---------  ---------
                                                                                               $   5,612  $   9,521
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                              LAI WORLDWIDE, INC.

(5) LONG-TERM DEBT

    Long-term debt consists of the following as of February 28:

                                                                                                 1998       1999
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Notes payable to former WHI stockholders dated February 27, 1998, payable in three equal
  annual installments plus accrued interest bearing interest at 5.0%.........................  $   7,552  $   4,892
Convertible subordinated promissory note to a former CPI stockholder, dated January 2, 1998, payable in three equal annual installments plus accrued interest, bearing interest at
  6.75%, and convertible into shares of common stock at each anniversary date at prices
  specified in the asset purchase agreement..................................................      1,250        833
Notes payable due to former LAI stockholders, non-interest bearing (interest imputed at
  6.5%), payable in three equal annual installments maturing through April 2000..............        254        140
Notes payable to former WHI stockholders bearing interest from 5.8% to 9.5% maturing through
  February 2003..............................................................................         69         42
                                                                                               ---------  ---------
                                                                                                   9,125      5,907
Less: current maturities of long-term debt...................................................     (3,070)    (3,004)
                                                                                               ---------  ---------
                                                                                               $   6,055  $   2,903
                                                                                               ---------  ---------
                                                                                               ---------  ---------

Maturities of long-term debt are as follows (in thousands):

YEAR ENDING                                                                             AMOUNT
-------------------------------------------------------------------------------------  ---------
February 29, 2000....................................................................  $   3,004
February 28, 2001....................................................................      2,889
February 28, 2002....................................................................          7
February 28, 2003....................................................................          7
                                                                                       ---------
                                                                                       $   5,907
                                                                                       ---------
                                                                                       ---------

    The Company maintains a line of credit which provides for maximum borrowings of $25 million bearing interest at various rates based on either a LIBOR index or the bank's prime lending rate (7.75% at February 28, 1999) as determined at the Company's option. Interest is payable monthly and the principal balance is due upon demand. The line of credit is collateralized by accounts receivable with borrowings limited to 75% of qualifying receivables. Additionally, the Company is required to comply with certain working capital and liquidity covenants. The Company was in compliance with or has obtained waivers for the terms and covenants of its debt agreements as of February 28, 1998 and 1999. No amounts were outstanding under the line of credit as of February 28, 1998 or 1999.

                              LAI WORLDWIDE, INC.

(6) INCOME TAXES

    Significant components of the income tax expense (benefit) are summarized as follows as of February 28:

                                                                                         1997       1998       1999
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Current:
  Federal............................................................................  $     235  $   2,931  $     485
  State..............................................................................         56        893        272
                                                                                       ---------  ---------  ---------
                                                                                             291      3,824        757
                                                                                       ---------  ---------  ---------
Deferred:
  Federal............................................................................       (220)      (683)    (1,377)
  State..............................................................................        (56)      (214)      (829)
  Foreign............................................................................         --         --        (98)
                                                                                       ---------  ---------  ---------
                                                                                            (276)      (897)    (2,304)
                                                                                       ---------  ---------  ---------
                                                                                       $      15  $   2,927  $  (1,547)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The income tax expense (benefit) differs from the amount computed by applying the U.S. federal corporate tax rate to income (loss) before income tax expense (benefit) as follows as of February 28:

                                                                                            1997       1998       1999
                                                                                          ---------  ---------  ---------
Statutory U.S. federal income tax rate..................................................       35.0%      34.0%     (34.0)%
  Meals, entertainment and dues.........................................................      (31.2)       2.1        4.9
  Keyperson life insurance premiums.....................................................       (3.8)        .5         .6
  Nondeductible goodwill................................................................         --         --        4.7
  Stock-based compensation..............................................................         --         --        3.5
  Foreign operations....................................................................         --         --       (1.7)
  State taxes, net of federal benefit...................................................       (2.8)       6.4       (6.0)
  Other.................................................................................         --         --        1.3
                                                                                          ---------        ---  ---------
    Effective income tax rate...........................................................       (2.8)%      43.0%     (26.7)%
                                                                                          ---------        ---  ---------
                                                                                          ---------        ---  ---------

                              LAI WORLDWIDE, INC.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. As of February 28, 1998, the Company changed its method of reporting for income taxes from the cash basis to the accrual basis. Significant components of the Company's deferred tax assets and liabilities as of February 28, 1998 and 1999, are as follows:

                                                                                                 1998       1999
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Deferred tax assets:
  Accounts payable and accrued liabilities...................................................  $     124  $   2,129
  Accrued rent...............................................................................        408        499
  Allowance for uncollectible accounts.......................................................        595      1,137
  Deferred compensation......................................................................      2,798      3,213
  Net operating loss carryforward............................................................      2,207      2,122
  Stock-based compensation...................................................................         --         83
  Other......................................................................................         35         74
                                                                                               ---------  ---------
    Total deferred tax assets................................................................      6,167      9,257
                                                                                               ---------  ---------
Deferred tax liabilities:
  Accrued compensation.......................................................................       (117)      (418)
  Liability for change in tax method.........................................................     (1,241)      (860)
  Property and equipment, net................................................................       (623)      (569)
  Other......................................................................................         (1)       (45)
                                                                                               ---------  ---------
    Total deferred tax liabilities...........................................................     (1,982)    (1,892)
                                                                                               ---------  ---------
    Net deferred tax asset...................................................................  $   4,185  $   7,365
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    During the year ended February 28, 1999, the Company increased its deferred tax assets related to the WHI purchase and decreased goodwill accordingly (see
Note 1).

    The Company has net operating loss carryforwards of approximately $6.0 million, expiring in 2018. Approximately $4.3 million of this amount relates to the acquisition of WHI (see Note 3). These losses are limited to approximately $1.0 million each year in accordance with IRC Section 382.

(7) EMPLOYEE BENEFIT PLANS

PROFIT SHARING AND SAVINGS PLAN

    The Company maintains a defined contribution profit sharing plan covering substantially all employees. In August 1998, the plan was amended to add a 401(k) savings and Company matching feature. Company profit sharing and matching contributions are discretionary and are funded annually as approved by the Board of Directors. As of February 28, 1998, the Company had accrued for contributions totaling approximately $1.6 million, which is included in accrued compensation in the accompanying consolidated balance sheets. No amount was accrued as of February 28, 1999.

                              LAI WORLDWIDE, INC.

DEFERRED COMPENSATION PLAN

    The Company has deferred compensation agreements with 69 employees and former employees. Under the terms of the agreements, employees are eligible to make annual elections, on a calendar year basis, to defer a portion of their compensation. This compensation, together with accrued interest, is paid upon termination of the agreements, as defined. Effective January 1, 1999, the plan was amended to prohibit future deferrals of compensation to the plan. The present value of the obligation is recorded as deferred compensation in the accompanying consolidated balance sheets. Interest is earned on deferred amounts at a rate determined annually by the Company (6.25% at February 28, 1999).

    The Company is the beneficiary of whole life insurance policies with an aggregate cash surrender value of approximately $4.4 million and $5.8 million, and an aggregate face amount of $13.5 million and $22.3 million, as of February 28, 1998 and 1999, respectively. Proceeds from the policies are intended to fund the deferred compensation agreements.

EMPLOYEE STOCK PURCHASE PLAN

    The Company maintains an employee stock purchase plan (the "ESPP") covering all eligible employees meeting length of service requirements as specified in the ESPP. An aggregate of 200,000 shares of common stock is reserved for issuance under the ESPP. Eligible employees are given the right to purchase shares of common stock two times a year at a price equal to 85% of the then current market price of the common stock. The second purchase window for calendar year 1999 will be suspended due to the pending transaction with TMP Worldwide, Inc. (see Note 13).

(8) STOCK OPTION PLANS

    The Company has two employee stock option plans, the 1997 Omnibus Stock and Incentive Plan (the "1997 Plan") and the 1998 Omnibus Stock and Incentive Plan (the "1998 Plan"). Under the 1997 Plan and the 1998 Plan, incentive stock options, nonqualified stock options, stock appreciation rights, performance units, performance shares, restricted stock, restricted stock units and stock not subject to restrictions may be granted to employees of the Company at prices determined at the time of grant. Generally, incentive stock options, nonqualified stock options, restricted stock and restricted stock units will vest each year beginning on the first anniversary of the date of grant at 20-25% per year and will expire after 10 years. An aggregate of 950,000 and 1,500,000 shares of common stock is reserved for issuance under the 1997 Plan and the 1998 Plan, respectively. Certain options under the 1997 Plan and the 1998 Plan which have been granted to executive officers of the Company vest immediately upon the Company's stock price exceeding specified closing prices for a specified length of time as determined by the Board of Directors. If the specified criteria are not met, the options become 100% exercisable six years from the date of grant.

    The Company also maintains a non-employee directors' stock plan (the "Directors' Stock Plan"). An aggregate of 80,000 shares of common stock is reserved for issuance under the Directors' Stock Plan. Among other provisions, outside directors will annually receive options to purchase 5,000 shares of common stock at an exercise price equal to the market price of the common stock on the date of grant. The options will vest fully on the first anniversary of the date of grant and expire after ten years.

    The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 ("APB 25"), under which approximately $51,000 and $151,000 of compensation expense has been recognized for options with an exercise price less than the market price on the date of grant for the years ended February 28, 1998 and 1999, respectively. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to continue following the accounting guidance of

                              LAI WORLDWIDE, INC.

APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted.

    The Company adopted SFAS 123 for disclosure purposes during the year ended February 28, 1998. For SFAS 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumption: risk-free interest rates ranging from 4.2 to 6.4 percent, depending on the date of grant, expected life of 7 years, dividend rate of zero percent, and expected volatility of 45 percent and 66 percent for the years ended February 28, 1998 and 1999, respectively. Using these assumptions, the fair value of the stock options granted in the years ended February 28, 1998 and 1999, is approximately $10.9 million and $5.9 million, respectively. Had compensation cost been determined consistent with SFAS 123, utilizing the assumptions detailed above, the Company's net income (loss) and net income (loss) per share, as reported would have been the following pro forma amounts:

                                                                                                  1998       1999
                                                                                                ---------  ---------
                                                                                                   (IN THOUSANDS,
                                                                                                  EXCEPT PER SHARE
                                                                                                       DATE)
Net income (loss)
  As reported.................................................................................  $   3,880  $  (4,238)
  Pro forma...................................................................................      3,399     (5,938)
Basic net income (loss) per common stare
  As reported.................................................................................  $    0.85  $   (0.58)
  Pro forma...................................................................................       0.74      (0.81)
Diluted net income (loss) per common and common equivalent share
  As reported.................................................................................  $    0.82  $   (0.58)
  Pro forma...................................................................................       0.72      (0.81)

    A summary of the Company's stock option plans' activity for the years ended February 28, 1998 and 1999 and a status of the Company's stock option plans as of February 28, 1999, is presented in the table and narrative below:

                                                                                                         WEIGHTED-
                                                                                                          AVERAGE
                                                                                            NUMBER OF    EXERCISE
                                                                                             SHARES        PRICE
                                                                                           -----------  -----------
Options outstanding at February 28, 1997.................................................           --   $      --
Option activity:
  Granted................................................................................    1,211,615       15.97
  Exercised..............................................................................           --          --
  Cancelled or expired...................................................................           --          --
                                                                                           -----------       -----
Options outstanding at February 28, 1998.................................................    1,211,615       15.97
Option activity:
  Granted................................................................................    1,652,740       11.30
  Exercised..............................................................................       (5,750)      12.00
  Cancelled or expired...................................................................   (1,224,267)      16.35
                                                                                           -----------       -----
Options outstanding at February 28, 1999.................................................    1,634,338       10.99
                                                                                           -----------       -----
                                                                                           -----------       -----

                              LAI WORLDWIDE, INC.

                                                                                  OPTIONS OUTSTANDING
                                                                     ----------------------------------------------
                                                                          NUMBER          WEIGHTED-
                                                                       OUTSTANDING         AVERAGE       WEIGHTED-
                                                                          AS OF           REMAINING       AVERAGE
                                                                       FEBRUARY 28,      CONTRACTUAL     EXERCISE
RANGE OF EXERCISE PRICES                                                   1999             LIFE           PRICE
-------------------------------------------------------------------  ----------------  ---------------  -----------
$ 5.63-- 8.00......................................................        838,315          10 years     $    7.11
$ 8.50--12.00......................................................        372,850           9 years         10.11
$17.88--21.50......................................................        423,173           9 years         19.44

    As of February 28, 1998 and 1999, options to purchase an aggregate of 1,211,615 and 1,634,338 shares, respectively, were outstanding with a weighted average fair value of $9.02 and $6.25, respectively. Of the options outstanding at February 28, 1999, 136,380 were immediately exercisable with a weighted average exercise price of $15.74. No options were exercisable as of February 28, 1998. No options were granted during the year ended February 28, 1997.

    On October 8, 1998, the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors approved a program to permit the exchange of certain outstanding options to purchase LAI common stock for a smaller number of newly issued options with lower exercise prices (the "Option Exchange Program"). The Option Exchange Program applied to options issued under the 1997 Plan and 1998 Plan with initial exercise prices of $12.00 per share or higher. Under the Option Exchange Program, such options were exchanged for options with initial exercise prices of $8.00 or $10.00. The closing price of the Company's common stock as reported on the Nasdaq Stock Market on October 8, 1998, was $6.75. A total of 943,175 options were exchanged for 632,640 newly granted options. These options are included in the option activity as cancelled or expired and granted, respectively.

(9) NET INCOME (LOSS) PER SHARE

    The Company adopted SFAS 128, "Earnings per Share" during the year ended February 28, 1998. Accordingly, basic and diluted earnings per share ("EPS") are shown on the face of the accompanying consolidated statements of operations. The following is a reconciliation of the numerator and denominator of basic EPS to diluted EPS.

                                                                FOR THE YEARS ENDED FEBRUARY 28,
                                    ----------------------------------------------------------------------------------------
                                                       1997                                         1998
                                    -------------------------------------------  -------------------------------------------
                                    INCOME (LOSS)      SHARES        PER SHARE   INCOME (LOSS)      SHARES        PER SHARE
                                     (NUMERATOR)    (DENOMINATOR)     AMOUNT      (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                    -------------  ---------------  -----------  -------------  ---------------  -----------
Basic EPS
Income (loss) available to common
  stockholders....................    $    (567)          3,199      $   (0.18)    $   3,880           4,573      $    0.85
Effect of Dilutive Securities
Options...........................           --              --                           --             121
Convertible promissory note.......           --              --                           14              57
                                          -----           -----     -----------       ------           -----          -----
Diluted EPS
Income (loss) available to common
  stockholders -- assumed
  conversions.....................    $    (567)          3,199      $   (0.18)    $   3,894           4,751      $    0.82
                                          -----           -----     -----------       ------           -----          -----
                                          -----           -----     -----------       ------           -----          -----


                                                       1999
                                    ------------------------------------------
                                       INCOME
                                       (LOSS)         SHARES        PER SHARE
                                    (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                    ------------  ---------------  -----------
Basic EPS
Income (loss) available to common
  stockholders....................   $   (4,238)         7,346      $   (0.58)
Effect of Dilutive Securities
Options...........................           --             --             --
Convertible promissory note.......           --             --
                                    ------------         -----     -----------
Diluted EPS
Income (loss) available to common
  stockholders -- assumed
  conversions.....................   $   (4,238)         7,346      $   (0.58)
                                    ------------         -----     -----------
                                    ------------         -----     -----------

                              LAI WORLDWIDE, INC.

    Options to purchase 605,615 shares of common stock at prices ranging from $19.13 to $19.56 per share and options to purchase 1,634,338 shares of common stock at prices ranging from $5.63 to $21.50 and $833,000 of debt convertible into 32,829 shares of common stock were outstanding as of February 28, 1998 and 1999, respectively, but were not included in the computation of diluted EPS because the effect would be antidilutive.

(10) SEGMENT REPORTING

    During March 1999, the Company closed both its London and Hong Kong offices (see Note 13). Prior to that time, the Company was divided into two operating segments, domestic and international. Domestic operations were, and continue to be, conducted from offices located in most major cities throughout the United States. International operations were conducted from offices in London and Hong Kong. Both segments provided consulting services aimed specifically at solving their clients' leadership needs by identifying, evaluating, and recommending qualified candidates for senior executive positions primarily at Fortune 500 and large private companies exclusively on a retained basis.

    The Company evaluates each segment's performance based on its operating profit or loss. The Company did not have international operations for the years ended February 28, 1997 and 1998. Information concerning the operations of the Company's reportable segments for the year ended February 28, 1999, is as follows:

                                                                           DOMESTIC   INTERNATIONAL  CONSOLIDATED
                                                                          ----------  -------------  ------------
                                                                                           (IN
                                                                                       THOUSANDS)
Fee revenue, net........................................................  $   83,449   $     3,362    $   86,811
Depreciation and amortization...........................................      (2,155)         (241)       (2,396)
Restructuring charges...................................................          --        (3,543)       (3,543)
Operating income (loss).................................................       6,531       (12,564)       (6,033)
Interest income.........................................................       1,799             7         1,806
Interest expense........................................................      (1,188)           --        (1,188)
Income tax (expense) benefit............................................      (3,453)        5,000         1,547
Purchases of property and equipment.....................................       3,823         3,091         6,914
Total assets............................................................      95,980         7,843       103,823

(11) EQUITY TRANSACTIONS

    On November 16, 1998, the Company announced that it had adopted a Stockholder Rights Agreement. To implement this plan, the Company declared a dividend of one Preferred Stock Purchase Right on each outstanding share of the Company's common stock. The dividend distribution was payable to stockholders of record on November 16, 1998. The rights will be exercisable for fractions of a share of the Company's Series A Junior Participating Preferred Stock only if a person or group of persons acquires 20 percent or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of persons of 20 percent or more of the common stock.

    Subsequent to year end, the Company amended the Stockholder Rights Agreement to exclude TMP Worldwide, Inc. ("TMP") as an Acquiring Person, as defined in the agreement (see Note 13).

                              LAI WORLDWIDE, INC.

(12) COMMITMENTS AND CONTINGENCIES

    Future minimum lease payments, net of sublease income, under these leases are as follows:

                                                                                    AMOUNT
                                                                                      (IN
YEAR ENDING                                                                       THOUSANDS)
-------------------------------------------------------------------------------  -------------
February 29, 2000..............................................................    $   5,921
February 28, 2001..............................................................        5,795
February 28, 2002..............................................................        4,861
February 28, 2003..............................................................        4,470
February 29, 2004..............................................................        3,731
Thereafter.....................................................................       17,140
                                                                                 -------------
                                                                                   $  41,918
                                                                                 -------------
                                                                                 -------------

    Rent expense totaled approximately $2.9, $3.4 and $7.7 million during the years ended February 28, 1997, 1998 and 1999, respectively. Certain real property leases provide for periods of free rent or escalating lease payments throughout the lease term. In accordance with generally accepted accounting principles, rent expense is recognized ratably over the term of the agreement.

LETTERS OF CREDIT

    As of February 28, 1999, the Company has four standby letters of credit totaling approximately $2.6 million at February 28, 1999. The letters of credit, which are required by certain lessors as security deposits, expire between August and December 1999.

LITIGATION

    The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or results of operations.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain executive officers which provide for minimum compensation under certain circumstances. The agreements also provide for a payment of amounts up to three times their annual salary if a change in control, as defined, of the Company occurs and include a covenant against competition with the Company which extends for two to three years after termination. In the event all the covered executives elected to terminate their employment during a specified period following a change in control, the Company's maximum liability would be approximately $5.2 million.

                              LAI WORLDWIDE, INC.

(13) SUBSEQUENT EVENTS

ACQUISITION BY TMP WORLDWIDE, INC.

    Effective as of March 11, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with TMP Worldwide, Inc. ("TMP"), pursuant to which TMP is to acquire LAI in a pooling of interests transaction. Under the terms of the Agreement, each share of LAI common stock or option to purchase LAI common stock will be exchanged for a specified number of shares of TMP common stock or options to purchase TMP common stock, respectively. The Merger Agreement is subject to customary closing conditions, including approval by the shareholders of LAI.

INTERNATIONAL OPERATIONS

    In March 1999, the Company completed a second review of its international operations and assessed the impact of the actions taken as a result of the decision made in December 1998, to significantly reduce the size and scope of its London office (see Note 2). The Company determined that projections for revenues from international operations were not being met. Consistent with its previously stated intentions to prevent further operating losses from international operations in fiscal 2000, the Company determined to immediately enact a plan of closure for its two international offices. In accordance with this plan, both the London and Hong Kong offices were closed during the first quarter of fiscal 2000. The Company expects that the office closures will result in further restructuring charges which will be recorded in the first quarter of fiscal 2000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To LAI Worldwide, Inc.:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of LAI Worldwide, Inc. included in this Form 10-K and have issued our report thereon dated April 7, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida
April 7, 1999

                                                                     SCHEDULE II

                              LAI WORLDWIDE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                         ADDITIONS
                                                               ------------------------------
                                                  BALANCE AT   CHARGED TO     AMOUNT ADDED                  BALANCE AT
                                                   BEGINNING    COST AND         THROUGH                      END OF
DESCRIPTION                                        OF PERIOD    EXPENSES      ACQUISITIONS     DEDUCTIONS     PERIOD
------------------------------------------------  -----------  -----------  -----------------  -----------  -----------
Year ended February 28, 1997
  Allowance for doubtful accounts...............   $     625    $     225       $      --       $      --    $     850
  Accrued restructuring charges.................          --           --              --              --           --

Year ended February 28, 1998
  Allowance for doubtful accounts...............         850          450             820              --        2,120
  Accrued restructuring charges.................          --           --              --              --           --

Year ended February 28, 1999
  Allowance for doubtful accounts...............       2,120        1,130              --              --        3,250
  Accrued restructuring charges.................          --        3,543              --           2,966          577

                              LAI WORLDWIDE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                      FEBRUARY
                                                                          MAY 31,        28,
                                                                           1999         1999
                                                                        -----------  -----------
                                                                        (UNAUDITED)
                                ASSETS
Current assets:
  Cash and cash equivalents...........................................   $  20,535    $  29,899
  Accounts receivable, less allowance of $3,795 and $3,250,
    respectively......................................................      19,987       22,419
  Prepaid expenses....................................................         673          628
  Refundable income taxes.............................................         870        3,591
  Deferred tax assets.................................................       3,201        2,438
                                                                        -----------  -----------
    Total current assets..............................................      45,266       58,975
                                                                        -----------  -----------
Property and equipment, net of accumulated depreciation and
  amortization of $5,093 and $4,228, respectively.....................       9,006        9,521
Deferred tax assets...................................................       9,341        4,927
Goodwill, net of accumulated amortization of $987 and $793,
  respectively........................................................      22,298       22,492
Other assets..........................................................       7,764        7,908
                                                                        -----------  -----------
    Total assets......................................................   $  93,675    $ 103,823
                                                                        -----------  -----------
                                                                        -----------  -----------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............................   $   4,900    $   6,027
  Accrued compensation................................................       7,435        8,234
  Current maturities of long-term debt................................       1,418        3,004
  Accrued restructuring charges.......................................       1,281          577
                                                                        -----------  -----------
    Total current liabilities.........................................      15,034       17,842
                                                                        -----------  -----------
Accrued rent..........................................................       1,101        1,279
Deferred compensation.................................................       8,949        8,239
Long-term debt, less current maturities...............................       2,878        2,903
                                                                        -----------  -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.01 par value; 3,000,000 shares authorized; no
    shares issued and outstanding.....................................          --           --
  Common stock; $0.01 par value; 35,000,000 shares authorized;
    8,120,427 and 8,112,927 shares issued, respectively, and 8,024,071
    and 8,082,953 shares outstanding, respectively....................          82           82
  Additional paid-in capital..........................................      77,497       78,065
  Unamortized stock-based compensation................................      (1,747)      (2,732)
  Common stock in treasury, at cost; 96,356 and 29,974 shares,
    respectively......................................................        (619)        (196)
  Cumulative translation adjustments..................................          18           37
  Retained earnings...................................................      (9,518)      (1,696)
                                                                        -----------  -----------
    Total stockholders' equity........................................      65,713       73,560
                                                                        -----------  -----------
    Total liabilities and stockholders' equity........................   $  93,675    $ 103,823
                                                                        -----------  -----------
                                                                        -----------  -----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              LAI WORLDWIDE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                            THREE MONTHS ENDED
                                                                                 MAY 31,
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------
Fee revenue, net.........................................................  $  18,964  $  23,494
Operating expenses:
  Compensation and benefits..............................................     16,520     17,317
  General and administrative.............................................     12,978      3,718
  Goodwill amortization..................................................        194        206
  Restructuring charges..................................................      2,789         --
                                                                           ---------  ---------
    Total operating expenses.............................................     32,481     21,241
                                                                           ---------  ---------
Operating income (loss)..................................................    (13,517)     2,253
Other income (expense), net..............................................        259       (118)
                                                                           ---------  ---------
Income (loss) before income taxes........................................    (13,258)     2,135
Income tax expense (benefit).............................................     (5,436)       938
                                                                           ---------  ---------
    Net income (loss)....................................................  $  (7,822) $   1,197
                                                                           ---------  ---------
                                                                           ---------  ---------
Basic net income (loss) per common share.................................  $    (.97) $     .21
                                                                           ---------  ---------
                                                                           ---------  ---------
  Weighted average common shares.........................................      8,046      5,625
                                                                           ---------  ---------
                                                                           ---------  ---------
Diluted net income (loss) per common and common equivalent share.........  $    (.97) $     .20
                                                                           ---------  ---------
                                                                           ---------  ---------
  Weighted average common and common equivalent shares...................      8,046      6,005
                                                                           ---------  ---------
                                                                           ---------  ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              LAI WORLDWIDE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                               THREE MONTHS
                                                                              ENDED MAY 31,
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................................  $  (7,822) $   1,197
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization........................................        789        295
    Write-down of property and equipment.................................      1,088         --
    Goodwill amortization................................................        194        206
    Amortization of deferred compensation................................         (5)        88
    Changes in operating assets and liabilities..........................       (635)   (12,843)
                                                                           ---------  ---------
      Net cash used in operating activities..............................     (6,391)   (11,057)
                                                                           ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................................     (1,362)      (775)
  Investment in life insurance...........................................         --       (467)
  Acquisition of Ward Howell International, Inc..........................         --     (8,092)
                                                                           ---------  ---------
      Net cash used in investing activities..............................     (1,362)    (9,334)
                                                                           ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt.....................................................     (1,611)       (31)
                                                                           ---------  ---------
      Net cash used in financing activities..............................     (1,611)       (31)
                                                                           ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS................................     (9,364)   (20,422)
CASH AND CASH EQUIVALENTS, at beginning of period........................     29,899     23,780
                                                                           ---------  ---------
CASH AND CASH EQUIVALENTS, at end of period..............................  $  20,535  $   3,358
                                                                           ---------  ---------
                                                                           ---------  ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              LAI WORLDWIDE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. ORGANIZATION

    LAI Worldwide, Inc. and its wholly-owned subsidiaries ("LAI" or the "Company") provide consulting services aimed specifically at solving its clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. LAI provides executive search and selection services exclusively on a retained basis primarily in the United States.

NOTE 2. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company as of May 31, 1999, and February 28, 1999, and the results of operations for the three-month periods ended May 31, 1999 and 1998, and cash flows for the three-month periods ended May 31, 1999 and 1998.

    The condensed consolidated financial statements include the financial position and results of operations of the Company and its wholly-owned subsidiaries. All material intercompany profits, transactions and balances have been eliminated.

    These condensed consolidated financial statements, including the condensed consolidated balance sheet as of February 28, 1999, which has been derived from audited financial statements, are presented in accordance with the requirements of Form 10-Q and consequently may not include all disclosures normally required by generally accepted accounting principles or those normally made in the Company's Annual Report on Form 10-K. The accompanying condensed consolidated financial statements and related notes should be read in conjunction with the Company's fiscal year 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on May 27, 1999.

    Certain prior year balances have been reclassified in order to conform to the current year financial statement presentation.

NOTE 3. MERGER WITH TMP WORLDWIDE, INC.

    Effective as of March 11, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with TMP Worldwide, Inc. ("TMP"), pursuant to which TMP is to merge with LAI in a pooling of interests transaction. Under the terms of the Agreement, each share of LAI common stock or option to purchase LAI common stock will be exchanged for a specified number of shares of TMP common stock or options to purchase TMP common stock, respectively. The Merger Agreement is subject to customary closing conditions, including approval by the shareholders of LAI.

NOTE 4. RESTRUCTURING CHARGES

    During the first and second quarters of fiscal 1999, the Company focused its growth strategy on international expansion, opening offices in London, England and Wanchai, Hong Kong. This expansion involved the hiring of 15 executive search consultants and 47 support staff, principally in London. Due to economic conditions and the inherent difficulties in establishing start-up operations, revenues from international operations were less than projected, resulting in substantial losses from this business segment. As a result, in December 1998, the Company decided to significantly reduce the size and scope of its London office. A restructuring charge of approximately $3.5 million was recorded in the fourth quarter of fiscal 1999.

                              LAI WORLDWIDE, INC.

                                  (UNAUDITED)

    In March 1999, the Company completed a second review of its international operations and assessed the impact of the actions taken in fiscal 1999. The Company determined that the projections for revenues from international operations were not being met. The Company immediately enacted a plan of closure for its two international offices. In connection with the closure, the Company recorded a restructuring charge of approximately $2.8 million. This charge included approximately $900,000 for write-downs of abandoned assets, approximately $800,000 of severance benefits payable to 24 employees whose positions were eliminated and approximately $1.0 million of legal and other costs directly related to the restructuring. A summary of the changes in the accrued expenses related to the restructuring is as follows:

                                                                BALANCE AT     CHARGED TO
                                                               FEBRUARY 28,     COSTS AND                 BALANCE AT
                                                                   1999         EXPENSES    DEDUCTIONS   MAY 31, 1999
                                                              ---------------  -----------  -----------  -------------
                                                                                   (IN THOUSANDS)
Fiscal 1999 restructuring...................................     $     577      $     116    $     198     $     495
Fiscal 2000 restructuring...................................            --          2,673        1,887           786
                                                                     -----     -----------  -----------       ------
                                                                 $     577      $   2,789    $   2,085     $   1,281

NOTE 5. ADVERTISING COSTS

    In May 1999, the Company entered into a four-year co-operative advertising arrangement with TMP, under which the Company agreed to provide $10 million in television and print advertising in May and June, 1999. As a result, the Company recorded $7.6 million in advertising costs during May, 1999.

NOTE 6. NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

    Basic net earnings per common share ("basic EPS") was determined by dividing the net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings per common and common equivalent share ("diluted EPS") was determined by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options using the treasury stock method and from convertible debt assuming conversion upon issuance. The following reconciles the numerator and denominator of basic EPS to diluted EPS:

                                                     THREE MONTHS ENDED                        THREE MONTHS ENDED
                                                        MAY 31, 1999                              MAY 31, 1998
                                        ---------------------------------------------  ----------------------------------
                                        INCOME (LOSS)       SHARES         PER-SHARE    INCOME (LOSS)        SHARES
                                         (NUMERATOR)     (DENOMINATOR)      AMOUNT       (NUMERATOR)      (DENOMINATOR)
                                        -------------  -----------------  -----------  ---------------  -----------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BASIC EPS
Income (loss) available to common
  stockholders........................    $  (7,822)           8,046       $    (.97)     $   1,197             5,625
EFFECT OF DILUTIVE SECURITIES
Options...............................           --               --                             --               322
Convertible promissory note...........           --               --                             12                58
                                        -------------          -----                         ------             -----
DILUTED EPS
Income (loss) available to common
  stockholders + assumed
  conversions.........................    $  (7,822)           8,046       $    (.97)     $   1,209             6,005
                                        -------------          -----      -----------        ------             -----
                                        -------------          -----      -----------        ------             -----


                                          PER-SHARE
                                           AMOUNT
                                        -------------

BASIC EPS
Income (loss) available to common
  stockholders........................    $     .21
EFFECT OF DILUTIVE SECURITIES
Options...............................
Convertible promissory note...........

DILUTED EPS
Income (loss) available to common
  stockholders + assumed
  conversions.........................    $     .20
                                                ---
                                                ---

                              LAI WORLDWIDE, INC.

                                  (UNAUDITED)

NOTE 7. COMPREHENSIVE INCOME

    Comprehensive income is as follows:

                                                            THREE MONTHS ENDED
                                                                 MAY 31,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
                                                              (IN THOUSANDS)
Net income (loss)........................................  $  (7,822) $   1,197
Other comprehensive income (loss), net of tax:
  Cumulative translation adjustment......................         18          4
                                                           ---------  ---------
Comprehensive income (loss)..............................  $  (7,804) $   1,201
                                                           ---------  ---------
                                                           ---------  ---------

NOTE 8. SEGMENT REPORTING

    During March 1999, the Company closed both its London and Hong Kong offices (see Note 4). Prior to that time, the Company was divided into two operating segments, domestic and international. Domestic operations were, and continue to be, conducted from offices located in most major cities throughout the United States. International operations were conducted from offices in London and Hong Kong. Both segments provided consulting services aimed specifically at solving their clients' leadership needs by identifying, evaluating, and recommending qualified candidates for senior executive positions primarily at Fortune 500 and large private companies exclusively on a retained basis.

    The Company evaluates each segment's performance based on its operating profit or loss.

    Information concerning the operations of the Company's reportable segments is as follows:

                                                          THREE MONTHS ENDED
                                                               MAY 31,
                                                         --------------------
                                                           1999       1998
                                                         ---------  ---------
                                                            (IN THOUSANDS)
Fee revenue, net:
  Domestic.............................................  $  18,844  $  23,494
  International........................................        120         --
                                                         ---------  ---------
  Consolidated.........................................  $  18,964  $  23,494
                                                         ---------  ---------
                                                         ---------  ---------
Restructuring charges:
  Domestic.............................................  $      --  $      --
  International........................................  $   2,789         --
                                                         ---------  ---------
  Consolidated.........................................  $   2,789  $      --
                                                         ---------  ---------
                                                         ---------  ---------
Operating income (loss):
  Domestic.............................................  $ (10,355) $   2,572
  International........................................     (3,162)      (319)
                                                         ---------  ---------
  Consolidated.........................................  $ (13,517) $   2,253
                                                         ---------  ---------
                                                         ---------  ---------


                                                          MAY 31,
                                                           1999
                                                         ---------
Total assets:
  Domestic.............................................  $  89,110
  International........................................      4,565
                                                         ---------
  Consolidated.........................................  $  93,675
                                                         ---------
                                                         ---------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 11, 1999, by and among TMP Worldwide Inc., a Delaware corporation ("Buyer"), TMP Florida Acquisition Corp., a Florida corporation and a direct, wholly-owned subsidiary of Buyer ("Sub"), and LAI Worldwide, Inc., a Florida corporation ("Seller").

    WHEREAS, the Boards of Directors of Buyer, Sub and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer, Sub and Seller combine in order to advance the long-term business interests of Buyer, Sub and Seller;

    WHEREAS, the combination of Buyer, Sub and Seller shall be effected by the terms of this Agreement and in accordance with the Florida Business Corporation Act (the "FBCA") through a merger of Sub into Seller, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger");

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger in such form as is required by the relevant provisions of the FBCA (the "Articles of Merger") shall be duly executed and acknowledged by the appropriate parties hereto and thereafter delivered to the Department of State of the State of Florida for filing, as soon as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective at the time of filing on the date filed, as evidenced by the Department of State's date and time endorsement on the original Articles of Merger, as delivered to the Department of State for filing (the "Effective Time").

    SECTION 1.02 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII hereof (other than the conditions with respect to the documents to be delivered at the Closing), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103, unless another date, place or time is agreed to in writing by the parties.

    SECTION 1.03 EFFECTS OF THE MERGER. At the Effective Time (i) the separate corporate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to below as the "Constituent Corporations" and Seller following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be "LAI Worldwide, Inc."), and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. The Merger shall have the effects set forth in the FBCA.

    SECTION 1.04 DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.01 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the common stock, $.01 par value per share, of Seller ("Seller Common Stock"), or capital stock of Sub:

    (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK. All shares of Seller Common Stock that are owned directly or indirectly by Seller as treasury stock shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

    (c) EXCHANGE RATIO FOR SELLER COMMON STOCK. Subject to Section 2.02, each issued and outstanding share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.01(b) and any shares of Seller Common Stock which are held by shareholders who are dissenting shareholders pursuant to Sections 607.1301 through 607.1320 of the FBCA) shall be converted into the right to receive a fraction of a fully paid and non-assessable share of Buyer's Common Stock, $.001 par value per share ("Buyer Common Stock"), such fraction to be in the ratio (the "Exchange Ratio") as set forth herein. If the Average Stock Price (as hereinafter defined) is:

        (i) Greater than $64.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $8.45 by (B) the Average Stock Price (provided however, that if the Average Stock Price is greater than $64.00 but the Average Closing Stock Price is such that the product of the Exchange Ratio multiplied by the Average Closing Stock Price is less than $5.55, then the Exchange Ratio shall be adjusted to that quotient determined by dividing $5.55 by the Average Closing Stock Price);

        (ii) Equal to or greater than $42.00 but less than or equal to $64.00, the Exchange Ratio shall be 0.1321; or

       (iii) Less than $42.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $5.55 by (B) the Average Stock Price (provided that Buyer shall have the right to terminate this Agreement pursuant to Section 8.01(g) of this Agreement if the Average Stock Price is less than $42.00).

       "Average Stock Price" means the average of the daily closing prices of Buyer Common Stock for the twenty consecutive trading days ending on the second trading day immediately prior to the Closing Date. "Average Closing Stock Price" means the average of the daily closing prices of Buyer Common Stock for the two consecutive trading days ending on the trading day immediately prior to the Closing Date.

       All such shares of Seller Common Stock when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of

       Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

    (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring after the date hereof and prior to the Effective Time.

    SECTION 2.02 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Seller Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

    (a) EXCHANGE AGENT. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and Seller (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock for exchange in accordance with this Section 2.02, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Seller Common Stock and (ii) cash, as required, in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to Section 2.02(e).

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares of Seller Common Stock were converted pursuant to Section 2.01 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Buyer and Seller may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this
       Article II after taking into account all the shares of Seller Common Stock then held by such holder under all such Certificates so surrendered, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock and cash in lieu of any fractional shares of Buyer Common Stock as contemplated by this Section 2.02.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock to which such holder is entitled until the holder of record of such

       Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN SELLER COMMON STOCK. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Seller on such shares of Seller Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

    (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Stock Price.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller who have not previously complied with this Section
       2.02 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

    (g) NO LIABILITY. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING RIGHTS. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or Buyer, as the case may be.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

    SECTION 2.03 CONVERSION OF OPTIONS. At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock ("Seller Stock Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option to purchase the number of shares of Buyer Common Stock equal to the number of whole shares of Seller Common Stock subject to such option multiplied by the Exchange Ratio, at a price per share of Buyer Common Stock equal to (i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, and shall otherwise be subject to the terms of the Seller Employee Plans (as defined in Section 3.11) pursuant to which such options were issued and the agreements evidencing grants thereunder and shall thereupon be assumed by Buyer. Subject to the foregoing, the adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Subject to the adjustments noted herein, the duration and other terms of the option shall be the same as the original option except that all references to (i) Seller Common Stock shall be deemed to be references to Buyer Common Stock and (ii) the Company shall be deemed to be references to Buyer. Further, any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, phantom stock, bonus, award, right, grant or any other arrangement with any director or employee of Seller or any of its Subsidiaries shall be based on the terms of the respective Seller Employee Plan and the agreements evidencing grants thereunder. This
Section 2.03 is intended to be for the benefit of holders of options to purchase the Common Stock of Seller.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyer and Sub that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or the other item itself).

    SECTION 3.01 ORGANIZATION OF SELLER. Seller and each of its Subsidiaries (as defined below) which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Seller and its Subsidiaries, taken as a whole (a "Seller Material Adverse Effect"); provided, however, that for purposes of this Agreement, the following events, shall not be taken into account in determining whether there has been or would be a "Seller Material Adverse Effect" on or with respect to Seller and its Subsidiaries, taken as a whole: (A) changes, events or occurrences in the United States securities markets which are not specific to Seller and its Subsidiaries, (B) changes, events or occurrences in the world economy which are not specific to the Seller and its Subsidiaries,
(C) the existence of this Agreement or the transactions contemplated hereby or the announcement thereof, (D) any changes in generally accepted accounting principles ("GAAP") and (E) changes, events or occurrences relating to the executive search industry in general, and not specifically to Seller and its Subsidiaries. Seller has no Subsidiaries other than Subsidiaries which are corporations. Except as set forth in the Seller SEC Reports (as defined in Section 3.04(a)) filed on or prior to the date hereof and except for inactive Subsidiaries, neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or member (excluding partnerships and limited liability companies, the general partnership or membership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership or limited liability company or veto rights with respect to decisions made by or on behalf of such partnership or limited liability company), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    SECTION 3.02 SELLER CAPITAL STRUCTURE. (a) The authorized capital stock of Seller consists of 35,000,000 shares of Common Stock ("Seller Common Stock") and 3,000,000 shares of Preferred Stock ("Seller Preferred Stock"). As of February 28, 1999, (i) 8,082,953 shares of Seller Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Seller Common Stock were held in the treasury of Seller or by Subsidiaries of Seller, and (iii) no shares of Seller Preferred Stock were issued and outstanding. The Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of February 28, 1999 and the plans under which such options were granted, if applicable (collectively, the "Seller Stock Plans"). No material change in such capitalization has occurred between February 28, 1999 and the date of this Agreement. All shares of Seller Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Seller having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Seller may vote. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Seller Common Stock, Seller Preferred Stock, or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock or other equity interests of or in each of Seller's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) and other equity interests are owned by Seller or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 3.02 or as reserved for future grants of options and warrants under the Seller Stock Plans, there are no equity securities of any class of Seller or any of its Subsidiaries, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Seller, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Seller or any Subsidiary other than the Seller Voting Agreements.

    (c) No consent of the holders of the Seller Stock Options is required in connection with the conversion of the Seller Stock Options into options to acquire Buyer Common Stock in accordance with Section 2.03.

    SECTION 3.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under the FBCA; the vote of Seller's stockholders required to approve this Agreement and the Merger is a majority of the outstanding shares of Seller Common Stock on the record date for the Seller Meeting (as defined in Section 3.15), at which a quorum is present. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

    (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Articles of Merger with the Department of State of the State of Florida, (iii) the filing of the Proxy Statement (as defined in Section 3.15 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially interfere with the operations of any material facility of Seller or otherwise be reasonably likely to have a Seller Material Adverse Effect.

    SECTION 3.04 SEC FILINGS; FINANCIAL STATEMENTS. (a) Since the date of its initial public offering, and to the extent that their failure to do so would not be reasonably likely to have a Seller Material Adverse Effect, Seller and/or its Subsidiaries have filed all forms, reports and documents, including the exhibits thereto, required to be filed by Seller and/or its Subsidiaries with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (these forms, reports and documents, including the exhibits thereto, are referred to collectively as "Seller SEC Reports". The Seller SEC Reports (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Seller SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Seller and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Seller as of November 30, 1998 is referred to herein as the "Seller Balance Sheet."

    SECTION 3.05 NO UNDISCLOSED LIABILITIES. Except as set forth on the Seller Disclosure Schedule or as disclosed in the Seller SEC Reports or in press releases that have been made public by Seller and available at Nasdaq's website at http://www.nasdaq.com ("Seller Releases") filed prior to the date hereof, and except for normal or recurring liabilities incurred since November 30, 1998 in the ordinary course of business consistent with past practices, Seller and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

    SECTION 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Seller SEC Reports filed prior to the date hereof or Seller Releases, since the date of the Seller Balance Sheet, Seller and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Seller and its Subsidiaries, taken as a whole that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller or any of its Subsidiaries that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods, principles or practices to which Buyer has not previously consented in writing;
(iv) any revaluation by Seller of any of its assets that has had, or is reasonably likely to have, a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to
Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

    SECTION 3.07 TAXES. (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities, including without limitation, income, gross receipts, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, personal property, real property, worker's compensation, license, lease, service, service use, severance, windfall profits, customs and other taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    (b) Except as set forth on the Seller Disclosure Schedule, Seller and each of its Subsidiaries have (i) timely filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions) and will timely file all such Tax Returns required to be filed on or before the Closing Date, (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Seller), except in the case of clause (i),
(ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. The unpaid Taxes of the Seller and each of its Subsidiaries for tax periods through the Seller Balance Sheet date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Seller Balance Sheet by an amount that is reasonably likely to have a Seller Material Adverse Effect nor will unpaid Taxes of Seller and each of its Subsidiaries through the Closing Date exceed the accruals or reserves for Taxes (excluding reserves for deferred Taxes on the financial statements and the books and records of Seller) on the Closing Date. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Seller, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect; no waivers of time to assess any Tax are in effect and no requests for waiving of the time to assess any Tax are pending. Seller and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. There are no liens for Taxes upon the assets of Seller or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

    (c) Seller is not and never has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of any state or local laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of any other foreign jurisdiction) which includes a party other than Seller and its Subsidiaries nor does Seller owe any amount under any such agreement.

    (d) Neither Seller nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Seller or the Subsidiaries are subject to an election under Section 341(f) of the Code.

    (e) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (f) Neither Seller nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

    SECTION 3.08 PROPERTIES. (a) Seller has provided to Buyer a true and complete list of all real property leased by Seller or its Subsidiaries pursuant to leases providing for the occupancy of facilities with an annual rent in excess of $50,000 (collectively "Seller Material Lease(s)") and the location of the premises. With respect to each such Seller Material Lease and except as set forth on the Seller Disclosure Schedule: (i) the lease is legal, valid, binding, enforceable against Seller subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;
(iii) neither Seller nor, to the Seller's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sublease hold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries owns any real property.

    SECTION 3.09 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as disclosed in the Seller SEC Reports or delivered to Buyer or as set forth on the Seller Disclosure Schedule, there are no contracts, agreements or commitments that are required to be filed as an exhibit under the Exchange Act and the rules and regulations thereunder. Neither Seller nor any Subsidiary has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Seller SEC Reports or any other agreement, contract or commitment, the termination of which would have a Seller Material Adverse Effect ("Seller Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect. Each Seller Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Seller Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. None of the Seller Material Contracts is currently being renegotiated, and Seller has no knowledge that any Seller Material Contract will be the subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

    SECTION 3.10 LITIGATION. Except as described in the Seller SEC Reports filed prior to the date hereof or as set forth on the Seller Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Seller or any of its Subsidiaries pending or as to which Seller or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Seller or any of its Subsidiaries having, or insofar as reasonably can be foreseen in the future, would have a Seller Material Adverse Effect.

    SECTION 3.11 EMPLOYEE BENEFIT PLANS. (a) Seller has listed in Section 3.11 of the Seller Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement or severance plans or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Seller, any Subsidiary, or any entity which is a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Seller, or (iii) an affiliated service group, all within the meaning of
Section 414 of the Code, of which includes the Seller, or any Subsidiary of Seller (together, the "Seller Employee Plans").

    (b) With respect to each Seller Employee Plan, Seller has made available to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Seller Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan and (iv) the most recent actuarial report or valuation relating to a Seller Employee Plan subject to Title IV of ERISA.

    (c) With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.

    (d) With respect to the Seller Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case, in accordance with GAAP, on the financial statements of Seller, which obligations are reasonably likely to have a Seller Material Adverse Effect.

    (e) Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, except as set forth on the Seller Disclosure Schedule and except as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other key employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Seller providing any term of employment or compensation guarantee extending for a period longer than eighteen months from the date hereof and for the payment of compensation in excess of $200,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (f) There are no pending or, to Seller's knowledge, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Seller Benefit Plan; any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

    SECTION 3.12 COMPLIANCE WITH LAWS. Seller and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of their respective business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. Seller and its Subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits and rights ("Approvals") necessary for them to own lease or operate their properties and assets and to carry on their respective businesses as now conducted and there has occurred no default under any such Approval, or failure to obtain such Approval, which would in the aggregate have a Seller Material Adverse Effect.

    SECTION 3.13 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Seller nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

    SECTION 3.14 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Seller for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment the Registration Statement or a supplement to the Joint Proxy Statement, Seller shall promptly inform Buyer. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

    SECTION 3.15 LABOR MATTERS. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Seller or any of its Subsidiaries the subject of any material proceeding asserting that Seller or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Seller, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Seller or any of its Subsidiaries.

    SECTION 3.16 YEAR 2000 COMPLIANCE. The computer systems of Seller and its Subsidiaries (including, without limitation, all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant by September 30, 1999, except to the extent that any failure to be Year 2000 Compliant, either individually or in the aggregate, would not have a Seller Material Adverse Effect. The term "Year 2000 Compliant" as used herein means that the computer systems are (1) capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output,
(2) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (7) have the ability to recognize all "leap years", including February 29, 2000.

    Seller and its Subsidiaries do not believe that the lack of ability of their computer systems to properly interface with internal and external applications and systems of third parties with whom the Seller and its Subsidiaries exchange data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsources, data processors, regulatory agencies and banks) will have a Seller Material Adverse Effect.

    SECTION 3.17 NO EXISTING DISCUSSIONS. As of the date hereof, Seller has terminated all discussions or negotiations with any third party with respect to an Acquisition Proposal (as defined in Section 6.01(a)).

    SECTION 3.18 OPINION OF FINANCIAL ADVISOR. The financial advisor of Seller has delivered to the Board of Directors of Seller an opinion dated the date of approval by such Board of Directors of the terms hereof to the effect that the Exchange Ratio in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

    SECTION 3.19 ANTI-TAKEOVER LAWS; STOCKHOLDER RIGHTS AGREEMENT. Seller has taken or at or prior to the Closing will have taken, all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement. With respect to that certain Stockholder Rights Agreement between Seller and Chasemellon Shareholder Services, LLC dated as of December 30, 1998 (the "Stockholder Rights Agreement") and the preferred stock purchase rights issued under or pursuant thereto (the "Rights"), Seller has taken, or at or prior to the Closing will have taken, all actions necessary such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

    Buyer and Sub jointly and severally represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth herein in the disclosure schedule delivered by Buyer and Sub to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or the other item itself).

    SECTION 4.01 ORGANIZATION OF BUYER AND SUB. Buyer and Sub and each of Buyer's other Subsidiaries which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"); provided, however, that for purposes of this Agreement, the following events shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect" on or with respect to Buyer and its Subsidiaries, taken as a whole: (A) changes, events or occurrences in the United States securities markets which are not specific to Buyer and its Subsidiaries, (B) changes, events or occurrences in the world economy which are not specific to the Buyer and it Subsidiaries, (C) the existence of this Agreement or the transactions contemplated hereby or the announcement thereof, (D) any changes in GAAP, and
(E) changes, events or occurrences relating to the yellow page advertising, recruitment advertising or the executive search industries in general, and not specifically to Buyer and its Subsidiaries. Each of Buyer's Subsidiaries which is a limited partnership or a limited liability company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite statutory power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the failure to be so qualified would have a Buyer's Material Adverse Effect. Except as set forth in the Buyer SEC Reports (as defined in Section 4.04(a)) filed prior to the date hereof and with respect to acquisitions of third parties of which Buyer advises Seller after the closing thereof, neither Buyer nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association, or entity, excluding securities in any publicly traded company held for investment by Buyer and comprising less than five percent (5%) of the outstanding stock of such company.

    SECTION 4.02 BUYER CAPITAL STRUCTURE. (a) The authorized capital stock of Buyer consists of (i) 200,000 shares of 10.5% Cumulative Preferred Stock, par value $10.00 per share ("10.5% Cumulative Preferred Stock") (ii) 800,000 shares of Preferred Stock, par value $.001 per share ("Buyer Preferred Stock") (iii) 200,000,000 shares of Buyer Common Stock, and (iv) 39,000,000 shares of Class B Common Stock, par value $.001 per share ("Buyer Class B Common Stock"). As of February 28, 1999, there were outstanding no shares of 10.5% Cumulative Preferred Stock, no shares of Buyer Preferred Stock, 33,283,203 shares of Buyer Common Stock and 2,381,000 shares of Buyer Class B Common Stock. 3,590,988 shares of Buyer Common Stock are reserved for future issuance pursuant to stock options granted and outstanding as of February 28, 1999 under Buyer's stock option plans (collectively, the "Buyer Stock Plans"). There are no shares of Buyer Class B Common Stock reserved for future issuance. Except for the issuance of additional shares of Buyer Common Stock in acquisitions, no material change in such capitalization has occurred between February 28, 1999 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. The shares of Buyer Common Stock to be issued in the Merger will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable. Except with respect to approximately 50,000 shares of Buyer Common Stock, there are no obligations, contingent or otherwise, of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock, Buyer Class B Common Stock, 10.5% Cumulative Preferred Stock or Buyer Preferred Stock or the capital stock of any Subsidiary. All of the outstanding shares of capital stock of each of Buyer's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and such shares owned by Buyer (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Buyer or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Buyer's voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Buyer Stock Plans or as may be reserved for issuance from time to time in connection with acquisitions, there are no equity securities of any class of Buyer or any of its Subsidiaries, or any security exchangeable into or exercisable or convertible for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement except under Buyer Stock Plans or in connection with acquisitions. To the knowledge of Buyer, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer.

    SECTION 4.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Each of Buyer and the Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and Sub (including the approval of the Merger by Buyer as the sole stockholder of Sub). This Agreement has been duly executed and delivered by each of Buyer and Sub and constitutes the valid and binding obligation of each of Buyer and Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (b) The execution and delivery of this Agreement by each of Buyer and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or Sub,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Articles of Merger with the Department of State of the State of Florida, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (v) the approval by the Nasdaq National Market of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not interfere with the operation of any facility of Buyer or otherwise be reasonably likely to have a Buyer Material Adverse Effect.

    SECTION 4.04 SEC FILINGS; FINANCIAL STATEMENTS. (a) Since the date of its initial public offering, Buyer has filed all forms, reports and documents, including the exhibits thereto, required to be filed by Buyer with the SEC under the Securities Act or the Exchange Act (these forms, reports and documents are referred to collectively as "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buyer as of September 30, 1998 is referred to herein as the "Buyer Balance Sheet."

    SECTION 4.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Buyer SEC Reports or in press releases that have been made public by Buyer and are available at Nasdaq's website at ("Buyer Releases") filed prior to the date hereof, and except for normal or recurring liabilities incurred since September 30, 1998 in the ordinary course of business consistent with past practices, Buyer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

    SECTION 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof or Buyer Releases, since the date of the Buyer Balance Sheet, Buyer and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Buyer and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer or any of its Subsidiaries that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (iii) any material change by Buyer in its accounting methods, principles or practices to which Seller has not previously consented in writing;
(iv) any revaluation by Buyer of any of its assets that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; or (v) any other action or event that would have required the consent of Seller pursuant to
Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement.

    SECTION 4.07 TAXES. Buyer and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. The unpaid Taxes of the Buyer and each of its Subsidiaries for tax periods through the Buyer Balance Sheet date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Buyer Balance Sheet by an amount that is reasonably likely to have a Buyer Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Buyer, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Buyer and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. There are no liens for Taxes upon the assets of Buyer or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

    SECTION 4.08 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as delivered to Seller or as set forth on the Buyer Disclosure Schedule, there are no contracts, agreements or commitments that are required to be filed as an exhibit under the Exchange Act and the rules and regulations thereunder. Neither Buyer nor any Subsidiary has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Buyer SEC Reports or any other agreement, contract or commitment the termination of which would have a Buyer Material Adverse Effect ("Buyer Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Each Buyer Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Buyer Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. Except for employment agreements, none of the Buyer Material Contracts is currently being renegotiated in any material respect, and Buyer has no knowledge that any Buyer Material Contract will be subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

    SECTION 4.09 LITIGATION. Except as described in the Buyer SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Buyer or any of its Subsidiaries pending or as to which Buyer or any Subsidiary has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Buyer or any of its Subsidiaries having, or insofar as reasonably can be foreseen in the future, would have a Buyer Material Adverse Effect.

    SECTION 4.10 COMPLIANCE WITH LAWS. Buyer and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of their respective business, or the ownership or operation of their business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect. Buyer and its Subsidiaries have all Approvals necessary for them to own, lease or operate their properties and to carry on their respective businesses as now conducted and there has occurred no default under any such Approval, or failure to obtain such Approval, which would not in the aggregate have a Buyer Material Adverse Effect.

    SECTION 4.11 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

    SECTION 4.12 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation) shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Buyer shall promptly inform Seller. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller specifically for inclusion or incorporation by reference in the Registration Statement.

    SECTION 4.13 YEAR 2000 COMPLIANCE. The computer systems of Buyer and its Subsidiaries (including, without limitation, all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant by September 30, 1999, except to the extent that any failure to be Year 2000 Compliant, either individually or in the aggregate, would not have a Buyer Material Adverse Effect. The term "Year 2000 Compliant" as used herein means that the computer systems are (1) capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output,
(2) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (7) have the ability to recognize all "leap years", including February 29, 2000.

    The computer systems of Buyer and its Subsidiaries have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom Buyer and its Subsidiaries exchange data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsources, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance.

    SECTION 4.14 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V
                              CONDUCT OF BUSINESS

    SECTION 5.01 COVENANTS OF SELLER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Seller shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Buyer:

    (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

    (b) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement or purchase any shares of Seller Common Stock;

    (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees, which options represent in the aggregate the right to acquire no more than 200,000 shares (net of cancellations) of Seller Common Stock, or (ii) the issuance of shares of Seller Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement;

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

    (e) Sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $100,000 except as required to carry on Seller's business in the usual, regular and ordinary course;

    (f) Except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, provided, however, that Seller may enter into employment or severance arrangements with those employees or officers who earn or have earned less than $100,000 annually, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses based on the performance of Seller and its employees during the Seller's fiscal year ended February 28, 1999 which are consistent in nature and amount with Seller's bonus payments for its prior year or in accordance with contracts in effect on the date hereof;

    (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

    (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price;

    (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

    (j) Except in the ordinary course of business, modify, amend or terminate any Seller Material Contract or waive, release or assign any material rights or claims;

    (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

    (l) Change its methods of accounting as in effect at February 28, 1999;

    (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Seller to Buyer;

    (n) Make any cash disbursement exceeding $250,000 for any single item or related series of items except as expressly set forth in the Seller Disclosure Schedule or except as consistent with the capital budget furnished by Seller to Buyer;

    (o) Invest funds in debt securities or other instruments in each case maturing more than 90 days after the date of investment;

    (p) Adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby;

    (q) Permit the purchase of Seller Common Stock pursuant to Seller's Employee Stock Purchase Plan; or

    (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (q) above.

    SECTION 5.02 COVENANTS OF BUYER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself and its respective Subsidiaries (except to the extent that Seller shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Buyer shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Seller:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement or purchase any shares of Buyer Common Stock;

    (b) Amend or propose to amend its charter or bylaws;

    (c) Change its methods of accounting as in effect at December 31, 1998; or

    (d) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (c) above.

    SECTION 5.03 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

    SECTION 5.04 CONFIDENTIALITY. The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement dated as of February 2, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

    SECTION 5.05 NOTICES OF CERTAIN EVENTS. Each of Buyer and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice of other communication from any Governmental Entity in connection with the Merger; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Buyer or Seller or their respective Subsidiaries that relate to the consummation of the Merger.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01 NO SOLICITATION. (a) Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any Substantial part of the business or properties of the Seller or any of its Subsidiaries or any Substantial part of the capital stock of the Seller or any of its Subsidiaries, whether by merger, consolidation, business combination, purchase of Substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); provided, however, that if the Board of Directors of Seller determines in good faith, based on the advice of outside counsel and of an investment banker, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, Seller, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable, as determined by the Board of Directors in good faith, than the transaction contemplated by this Agreement (a "Superior Proposal"), may (x) furnish non-public information with respect to Seller to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. The term "Substantial" as used herein means (i) 10% or more of the capital stock of Seller or any Subsidiary or (ii) the assets of Seller and/or its Subsidiaries representing 10% or more of the consolidated assets of Seller as set forth on the Seller Balance Sheet or generating 10% or more of Seller's consolidated revenue, operating profit or net income for the nine months ended November 30, 1998.

    The Board of Directors of Seller shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Superior Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal or (3) cause Seller to enter into any letter of intent, agreement in principle or other agreement with respect to an Acquisition Proposal unless, in the case of (3), the Board of Directors of Seller (x) shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, (y) shall then terminate this Agreement pursuant to the termination provisions of Section 8.01 and (z) shall then pay to Buyer the fees and expenses set forth in Section 8.03. Notwithstanding anything to the contrary contained herein, Seller may only take any of the actions permitted in clauses (1), (2) and (3) above after the second business day following Buyer's receipt of written notice advising Buyer that Seller has received a Superior Proposal, specifying the terms of the

Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to a Superior Proposal shall necessitate an additional two business day period).

    Nothing contained in this Section shall prohibit Seller from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act with regard to an Acquisition Proposal.

    (b) Seller shall notify Buyer immediately after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

    SECTION 6.02 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and file with the SEC the Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until the Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Seller shall mail the Proxy Statement to its shareholders as soon as possible after the Registration Statement is declared effective.

    SECTION 6.03 NASDAQ QUOTATION. Seller agrees to use reasonable efforts to continue the quotation of Seller Common Stock on the Nasdaq National Market during the term of this Agreement.

    SECTION 6.04 ACCESS TO INFORMATION. Upon reasonable notice, Seller and Buyer shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Seller and Buyer shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    SECTION 6.05 STOCKHOLDER MEETING. The Seller, acting through its Board of Directors, shall, subject to and according to applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Seller may withdraw such recommendation as permitted by Section 6.01.

    SECTION 6.06 LEGAL CONDITIONS TO MERGER. (a) Seller and Buyer shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (b) Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer and Seller shall mutually direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, and shall afford each other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Seller, Buyer nor any of their respective Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, or (ii) take any action under this Section
6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

    (c) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

    SECTION 6.07 PUBLIC DISCLOSURE. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as, in the reasonable judgment of the Board of Directors of either Buyer or Seller, may be required by law or the rules and regulations of Nasdaq.

    SECTION 6.08 REORGANIZATION. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 6.09 POOLING ACCOUNTING. From and after the date hereof and until the Effective Time, neither Seller nor Buyer, nor any of their respective Subsidiaries, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

    SECTION 6.10 AFFILIATE AGREEMENTS. Upon the execution of this Agreement, Seller will provide Buyer with a list of those persons who are, in Seller's reasonable judgment, "affiliates" of Seller, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" of Seller within the meaning of Rule 145 is referred to as an "Affiliate"). Seller shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list and shall notify Seller in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller shall have delivered or caused to be delivered to Buyer, prior to the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit A (collectively, the "Affiliate Agreements"). Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer). Buyer shall publish through the filing of a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, no later than 45 days and 90 days respectively, after the end of the first quarter after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135. This Section 6.10 is intended to be for the benefit of affiliates of the Seller.

    SECTION 6.11 NASDAQ NATIONAL MARKET LISTING. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the Nasdaq National Market, subject to official notice of issuance, on or prior to the Closing Date.

    SECTION 6.12 STOCK PLANS. (a) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in the Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.03 after giving effect to the Merger).

    (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under Seller Stock Plans assumed in accordance with Section 2.03. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. This Section 6.12(b) is intended to be for the benefit of holders of options to purchase the Common Stock of Seller.

    SECTION 6.13 CERTAIN EMPLOYEE BENEFIT PLAN OBLIGATIONS. Buyer shall make its standard health (including medical insurance, life insurance and disability plans) available to the Seller's employees, and shall waive any preexisting condition, waiting period or insurability limitation whether or not required under the Health Insurance Portability and Accountability Act of 1996.

    SECTION 6.14 INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Buyer and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officer, employees or agents of Seller and its Subsidiaries as provided in their respective Articles or Certificates of Incorporation or by-laws (or comparable organizational documents) and any indemnification agreements or arrangements of Seller shall be assumed by Buyer, shall survive the Merger and shall continue in full force and effect, without amendment, for six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer shall pay any expenses of any indemnified person under this Section 6.14 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under applicable law upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under applicable law. Buyer shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of Seller and its Subsidiaries who become directors or officers of Buyer or its Subsidiaries will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Buyer.

    (b) In the event that either of the Surviving Corporation or Buyer or any of its successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 6.14.

    (c) The provisions of this Section 6.14 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    (d) For six years after the Effective Time, Buyer or the Surviving Corporation shall maintain in effect the Seller's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Sellers' directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to Seller's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that Buyer may substitute therefor policies of Buyer or its Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers.

    (e) Buyer shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 6.14.

    SECTION 6.15 BROKERS OR FINDERS. Each of Buyer and Seller represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except for Robert W. Baird & Co. Incorporated, whose fees and expenses will be paid by Seller in accordance with Seller's agreements with such firms (a copy of which have been delivered by Seller to Buyer prior to the date of this Agreement).

    SECTION 6.16 COMFORT LETTERS FROM SELLER'S ACCOUNTANTS. Seller shall use reasonable efforts to cause to be delivered to Buyer and Seller a letter of Arthur Andersen LLP, Seller's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 6.17 COMFORT LETTER FROM BUYER'S ACCOUNTANTS. Buyer shall use reasonable efforts to cause to be delivered to Seller and Buyer a letter of BDO Seidman, LLP, Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Seller, in form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 6.18 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Seller or its Subsidiaries prior to the Effective Time. Nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

    SECTION 6.19 NO RIGHTS TRIGGERED. Seller shall take all actions necessary, and Buyer shall cooperate in the taking of such actions, such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

    SECTION 6.20 RELEASE OF LOCKUPS. Seller shall use its best efforts to obtain from Robert W. Baird & Co. Incorporated ("Baird") the release of all lockup agreements, effective as of the Effective Time, in effect as of the date of this Agreement between Baird and certain current or former holders of Seller Common Stock with respect to the Seller Common Stock.

    SECTION 6.21 GUARANTY OF CERTAIN OBLIGATIONS. Buyer hereby unconditionally and irrevocably guarantees, and shall cause the Surviving Corporation to guarantee, the obligations of the Seller and its Subsidiaries under the agreements specified on Exhibit B hereto. The provisions of this Section 6.21 are intended to be for the benefit of the officers, directors and employees of Seller and its Subsidiaries parties to the agreements set forth in Exhibit B hereto.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

    SECTION 7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Seller Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Meeting, at which a quorum is present.

    (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) APPROVALS. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or Seller Material Adverse Effect shall have been filed, been obtained or occurred.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) NO INJUNCTIONS. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (f) POOLING LETTERS. Buyer and Seller shall have received letters from Arthur Andersen LLP, and BDO Seidman, LLP, regarding the concurrence of such accountants with Buyer's and Seller's management's conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, as contemplated to be effected as of the date of the letters, it being agreed that Buyer and Seller shall each provide reasonable cooperation to Arthur Andersen LLP and BDO Seidman, LLP to enable them to issue such letters.

    (g) NASDAQ NATIONAL MARKET LISTING. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

    SECTION 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER AND SUB. The obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Sub:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct (without giving effect as to any limitation as to "materiality" or "Seller Material Adverse Effect"), individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect or a material adverse effect upon the ability of Seller to consummate the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

    (c) PERMITS AND LICENSES. All permits, licenses and other governmental authorizations required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses and authorizations subsequent to the Effective Time shall have been obtained; except where the lack of such permits, licenses and other governmental authorizations or approvals for same shall not have, individually or in the aggregate, a Seller Material Adverse Effect.

    (d) DISSENTING SHAREHOLDERS. The shares of Seller Common Stock held by dissenting shareholders shall not exceed 10% of the shares of Seller Common Stock issued and outstanding on the Closing Date.

    (e) STOCKHOLDER RIGHTS AGREEMENT. Seller shall have taken all actions necessary such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

    (f) OPINION. Buyer and Sub shall have received the written opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, counsel to Seller, as to the due organization of Seller and the corporate authority of Seller to enter into this Agreement and that the shares of Seller Common Stock to be acquired in the Merger have been duly authorized, validly issued and are fully paid and non-assessable shares of the capital stock of Seller.

    SECTION 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct (without giving effect as to any limitation as to "materiality" or "Buyer Material Adverse Effect"), individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect upon the ability of Buyer and Sub to consummate the transactions contemplated hereby; and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF BUYER AND SUB. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

    (c) TAX OPINION. Seller shall have received the opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, counsel to Seller, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (it being agreed that Buyer and Seller shall each provide reasonable cooperation to such firm to enable them to render such opinion).

    (d) OPINION. Seller shall have received the written opinion of Fulbright & Jaworski L.L.P., counsel to Buyer and Sub, as to the due organization of Buyer and the corporate authority of Buyer to enter into this Agreement and that the shares of Buyer Common Stock to be issued in the Merger have been duly authorized, validly issued and are fully paid and non-assessable shares of the capital stock of Buyer.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    SECTION 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or Buyer:

    (a) by mutual written consent of Buyer and Seller; or

    (b) by either Buyer or Seller if the Merger shall not have been consummated by September 30, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by either Buyer or Seller, if at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

    (e) by Buyer, if (i) the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger; (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within 10 business days after its receipt of Buyer's request; (iii) the Board of Directors of Seller shall have recommended to the stockholders of Seller an Acquisition Proposal; (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; or (v) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or

    (f) by Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
       Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and
       (ii) shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party; or

    (g) by Buyer in the event that the Average Stock Price is less than $42.00;
       or

    (h) by Seller if the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger because it has accepted a Superior Proposal and Seller has paid Buyer's expenses pursuant to Section 8.03(b).

    SECTION 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Seller, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.04 and 8.03; provided that any such termination shall not limit liability for any wilful breach of this Agreement and the provisions of Sections 5.04 and 8.03 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

    SECTION 8.03 FEES AND EXPENSES. (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

    (b) Seller shall pay Buyer up to $2,000,000 as reimbursement for expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Buyer pursuant to (i) Section 8.01(e), (ii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.02(a), (iii) Section 8.01(f) or (iv)
       Section 8.01(h).

    (c) In addition to the expenses specified above, Seller shall pay Buyer a termination fee of $2,000,000 upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e) or by Seller pursuant to Section 8.01(h); or

        (ii) the termination of this Agreement by Buyer pursuant to Section 8.01(f) after a willful breach by Seller of this Agreement, provided at the time of such breach, Seller shall have received an Acquisition Proposal; or

       (iii) the termination of the Agreement by Buyer pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced an Acquisition Proposal relating to Seller which shall not have been absolutely and unconditionally withdrawn and abandoned.

    (d) Buyer shall pay Seller up to $2,000,000 as reimbursement for expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon
       (A) the termination of this Agreement by Seller pursuant to (i) Section 8.01(b) as a result of the failure to satisfy the condition set forth in
       Section 7.03(a), or (ii) Section 8.01(f) or (B) the termination of this Agreement by Buyer pursuant to Section 8.01(g).

    (e) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), or 8.03(d) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c), or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

    SECTION 8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or of Buyer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.01, 2.02, 2.03, 6.10, 6.11, 6.12, 6.13, 6.14, 6.21 and Article IX. The
Confidentiality Agreements shall survive the execution and delivery of this Agreement.

    SECTION 9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by Federal Express to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Buyer or Sub, to

                 TMP Worldwide Inc.
                 1633 Broadway
                 New York, NY 10019
                 Attn: Andrew J. McKelvey
                      Myron Olesnyckyj

           with a copy to:

                 Fulbright & Jaworski L.L.P.
                 666 Fifth Avenue
                 New York, NY 10103
                 Attn: Gregg J. Berman
                      Roy Goldman

(a)        if to Seller, to

                 LAI Worldwide, Inc.
                 Thanksgiving Tower, Suite 4150
                 1601 Elm Street
                 Dallas, TX 75201
                 Attn: Robert L. Pearson
                      Patrick J. McDonnell

           with a copy to:

                 Trenam, Kemker, Scharf, Barkin, Frye, O'Neill,
                 & Mullis, Professional Association
                 2700 Barnett Plaza
                 101 E. Kennedy Boulevard
                 Tampa, FL 33601
                 Attn: Richard Leisner

    SECTION 9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided in Section 9.01 (with respect to Sections 2.01, 2.02, 2.03, 6.10, 6.11, 6.13, 6.14, 6.21 and
this Article IX) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

    SECTION 9.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

    SECTION 9.07 JURISDICTION. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this agreement in any court other than a Federal court sitting in the State of New York or a New York state court.

    SECTION 9.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties provided that Sub may assign its rights hereunder to Buyer or a Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 9.09 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    SECTION 9.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than a court of the United States located in the State of New York or a New York state court.

    SECTION 9.11 NO RULE OF CONSTRUCTION. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

    IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                TMP WORLDWIDE INC.

                                By:           /s/ MYRON F. OLESNYCKYJ
                                     -----------------------------------------

                                TMP FLORIDA ACQUISITION CORP.

                                By:           /s/ MYRON F. OLESNYCKYJ
                                     -----------------------------------------

                                LAI WORLDWIDE, INC.

                                By:            /s/ ROBERT L. PEARSON
                                     -----------------------------------------

                                                                         ANNEX B

                               [BAIRD LETTERHEAD]

                                              March 10, 1999

Board of Directors
LAI Worldwide, Inc.
1601 Elm Street
Thanksgiving Tower, Suite 4150
Dallas, Texas 75201-4768

Gentlemen:

    LAI Worldwide, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with TMP Worldwide Inc. ("Buyer") and TMP Florida Acquisition Corp. ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will be merged with and into the Company (the "Merger") and each share of common stock, $.01 par value per share ("Company Common Stock"), of the Company (other than shares owned directly or indirectly by the Company as treasury stock or any shares of Company Common Stock held by shareholders who are dissenting shareholders as defined in the Agreement) will be converted into the right to receive a fraction of a share of Buyer's Common Stock, $.001 par value per share ("Buyer Common Stock"), equal to the "Exchange Ratio" (as hereinafter defined).

    The Exchange Ratio will be calculated in the following manner. If the Average Stock Price (as hereinafter defined) is greater than $64.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $8.45 by
(B) the Average Stock Price (provided, however, that if the Average Stock Price is greater than $64.00 but the Average Closing Stock Price (as hereinafter defined) is such that the product of the Exchange Ratio multiplied by the Average Closing Stock Price is less than $5.55, then the Exchange Ratio shall be adjusted to that quotient determined by dividing $5.55 by the Average Closing Stock Price). If the Average Stock Price is equal to or greater than $42.00 but less than or equal to $64.00, the Exchange Ratio shall be 0.1321. If the Average Stock Price is less than $42.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $5.55 by (B) the Average Stock Price (provided the Buyer shall have the right to terminate the Agreement if the Average Stock Price is less than $42.00). "Average Stock Price" means the average of the daily closing prices of Buyer Common Stock for the twenty consecutive trading days ending on the second trading day immediately prior to the Closing Date. "Average Closing Stock Price" means the average of the daily closing prices of Buyer Common Stock for the two consecutive trading days ending on the trading day immediately prior to the Closing Date.

    You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock (other than Buyer and its affiliates).

Board of Directors
LAI Worldwide, Inc.
March 10, 1999
Page 2

    Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and the Buyer furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's and the Buyer's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company's and Buyer's common stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and Buyer with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and
(vi) reviewed certain potential pro forma effects of the Merger. We have held discussions with certain members of the Company's and Buyer's respective senior management concerning the Company's and Buyer's historical and current financial condition and operating results, as well as the future prospects of the Company and Buyer, respectively. With the exception of one prospective purchaser, we have not been requested and we did not solicit third party interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company and the Buyer, and have not assumed any responsibility to verify any such information. We have also assumed, with your consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Buyer are as set forth in their respective financial statements; (ii) the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles; (iii) the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and (iv) the Merger will be consummated in accordance

Board of Directors
LAI Worldwide, Inc.
March 10, 1999
Page 3

with the terms of the Agreement, without any amendment thereto and without waiver by the Company or Buyer of any of the conditions to their respective obligations thereunder. We have also assumed that the estimates regarding the Company's results for the fiscal year ended February 28, 1999 and the financial projections examined by us in connection with the rendering of this opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of (i) the Company's senior management as to the Company's financial results for the year ended February 28, 1999 and (ii) the Company's and Buyer's senior management as to the future performance of the Company and Buyer, respectively. At the direction of the Company, we have not considered any expense increases, cost savings, operating synergies or other projected combined benefits that might result from the Merger and have excluded estimated transaction expenses relating to the Merger from our analyses. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Buyer nor have we made a physical inspection of the properties or facilities of the Company or Buyer. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

    Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus to be provided to the Company's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Furthermore, we express no opinion as to the price or trading range at which any of the Company's or Buyer's securities will trade at any time. Baird has acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, part of which is payable upon the preparation and delivery of this fairness opinion and part of which is contingent upon consummation of the Merger. In the past, we have provided investment banking services to the Company, including acting as financial advisor to the Company in connection with its acquisition of Ward Howell International, Inc. and serving as managing underwriter in both its initial public offering and secondary offering of Company Common Stock in July 1997 and June 1998, respectively, for which we received customary compensation.

Board of Directors
LAI Worldwide, Inc.
March 10, 1999
Page 4

    In the ordinary course of our business, we may from time to time trade the securities of the Company or Buyer for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Buyer and its affiliates).

                                          Very truly yours,

                                          /s/ Robert W. Baird & Co. Incorporated

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the corporation as a director, officer, employee, or agent of any other corporation or enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145(b) provides that a Delaware corporation may indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (B) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145. TMP's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

    TMP's Bylaws provide that TMP shall indemnify certain persons, including officers, directors, and controlling persons, to the fullest extent permitted by the General Corporation Law of the State of Delaware. TMP has also entered into indemnification agreements with its current directors and executive officers. Reference is made to the Bylaws and Form of Indemnification Agreement incorporated herein by reference herein.

    The Florida Business Corporation Act, as amended (the "Florida Act"); provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

    Under the terms of LAI's Articles of Incorporation and Bylaws, LAI may indemnify any director, officer or employee or any former director, officer or employee to the fullest extent permitted by law.

    LAI has entered into agreements (the "Indemnification Agreements") with each of the directors and certain officers of LAI pursuant to which LAI agrees to indemnify each such person against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such person and arising out of his capacity or service as a director, officer, employee, stockholder, partner, consultant, independent contractor and/or agent of LAI. In addition, each such person generally shall be entitled to an advance of expenses to meet the obligations indemnified against. For the benefit and on behalf of each of its directors, LAI maintains insurance that provides coverage with respect to liabilities that may arise under the statutory provisions referred to above and other liabilities as well, including certain liabilities that could arise under the Securities Act of 1933 and against which such persons might not be indemnified by LAI.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

  EXHIBIT
  NUMBER                                                     EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Scheme Implementation Agreement, dated August 17, 1998, between Morgan & Banks Limited and TMP Worldwide
             Inc.+

       2.2   Agreement and Plan of Merger, dated March 11, 1999, among TMP Worldwide Inc., TMP Florida Acquisition
             Corp. and LAI Worldwide, Inc.*

       3.1   Certificate of Incorporation.***

       3.2   Bylaws.***

       4.1   Form of Common Stock Certificate.***

         5   Opinion of Fulbright & Jaworski L.L.P. regarding legality.

      10.1   Form of Employee Confidentiality and Non-Solicitation Agreement.***

      10.2   Form of Indemnification Agreement.***

      10.3   1996 Stock Option Plan.***

      10.4   Form of Stock Option Agreement under 1996 Stock Option Plan.***

      10.5   1996 Stock Option Plan for Non-Employee Directors.***

      10.6   Form of Stock Option Agreement under 1996 Stock Option Plan for Non-Employee Directors.***

      10.7   Lease, dated as of October 31, 1978, between Telephone Marketing Programs Inc. and PDC Realty Inc. as
             agent for MRI Broadway Rental, Inc., as modified by modifications dated January, 1979 and June 20,
             1991.***

      10.8   Share Sale and Purchase Agreement, dated July 2, 1996, relating to the entire issued share capital of
             Neville Jeffress Australia Pty Limited, between Neville Jeffress Holding Pty Limited, Petzow Holdings
             Pty Ltd., TMP Australia Pty Limited and Neville Jeffress Australia Pty Ltd.***

      10.9   Asset Purchase Agreement, dated as of January 3, 1995, by and among Rogers Acquisition Corp., Rogers &
             Associates Advertising, Inc., Curtis Rogers, Steven Schmidt and Ronni Rogers.***

     10.10   Amended and Restated Accounts Receivable Management and Security Agreement, dated as of June 27, 1996, between TMP Worldwide Inc. and BNY Financial Corporation, as amended by Amendment No. 1 to Amended and
             Restated Accounts Receivable Management and Security Agreement, dated as of August 29, 1996.***

     10.11   Agreement and Plan of Merger of TMP Worldwide Inc., Worldwide Classified Inc., McKelvey Enterprises,
             Inc. and Telephone Marketing Programs Incorporated.***

     10.12   Stock Purchase Agreement, dated May 26, 1977, among Telephone Marketing Programs, Inc., Andrew J.
             McKelvey, Timothy P. Hanley and Bard Publishing Company, as amended on June 15, 1977.***

     10.13   Agreement, dated as of January 3, 1995, among Andrew J. McKelvey, Aeronautic Media, Inc. and McKelvey
             Enterprises, Inc. relating to a yacht.***

     10.14   Stock Purchase Agreement, dated as of January 1, 1996, between Andrew J. McKelvey and McKelvey
             Enterprises, Inc., relating to the common stock of Volando, Inc.***

     10.15   Contribution Agreement, dated as of January 1, 1996, between Andrew J. McKelvey and McKelvey
             Enterprises, Inc., relating to the common stock of EPI Aviation, Inc.***

  EXHIBIT
  NUMBER                                                     EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
     10.16   Lease Agreement, dated as of June 1, 1996, by and between TPH and AJM, a partnership, and Telephone
             Directory Advertising, Inc.***

     10.17   Contribution Agreement, dated as of July 16, 1996, between Andrew J. McKelvey and McKelvey Enterprises,
             Inc. relating to the common stock of General Directory Advertising Services, Inc.***

     10.18   Stock Purchase Agreement, dated as of August 15, 1996, between Andrew J. McKelvey and McKelvey
             Enterprises, Inc., relating to the common stock of National Media Holding Company, Inc.***

     10.19   Stock Purchase Agreement, dated as of September 1, 1996, between Andrew J. McKelvey and McKelvey
             Enterprises, Inc., relating to the common stock of Telephone Directory Advertising, Inc.***

     10.20   Stock Purchase Agreement, dated as of September 4, 1996, between Andrew J. McKelvey and McKelvey
             Enterprises, Inc., relating to the common stock of S.M.E.T. Servizio Marketing Elenchi Telefonici
             s.r.l.***

     10.21   Agreement, dated as of March 17, 1996, between TMP Worldwide Inc. and George Eisele, as amended by
             Amendment 1 to Agreement, dated as of September 5, 1996.***

     10.22   Management Agreement, dated as of January 1, 1996, between Cala Services Inc. and Cala H.R.C. Ltd.***

     10.23   Lease Agreement, dated May 15, 1993, between 12800 Riverside Drive Corporation and TMP Worldwide Inc.,
             as amended by Amended No. 1 to Lease Agreement, dated June 1, 1993.***

     10.24   Indenture, dated April 29, 1988, between International Drive, L.P. and Telephone Marketing Program,
             Inc.***

     10.25   Amended and Restated Employment Agreement, dated as of September 11, 1996, between TMP Interactive Inc.
             and Jeffrey C. Taylor.***

     10.26   Amendment No. 1 to Employment Agreement, dated October 21, 1996, between TMP Worldwide Inc. and James J.
             Treacy.++

     10.27   Amendment No. 1 to Employment Agreement, dated November 15, 1998, between TMP Worldwide Inc. and Andrew
             J. McKelvey.++

     10.28   Warrant Agreement, dated October 13, 1993, between TMP Worldwide Inc. and BNY Financial Corporation, as amended by an amendment dated December 31, 1995.***

     10.29   Form of Option Agreement, dated as of January 1, 1995, relating to options issued to shareholders and/or principals of Kidd, Schenider & Dersch, Inc.***

     10.30   Amendment No. 3 to Amended and Restated Accounts Receivable Management and Security Agreement, dated as of May 15, 1997, between BNY Financial Corporation and TMP Worldwide Inc.**

     10.32   Management Agreement, dated June 1, 1997, between Dir-Ad Services Inc./Les Services Dir-Ad Inc. and TMP
             Worldwide Ltd.**

     10.33   Third Amended and Restated Accounts Receivable Management and Security Agreement, dated as of November
             5, 1998, between BNY Financial Corporation and TMP Worldwide Inc.++

     10.34   Amendment No. 1 to Third Amended and Restated Accounts Receivable Management and Security Agreement

     10.35   Amendment No. 2 to Third Amended and Restated Accounts Receivable Management and Security Agreement

        21   Subsidiaries of the Company.*

  EXHIBIT
  NUMBER                                                     EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
      23.1   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

      23.2   Consent of BDO Seidman, LLP

      23.3   Consent of Pannell Kerr Forster

      23.4   Consent of Arthur Andersen LLP

        24   Power of Attorney (on signature page).

------------------------

* Incorporated by reference to TMP's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No.: 000-21571).

** Incorporated by reference to Exhibits to the Registration Statement on Form S-1 (Registration No. 333-31657).

*** Incorporated by reference to Exhibits to the Registration Statement on Form
    S-1 (Registration No. 333-12471).

+ Incorporated by reference to Exhibits to the Registration Statement on Form S-3 (Registration No. 333-63499).

++ Incorporated by reference to Exhibits to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (Registration No. 000-21571).

(2) FINANCIAL STATEMENT SCHEDULES

    See Index to Financial Statements at page F-1.

ITEM 22. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE OFFERING THEREOF.

(d) Insofar as indemnities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the certificate of incorporation, as amended, the Bylaws, as amended, of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the case.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, TMP Worldwide Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York, on the 6th day of July 1999.

                                TMP WORLDWIDE INC.

                                By:            /s/ ANDREW J. MCKELVEY
                                     -----------------------------------------
                                                 Andrew J. McKelvey
                                           CHAIRMAN OF THE BOARD AND CEO

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. McKelvey and James J. Treacy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ ANDREW J. MCKELVEY
------------------------------  Chairman of the Board, CEO     July 6, 1999
      Andrew J. McKelvey          and Director

                                Chief Operating Officer,
     /s/ JAMES J. TREACY          Executive Vice
------------------------------    President--Finance and       July 6, 1999
       James J. Treacy            Strategy and Director

      /s/ BART CATALANE         Chief Financial Officer
------------------------------    (principal financial and     July 6, 1999
        Bart Catalane             accounting officer)

     /s/ GEORGE R. EISELE
------------------------------  Director                       July 6, 1999
       George R. Eisele

     /s/ JOHN R. GAULDING
------------------------------  Director                       July 6, 1999
       John R. Gaulding

     /s/ MICHAEL KAUFMAN
------------------------------  Director                       July 6, 1999
       Michael Kaufman

        /s/ JOHN SWANN
------------------------------  Director                       July 6, 1999
          John Swann